As filed with the Securities and Exchange Commission on July 25, 2008.
Registration No. 333-[ • ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WILLIS GROUP HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	6411	98-0352587
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Willis Group Limited
The Willis Building
51 Lime Street
London EC3M 7DQ, England
44 203 124 6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam G. Ciongoli
General Counsel
Willis Group Holdings Limited
One World Financial Center
200 Liberty Street, 7th Floor
New York, New York 10281
(212) 915-8899
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Roberts, Esq. Michael J. Aiello, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	A. Brent King General Counsel Hilb Rogal & Hobbs Company The Hilb Rogal & Hobbs Building 4951 Lake Brook Drive, Suite 500 Glen Allen, Virginia 23060 (804) 747-6500	Edward D. Herlihy, Esq. Nicholas G. Demmo, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000

Approximate date of commencement of proposed sale to the public:  as soon as practicable following the effectiveness of this registration statement, satisfaction or waiver of the other conditions to closing of the merger described herein, and consummation of the merger.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

*	Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Unit	Offering Price(2)	Fee(3)
Common Stock, par value $0.000115 per share	29,462,196	N/A	$926,586,050.55	$36,414.83

(1)	Represents the maximum number of shares of the registrant’s common stock, par value $0.000115 per share, issuable upon completion of the merger described herein, calculated as 19.9% of (i) the total number of shares of Willis common stock outstanding as of July 23, 2008 plus (ii) 6,329,351 shares of the registrant’s common stock subject to options exercisable prior to the expected closing of the merger. The maximum number of shares of the registrant’s common stock that are issuable pursuant to the Agreement and Plan of Merger, dated as of June 7, 2008, by and among the registrant, Hermes Acquisition Corp and Hilb, Rogal & Hobbs Company, is 19.9% of the number of shares of the registrant’s common stock outstanding immediately prior to the effective time of the merger.

(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act. The estimated maximum aggregate offering price is calculated pursuant to Rules 457(c) and 457(f) under the Securities Act, by multiplying (i) the estimated maximum number of shares of Willis common stock issuable in the merger by (ii) $31.45, the average of the high and low prices of Willis common stock on July 23, 2008, as reported on the New York Stock Exchange.

(3)	Calculated by multiplying the estimated maximum aggregate offering price by .00003930.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED [ • ], 2008

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Shareholders,

The board of directors of Hilb Rogal & Hobbs Company has unanimously adopted and approved an agreement and plan of merger with Willis Group Holdings Limited pursuant to which HRH will merge with and into a wholly-owned subsidiary of Willis. We are sending you the accompanying proxy statement/prospectus to notify you of the special meeting of HRH shareholders being held to vote on the agreement and plan of merger and related matters and to ask you to vote at the special meeting in favor of the agreement.

If the merger is completed, you will receive Willis common stock or cash for each share of HRH common stock you own. You will be able to elect between the stock and cash merger consideration, subject to proration as described below.

The cash consideration per share of HRH common stock will be equal to the product of (1) the exchange ratio (calculated as described in the accompanying proxy statement/prospectus) multiplied by (2) the average price per share of Willis common stock on the New York Stock Exchange (the “NYSE”) during the ten trading day period ending on the second full trading day prior to the effective time of the merger. The stock consideration per share of HRH common stock for which a stock election has been made will be the number of shares of Willis common stock equal to the exchange ratio. Based on the $35.75 average price per share of Willis common stock on the NYSE during the ten trading day period ending on June 6, 2008, the last trading day prior to the public announcement of the merger, and ending on [ • ], the most recent practicable date prior to the printing of this document, the per share merger consideration was $46.00 per share and $[ • ] per share, respectively. The implied value of the merger consideration will fluctuate with the market price of Willis’s common stock under certain circumstances described in the accompanying proxy statement/prospectus; however, the implied value of the merger consideration, based on the ten-day average pre-closing Willis common stock trading price, will be the same regardless of whether you elect to receive cash or stock in exchange for your shares of HRH common stock.

The aggregate consideration in the merger is subject to a mandatory cash component of approximately $[ • ] (based on the number of HRH shares currently outstanding). In the event that the aggregate cash consideration is undersubscribed, HRH shareholders who have made no election may receive all or a portion of their consideration in cash and shareholders who have elected to receive stock consideration in the merger may receive a portion of their consideration in cash. In the event that the aggregate cash consideration is oversubscribed, Willis has the option to increase the aggregate cash consideration above the mandatory cash component, subject to certain limitations, and/or provide a portion of the consideration payable to HRH shareholders who made no election or elected to receive cash consideration in the form of Willis common stock. In addition, if the maximum number of shares of Willis common stock that would be issued in the merger would exceed 19.9% of the total number of shares of Willis common stock outstanding immediately prior to the consummation of the merger, then adjustments will be made to the amount of cash and stock consideration in order to prevent the 19.9% threshold from being exceeded.

Willis common stock trades on the NYSE under the symbol “WSH,” and HRH common stock trades on the NYSE under the symbol “HRH.”

For a discussion of risk factors that you should consider in evaluating the merger and the other matters on which you are being asked to vote, see “RISK FACTORS” beginning on page 20.

We cannot complete the merger without the approval of holders of more than two-thirds of the total shares of HRH common stock outstanding. Accordingly, every vote is important, and we urge you to take the time to vote by following the instructions on your proxy card regardless of whether you plan to attend the special meeting of HRH shareholders.

The special meeting of HRH shareholders will be held at 10:00 a.m. (local time) on [ • ], 2008 at [ • ].

The HRH board of directors enthusiastically supports the merger and unanimously recommends that HRH shareholders vote “FOR” the proposal to adopt and approve the merger agreement.

Sincerely,

Martin L. Vaughan, III
Chairman and Chief Executive Officer
Hilb Rogal & Hobbs Company

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger and other transactions described in this document nor have they approved or disapproved the issuance of the Willis common stock to be issued in connection with the merger, or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

This document is dated [ • ], 2008 and is being first mailed to HRH shareholders on or about [ • ], 2008.

CERTAIN FREQUENTLY USED TERMS

Unless otherwise specified or if the context so requires:

•	“Average Willis Share Price” refers to the average closing sales price per share of Willis common stock for the ten-trading day period ending on the second full trading day prior to the effective time of the merger.

•	“HRH” refers to Hilb Rogal & Hobbs Company and its wholly-owned subsidiaries.

•	“merger agreement” refers to the Agreement and Plan of Merger, dated as of June 7, 2008, by and among Willis, Merger Sub and HRH, as the same may be amended from time to time.

•	“Merger Sub” refers to Hermes Acquisition Corp., the wholly-owned subsidiary of Willis into which HRH will be merged if the merger is completed.

•	“plan of merger” refers to the Plan of Merger attached as an exhibit to the merger agreement.

•	“Sandler O’Neill” refers to Sandler O’Neill + Partners, L.P.

•	“We,” “us” or “our” refers to (i) prior to completion of the merger, HRH and Willis and (ii) after completion of the merger, Willis.

•	“Willis” refers to Willis Group Holdings Limited and its wholly-owned subsidiaries.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Willis and HRH from other documents that are not included in or delivered with this document. This information is available for you to review at the public reference room of the United States Securities and Exchange Commission, or the “SEC,” located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain those documents incorporated by reference in this document, excluding exhibits to those documents, without charge, by requesting them from the appropriate company in writing or by telephone at the following addresses and telephone numbers:

Willis Group Holdings Limited	Hilb Rogal & Hobbs Company
One World Financial Center 200 Liberty Street, 7th Floor New York, New York 10281 (212) 915-8084 Attention: Investor Relations	The Hilb Rogal & Hobbs Building 4951 Lake Brook Drive, Suite 500 Glen Allen, Virginia 23060 (804) 747-3108 Attention: Investor Relations

If you would like to request documents, please do so by [ • ], 2008 in order to receive them before the special meeting.

Information contained in or otherwise accessible through the Internet sites of Willis or HRH is expressly not a part of this document.

No person is authorized to give any information or to make any representation with respect to the matters that this document describes other than those contained in this document, and, if given or made, the information or representation must not be relied upon as having been authorized by Willis or HRH. This document does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this document nor any distribution of securities made under this document shall, under any circumstances, create an implication that there has been no change in the affairs of Willis or HRH since the date of this document or that the information contained herein is correct as of any time subsequent to the date of this document.

See “Where You Can Find More Information” beginning on page 83.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [ • ], 2008

To the Shareholders of HRH:

The HRH board of directors has called for a special meeting of HRH shareholders to be held on [ • ], 2008, at [ • ], local time, at [ • ], for the following purposes:

1. to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 7, 2008, by and among Willis, Merger Sub and HRH, as the same may be amended from time to time (including the plan of merger), pursuant to which HRH will merge with and into Merger Sub; and

2. to consider and vote upon the adjournment or postponement of the special meeting of HRH shareholders, if necessary, to solicit additional proxies.

Only holders of record of HRH common stock at the close of business on [ • ], 2008, the record date for the special meeting, are entitled to notice of, and to vote at, the HRH special meeting or any adjournments or postponements of the special meeting.

We cannot complete the merger unless holders of more than two-thirds of the outstanding shares of HRH common stock entitled to vote, voting together as a single class, vote in favor of the proposal to approve and adopt the merger agreement (including the plan of merger).

For more information about the merger proposal described above and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement/prospectus and the merger agreement attached to it as Annex A.

The HRH board of directors unanimously recommends that HRH shareholders vote “FOR” the proposal to approve and adopt the merger agreement (including the plan of merger) and “FOR” the proposal to grant persons named as proxies discretionary authority to adjourn or postpone the special meeting of HRH shareholders, if necessary, to solicit additional proxies.

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by using the Internet or by telephone as described in the instructions included with your proxy card. Your failure to vote on the proposal to approve the merger agreement (including the plan of merger) will have the same effect as voting against the merger. Your failure to vote on the proposal to grant persons named as proxies discretionary authority to adjourn or postpone the special meeting of HRH shareholders, if necessary, to solicit additional proxies will have no effect on the result of the vote.

By Order of the Board of Directors,

Walter L. Smith
Senior Vice President, Business Practices & Quality Assurance and Corporate Secretary

[ • ], 2008

PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU INTEND TO ATTEND THE SPECIAL MEETING. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL GEORGESON INC. AT 1-888-631-9679.

2

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that may be important to you. You should carefully read this entire document, including the Annexes, and the other documents to which this document refers to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page 83. Most items in this summary include a page reference directing you to a more complete description of those items.

Questions and Answers about the Merger and Related Transactions

Below are frequently asked questions and answers regarding the merger.

Q:	Why am I receiving this document?

A:	We are sending you this document to help you decide how to vote your shares of HRH common stock with respect to the proposed merger of HRH with and into Merger Sub and the related matters described in this proxy statement/prospectus.

The merger cannot be completed unless HRH shareholders approve and adopt the merger agreement. HRH is holding a special meeting of shareholders to vote on the proposals necessary to complete the merger. Information about this meeting, the merger and the other business to be considered by shareholders is contained in this proxy statement.

This document is also a prospectus being delivered to HRH shareholders because Willis is offering shares of its common stock to be issued in exchange for shares of HRH common stock if the merger is completed.

Q:	What will happen in the proposed transaction?

A:	Under the terms of the merger agreement, HRH will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation in the merger and a wholly owned subsidiary of Willis. Immediately following the merger, Merger Sub will change its name to Willis HRH.

Upon completion of the merger, which we also refer to as the “effective time” of the merger, Willis HRH will be a direct, wholly-owned subsidiary of Willis. HRH shareholders will, at their election, receive cash or shares of Willis common stock in exchange for each share of HRH common stock that they own, subject to certain adjustments and limitations described below. Shareholders of Willis will continue to be shareholders of Willis following the merger.

For additional information regarding the merger, see “The Merger Agreement — The Merger” beginning on page 44.

Q:	Are Willis shareholders being asked to vote on the proposed transaction?

A:	No vote of Willis shareholders is required to approve the merger.

Q:	What will HRH shareholders receive in the merger?

A:	HRH shareholders will have the right to elect to receive cash or shares of Willis common stock in exchange for each of their shares of HRH common stock. The value of the per share consideration will be based on the average closing sales price per share of Willis common stock for the ten-trading day period ending on the second full trading day prior to the effective time of the merger (such average price is referred to as the “Average Willis Share Price”). If the Average Willis Share Price is greater than or equal to $31.46 and less than or equal to $40.04, then the value of the per share consideration will be equal to $46.00. Outside of this range, the value of the per share consideration will fluctuate, and if the Average Willis Share Price (i) is less than $31.46, then the value of the per share merger consideration will be less than $46.00, or (ii) is greater than $40.04, then the value of the per share merger consideration will be greater than $46.00. In each case, the value of the per share merger consideration (based on the Average

Willis Share Price) will be the same regardless of whether an HRH shareholder elects to receive the merger consideration in the form of cash or shares of Willis common stock.

The chart below sets forth as an illustration the value of the per share merger consideration based on a hypothetical range of the Average Willis Share Price. The illustration assumes that (i) the cash and stock elections are equal, in that total cash elections represent 50% of the total merger consideration and that total stock elections represent 50% of the total merger consideration, and (ii) the number of shares of Willis common stock to be issued in the merger does not exceed 19.9% of the total number of shares outstanding immediately prior to the closing of the merger.

		Value of per Share
Average Willis Share Price	Exchange Ratio	Consideration(1)

$48.00	1.0536	$50.57
$46.00	1.0744	$49.42
$44.00	1.0972	$48.27
$42.00	1.1220	$47.13
$40.04	1.1489	$46.00
$38.97	1.1805	$46.00
$37.90	1.2139	$46.00
$36.82	1.2492	$46.00
$35.75	1.2867	$46.00
$34.68	1.3265	$46.00
$33.61	1.3688	$46.00
$32.53	1.4140	$46.00
$31.46	1.4622	$46.00
$30.00	1.4978	$44.93
$28.00	1.5525	$43.47
$26.00	1.6157	$42.01
$24.00	1.6894	$40.55

(1)	The value of the per share merger consideration will be the same regardless of whether an HRH shareholder elects to receive the merger consideration in the form of cash or shares of Willis common stock.

See “The Merger Agreement — Consideration to be Received in the Merger” beginning on page 44.

Q:	Can a shareholder who makes either a cash election or a stock election nevertheless receive a mix of cash and stock?

A:	Yes. Under the merger agreement, Willis has agreed to pay approximately half of the merger consideration in cash, which amount may be increased in certain circumstances. See “The Merger Agreement — Consideration to be Received in the Merger — Exchange Ratio; Value of Per Share Merger Consideration” beginning on page 45 for a more detailed description of fluctuations in consideration payable in connection with the merger. If HRH shareholders make valid elections to receive more cash than is available as cash consideration under the merger agreement, those HRH shareholders making a cash election will have the cash portion of their consideration proportionately reduced and will receive a portion of their consideration in stock, despite their elections. In lieu of such proration, however, Willis may choose to increase the cash amount to be paid in the merger up to the elected amount of cash consideration plus the value of the shares with respect to which no election has been made, subject to certain limitations.

Similarly, if HRH shareholders make valid elections to receive less cash than is available as cash consideration under the merger agreement, those HRH shareholders making stock elections may have the stock portion of their consideration proportionately reduced (after taking into account cash consideration being paid to all HRH shareholders that have made no election) and may receive a portion of their consideration in cash, despite their elections.

For a detailed description of the proration adjustment if the cash consideration is oversubscribed or undersubscribed and Willis’s option to increase the cash component, see “The Merger Agreement — Consideration to be Received in the Merger — Proration Adjustment if Cash Consideration is Oversubscribed” beginning on page 46 and “The Merger Agreement — Consideration to be Received in the Merger — Proration Adjustment if Cash Consideration is Undersubscribed” beginning on page 46. Please note that the description of the election procedures described in this document apply to HRH shareholders of record. If you are not a record holder, such as if you hold your shares in “street name” through a broker or bank, you should contact your broker or bank for the applicable election procedures.

Q:	What are the tax consequences of the merger to me?

A:	The obligations of Willis and HRH to complete the merger are conditioned on, among other things, the receipt by each of Willis and HRH of tax opinions from Weil, Gotshal & Manges LLP and Wachtell, Lipton, Rosen & Katz, respectively, that for U.S. federal income tax purposes (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”), and (ii) each transfer of shares of HRH common stock to Willis by a shareholder of HRH pursuant to the merger will not be subject to Section 367(a)(1) of the Code. Each opinion will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement, that each “five-percent transferee shareholder” (as defined in the Treasury regulations) with respect to Willis will enter into and file a gain recognition agreement (as described in the Treasury regulations) with the IRS, and that all applicable reporting requirements have been satisfied. In rendering the opinions, each counsel may require and rely upon representations of Willis, Merger Sub and HRH.

Assuming that the merger qualifies as a reorganization under Section 368(a) of the Code and that each deemed transfer of HRH common stock to Willis by a shareholder of HRH pursuant to the merger is not subject to Section 367(a)(1) of the Code, you will not recognize any gain or loss for U.S. federal income tax purposes if you exchange your shares of HRH common stock solely for shares of Willis common stock in the merger, except with respect to cash received in lieu of fractional shares of Willis common stock. You will recognize gain or loss if you exchange your shares of HRH common stock solely for cash in the merger. You will recognize gain, but not loss, if you exchange your shares of HRH common stock for a combination of Willis common stock and cash, but your taxable gain in that case will not exceed the cash you receive in the merger.

Special U.S. federal income tax rules apply to U.S. holders of HRH common stock who will own 5% or more of the total voting power or the total value of Willis stock, either directly or indirectly through attributions rules, immediately after the merger. As a result of such special rules, such U.S. holders should consult their own tax advisors as to the U.S. federal income tax consequences to them as a result of the merger.

For more information regarding tax matters, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 60. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	Am I entitled to appraisal rights?

A:	No. Under the Virginia Stock Corporation Act, HRH shareholders are not entitled to appraisal rights in connection with the merger.

Q:	When and how must I elect the type of merger consideration that I prefer to receive?

A:	Prior to the effective time of the merger, you will receive a form of election in the mail. The form of election allows you to elect to receive cash or shares of Willis common stock for each share of HRH common stock that you own. You must return your properly completed and signed form of election to the exchange agent prior to the anticipated election deadline, which will be 5:00 p.m., New York City time, on the second business day prior to the effective time of the merger. Willis will publicly announce the anticipated election deadline at least five business days prior to the anticipated effective time. If the effective time is delayed to a subsequent date, the election deadline will also be delayed and Willis will promptly announce any such delay and, when determined, the rescheduled election deadline.

Q:	What if I do not send a form of election or it is not received?

If you do not return your form of election by the election deadline or improperly complete or do not sign your form of election, then you will have no control over the type of merger consideration that you receive. As a result, each of your shares of HRH common stock may be exchanged for cash consideration or stock consideration consistent with the proration procedures contained in the merger agreement. For additional information, see “The Merger Agreement — Consideration to be Received in the Merger” beginning on page 44.

Q:	Can I revoke or change an election after it has been submitted to the exchange agent?

A:	Yes. An election may be revoked by written notice to the exchange agent received prior to the election deadline. An election may also be changed prior to the election deadline by submitting to the exchange agent a properly completed and signed revised form of election.

For additional information, see “The Merger Agreement — Consideration to be Received in the Merger — Conversion of Shares; Exchange of Certificates” and “— Elections as to Form of Consideration; Form of Election” beginning on pages 47 and 48, respectively.

Q:	When and where is the special meeting?

A:	The special meeting of HRH shareholders will be held at [ • ], on [ • ] at [ • ], local time. All HRH shareholders at the close of business on [ • ], 2008, the record date for the special meeting of HRH shareholders, are invited to attend the special meeting. If you attend, you will be asked to present valid picture identification, such as a driver’s license or passport, and, if you are not a shareholder of record, evidence from your broker or bank that you are an HRH shareholder and are eligible to attend the meeting, such as a letter or account statement from your broker or bank. Shareholders will not be allowed to use cameras, recording devices or other electronic devices at the meeting. For additional information, see “The Special Meeting of HRH Shareholders” beginning on page 26.

Q:	What constitutes a quorum?

A:	Shareholders who hold a majority of the HRH common stock issued and outstanding as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the special meeting of HRH shareholders.

Q:	What vote is required to approve the merger?

A:	We cannot complete the merger unless HRH shareholders vote to approve and adopt the merger agreement (including the plan of merger). The merger agreement must be approved and adopted by the holders of more than two-thirds of the outstanding shares of HRH common stock entitled to vote. Each holder of a share of HRH common stock as of the close of business on [ • ], 2008, the record date for the special meeting of HRH shareholders, will be entitled to one vote for each share of HRH common stock held of record at the close of business on the record date.

At the close of business on [ • ], 2008, the record date for the special meeting of HRH shareholders, directors and executive officers of HRH had or shared the power to vote in the aggregate approximately [ • ] shares of HRH common stock, or approximately [ • ]% of the then-outstanding shares of HRH common stock. We have been advised that HRH’s directors and executive officers will vote their shares of HRH common stock for the proposal to approve and adopt the merger agreement.

Q:	How does the HRH board of directors recommend that I vote?

A:	The HRH board of directors unanimously recommends that HRH shareholders vote “FOR” the proposal to approve and adopt the merger agreement (including the plan of merger) and the adjournment or postponement of the special meeting of HRH shareholders, if necessary, to solicit additional proxies. For a description of the reasons underlying the recommendation of the HRH board of directors with respect to the merger, see “The Merger — HRH’s Reasons for the Merger; Recommendation of HRH’s Board of Directors” beginning on page 31.

Q:	When do the parties currently expect to complete the merger?

A:	We currently expect the transaction to close in the fourth quarter of 2008. However, we cannot assure you when or if the merger will occur. We must first obtain the necessary approvals of HRH shareholders at the special meeting, obtain the necessary regulatory approvals and allow for the expiration of applicable waiting periods, among other closing conditions.

Q:	What do I need to do now in order to vote?

A:	After you have carefully read this document in its entirety, please respond as soon as possible so that your shares will be represented and voted at the special meeting:

• by completing, signing and dating your proxy card and returning it in the postage-paid envelope; or

• by submitting your proxy by Internet or telephone as described elsewhere in this document and the proxy card.

Q:	If I am an HRH shareholder, should I send in my HRH common stock certificates with my proxy card?

A:	No. Please DO NOT send your HRH common stock certificates with your proxy card. You should carefully review and follow the instructions regarding the surrender of your stock certificates set forth in the letter of transmittal that will be mailed to you promptly after completion of the merger.

Q:	How do I vote my shares or make an election regarding the merger consideration if my shares are held in “street name”?

A:	You should contact your broker or bank. Your broker or bank can give you directions on how to vote your shares. Your broker or bank cannot vote your shares unless the broker or bank receives appropriate instructions from you (a so-called “broker non-vote”). Because approval of the merger requires the affirmative vote of holders of more than two-thirds of the outstanding HRH common stock, a failure to provide your broker or bank instructions will have the same effect on the vote to approve the merger proposal as a vote against the merger. You should therefore provide your broker or bank with instructions as to how to vote your shares. In addition, if you are an HRH shareholder, in connection with the election form that will be mailed to you, you should follow your broker’s or bank’s instructions for making an election with respect to your shares of HRH common stock.

For additional information on voting procedures, see “The Special Meeting of HRH Shareholders” beginning on page 26.

Q:	How will my proxy be voted?

A:	If you vote by completing, signing, dating and returning your signed proxy card, your proxy will be voted in accordance with your instructions. You may also vote by Internet or telephone. If your proxy card is properly executed and received in time to be voted, the shares represented by your proxy card will be voted in accordance with the instructions that you mark on your proxy card. If you sign, date and return your proxy and do not indicate how you want to vote, your shares will be voted “FOR” approval of the applicable proposals.

For additional information on voting procedures, see “The Special Meeting of HRH Shareholders” beginning on page 26.

Q:	What if I want to change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before your proxy is voted at the special meeting of HRH shareholders. If you are the record holder of your shares you can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new valid proxy bearing a later date by mail or by Internet or telephone. Third, you can attend the special meeting and vote in person. Attendance at the special meeting of HRH shareholders will not in and of itself constitute revocation of a proxy. If you hold shares of HRH common stock in “street name,” you should contact your broker or bank to give it instructions to change your vote.

If you are an HRH shareholder and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or new proxy to the Corporate Secretary of HRH at HRH’s executive headquarters address, which is The Hilb Rogal & Hobbs Building, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060. Such notice or new proxy must be received prior to the special meeting.

Q:	How important is my vote?

A:	Every vote is important. You should be aware that because the required vote of HRH shareholders to approve and adopt the merger agreement is based upon the number of outstanding shares of HRH common stock, rather than upon the number of shares actually voted, the failure by an HRH shareholder to vote by proxy or in person at the special meeting of HRH shareholders, abstentions and “broker non-votes” will have the same effect as a vote against the approval and adoption of the merger agreement.

Q:	Who can I call with questions about the shareholder meeting or the merger?

A:	If you have questions about the merger or the special meeting of HRH shareholders or you need additional copies of this document, or if you have questions about the process for making an election or voting or if you need a replacement proxy card, you should contact:

Georgeson Inc.
199 Water Street — 26th Floor
New York, New York 10038
1-888-631-9679

Other Information Regarding the Merger

HRH’s Board of Directors Unanimously Recommends that HRH Shareholders Vote “FOR” Approval and Adoption of the Merger Agreement (including the Plan of Merger)

HRH’s board of directors has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of, HRH and its shareholders and unanimously recommends that HRH shareholders vote “FOR” the proposal to approve and adopt the merger agreement (including the plan of merger).

In determining whether to approve and adopt the merger agreement (including the plan of merger), HRH’s board of directors consulted with certain members of its senior management and with its legal and financial advisors. In arriving at its determination, the HRH board of directors also considered the factors described under “The Merger — HRH’s Reasons for the Merger; Recommendation of HRH’s Board of Directors” beginning on page 31.

HRH’s board of directors makes no recommendation as to whether or to what extent any HRH shareholder should elect to receive cash or stock consideration, or both, in the merger.

HRH’s Financial Advisor has Provided an Opinion as to the Fairness of the Merger Consideration, from a Financial Point of View, to HRH Shareholders

Sandler O’Neill, the financial advisor to HRH, has provided an opinion to the HRH board of directors, dated as of June 6, 2008, that, as of that date, and subject to and based upon the qualifications and assumptions set forth in its opinion, the consideration to be received by the HRH shareholders in the merger was fair, from a financial point of view, to such shareholders. We have attached to this document the full text of Sandler O’Neill’s opinion as Annex B, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Sandler O’Neill in connection with its opinion. We urge you to read the opinion carefully in its entirety. The opinion of Sandler O’Neill is addressed to the HRH board of directors and is among many factors considered by the board of directors in deciding to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, is directed only to the consideration to be paid in the merger, and does not constitute a recommendation to any shareholder as to how that shareholder should vote on the merger agreement.

Pursuant to an engagement letter with Sandler O’Neill, HRH has agreed to pay a fee of $9.7 million, of which $100,000 became payable upon entering into the engagement letter, and the remainder of which is contingent upon consummation of the merger.

See “The Merger — Opinion of Sandler O’Neill, Financial Advisor to HRH” beginning on page 32.

Interests of Certain Persons in the Merger

HRH’s executive officers and directors have financial interests in the merger that are different from, or in addition to, their interests as HRH shareholders. The independent members of HRH’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved and adopted.

Several of HRH’s executive officers, including each of its named executive officers, are party to change of control employment agreements with HRH, which provide severance and other benefits in the case of qualifying terminations of employment following a change of control, including completion of the merger. In addition, the HRH equity compensation plans provide for the vesting of stock-based awards upon completion of the merger. Pursuant to the terms of HRH’s non-qualified deferred compensation arrangements, the benefits thereunder will vest in connection with the merger and HRH will be obligated to fund in a trust the potential benefits payable under those plans. Executive officers and directors of HRH also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. All of HRH’s executive officers participate in HRH’s 2008 annual bonus program and therefore are subject to the merger agreement provision relating to the treatment of that program generally. See “The Merger Agreement — Employee Matters” beginning on page 55.

Please see “The Merger — Interests of HRH Executive Officers and Directors in the Merger” beginning on page 40 for additional information about these interests.

The Merger Agreement

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this document. Please carefully read the merger agreement in its entirety as it is the legal document that governs the merger.

Conditions to Complete the Merger

Each of Willis’s and HRH’s obligations to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:

•	the approval of the merger agreement by HRH shareholders in accordance with applicable law;

•	obtaining material approvals that are required from governmental authorities in order to consummate the merger, including the approval of the United Kingdom Financial Services Authority;

•	the absence of any statute, rule, regulation, ordinance, decree, order, injunction, judgment, ruling or similar action of any governmental entity having the effect of prohibiting the merger or making it illegal;

•	the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part under the Securities Act of 1933, as amended, or the “Securities Act” and the absence of any stop order or proceedings initiated or threatened by the United States Securities and Exchange Commission or the “SEC” for such purpose; and

•	the approval for listing on the NYSE of the shares of Willis common stock to be issued in the merger, subject to official notice of issuance.

Each of Willis’s and HRH’s obligations to complete the merger is also separately subject to the satisfaction or waiver of the following conditions:

•	the other party’s representations and warranties in the merger agreement being true and correct, without regard to qualifications or limitations as to materiality or material adverse effect, except where the failure of such representations and warranties to be true and correct does not have, and is not reasonably expected to result in, a material adverse effect on the other party (apart from certain identified representations and warranties which must be true and correct in all material respects, and representations and warranties made by HRH with respect to its capitalization, which must be true and correct except to a de minimis extent);

•	the performance by the other party of its obligations under the merger agreement in all material respects; and

•	the receipt by such party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger.

Subject to the provisions of applicable law, at any time prior to the completion of the merger, the parties may waive any condition.

See “The Merger Agreement — Conditions to Complete the Merger” beginning on page 56.

Non-Solicitation of Alternative Transactions

HRH has agreed that it will cease any discussions conducted with any person prior to the date of the merger agreement with respect to a “Takeover Proposal” (as defined below) and that it will not:

•	initiate, solicit or knowingly facilitate or encourage any inquiries or proposals that constitute or would reasonably be expected to lead to a Takeover Proposal;

•	participate in any discussions or negotiations with any third party regarding any Takeover Proposal; or

•	enter into any letter of intent, agreement, arrangement or other understanding related to any Takeover Proposal.

Notwithstanding the foregoing, HRH may, prior to the receipt of HRH shareholder approval (but not after obtaining such approval), in response to an unsolicited bona fide written Takeover Proposal:

•	furnish information to the person making the Takeover Proposal; and

•	participate in discussions or negotiations with such person regarding the Takeover Proposal;

provided that prior to taking such action, HRH’s board of directors must reasonably determine, after consultation with outside legal counsel, that the Takeover Proposal constitutes or is reasonably likely to lead to a “Superior Proposal” (as defined below).

HRH must promptly notify Willis, and, in no event, later than 24 hours after receipt by HRH, if any proposal, offer, inquiry or other contact is received by, any information is requested from or any discussions or negotiations are sought to be initiated or continued with, HRH in respect of any Takeover Proposal. The notice must include (i) the identity of the party making such proposal, offer, inquiry or other contact and (ii) the terms and conditions of any such proposals or offers or the nature of any such inquiries or contacts. HRH is also obligated to promptly keep Willis fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests and of the status of any such discussions or negotiations.

HRH has agreed that its board of directors will not (i) withdraw, modify or propose publicly to withdraw or modify, in a manner adverse to Willis, its recommendation to HRH shareholders that they approve and adopt the merger agreement, (ii) approve, recommend or propose publicly to approve or recommend any Takeover Proposal (any action described in these clauses (i) and (ii) referred to as an “Adverse Recommendation Change”) or (iii) approve or recommend, propose publicly to approve or recommend or cause or authorize HRH to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to a Takeover Proposal (any such agreement referred to as an “Alternative Acquisition Agreement”). Notwithstanding the previous sentence:

•	the HRH board of directors may effect an Adverse Recommendation Change in response to a Superior Proposal; or

•	if the HRH board of directors receives a Takeover Proposal that it reasonably determines constitutes a Superior Proposal, then HRH or its subsidiaries may enter into an Alternative Acquisition Agreement while concurrently terminating the merger agreement, subject to payment of the termination fee (as described below);

provided, in either case, that (i) the HRH board of directors must determine in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties to HRH’s shareholders under applicable law, (ii) HRH must provide Willis with 5 business days notice of such proposed action, during which time HRH is required to negotiate in good faith with Willis, and (iii) the HRH board of directors must take into account any changes to the terms of the merger agreement proposed by Willis during such 5 business-day period.

“Takeover Proposal” means any inquiry, proposal or offer from any person or group, other than Willis and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of HRH and its subsidiaries (including securities of subsidiaries) equal to

15% or more of HRH’s consolidated assets or to which 15% or more of HRH’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership of 15% or more of any class of equity securities of HRH, (iii) tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of any class of equity securities of HRH or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving HRH or any of its subsidiaries; in each case, other than transactions contemplated by the merger agreement.

“Superior Proposal” means a bona fide written offer, obtained after the date of the merger agreement and not in breach of the merger agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of HRH or all or substantially all of the assets of HRH and its subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which the HRH board of directors determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to HRH’s shareholders from a financial point of view than the merger, taking into account at the time of such determination any changes to the terms of the merger agreement that as of that time had been proposed by Willis in writing and the ability of the person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

See “The Merger Agreement — Non-Solicitation of Alternative Transactions” beginning on page 53.

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to the completion of the merger by the mutual written consent of Willis and HRH, or by either Willis or HRH if:

•	the merger is not completed by March 7, 2009 (other than because of a breach of the merger agreement by the party seeking termination); provided that if all conditions to closing of the merger, other than obtaining material approvals required from governmental authorities in order to consummate the merger, have been satisfied or waived, such date may be extended from time to time by either party by up to an aggregate of 45 days;

•	a final and non-appealable statute, rule, regulation, ordinance, decree, order, injunction, judgment or ruling that has the effect of prohibiting the merger or making it illegal has been enacted, promulgated, issued, entered, amended or enforced by a governmental entity;

•	shareholder approval is not obtained at the special meeting of HRH shareholders; or

•	the other party is in material breach of the merger agreement, the breach would prevent satisfaction by the other party of the relevant closing conditions and the breach remains uncured after 30 days notice, or is incapable of being cured.

Willis also may terminate the merger agreement if:

•	HRH breaches its obligation to duly convene and hold the special meeting of its shareholders;

•	HRH fails to recommend, through its board of directors, that HRH’s shareholders approve and adopt the merger agreement;

•	HRH breaches in any material respect its “non-solicitation” obligations (described above); or

•	HRH’s board of directors:

•	makes an Adverse Recommendation Change;

•	fails to reject any Takeover Proposal within the 10 business day period specified in Rule 14e-2 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act” (including by taking no position with respect to the acceptance by HRH’s shareholders of a tender offer or exchange offer); or

•	fails to publicly reconfirm its recommendation that HRH’s shareholders approve the merger agreement within 10 days of the receipt of a written request from Willis following the making of a Takeover Proposal by any person.

HRH also may terminate the merger agreement if it concurrently enters into an Alternative Acquisition Agreement providing for a Superior Proposal in the manner described above.

Effect of Termination

In the event that the merger agreement is terminated as described above, the merger agreement will become void and none of Willis, Merger Sub or HRH will have any liability thereunder, except that:

•	each party will remain liable for fraud and any willful and material breach of the merger agreement; and

•	certain designated provisions of the merger agreement, including those with respect to payment of fees and expenses, termination and termination fees, non-survival of the representations and warranties, confidentiality restrictions, governing law and jurisdiction and certain specified representations and warranties, will survive termination.

See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 57.

Termination Fee

HRH must pay a termination fee of $74 million to Willis if:

•	Willis terminates the merger agreement in the event that the HRH board of directors makes an Adverse Recommendation Change;

•	Willis terminates the merger agreement in the event that the HRH board of directors fails to reject any Takeover Proposal within the 10 business day period specified in Rule 14e-2 under the Exchange Act (including by taking no position with respect to the acceptance by HRH’s shareholders of a tender offer or exchange offer);

•	Willis terminates the merger agreement in the event that the HRH board of directors fails to publicly reconfirm its recommendation that HRH’s shareholders approve the merger agreement within 10 days of the receipt of a written request from Willis following the making of a Takeover Proposal by any person;

•	HRH terminates the merger agreement concurrently with entering into an Alternative Acquisition Agreement providing for a Superior Proposal in the manner described above; or

•	a Takeover Proposal is made or any person publicly announces its intention to make a Takeover Proposal; and

•	either party terminates the merger agreement because (i) the merger has not been consummated by March 7, 2009 (subject to the applicable extensions described above), if prior to the termination date HRH’s shareholders have not approved the merger agreement, or (ii) shareholder approval is not obtained at the special meeting of HRH shareholders; or

•	Willis terminates the merger agreement because (i) HRH breaches its obligation to duly convene and hold the special meeting of its shareholders or (ii) HRH fails to recommend, through its board of directors, that HRH’s shareholders approve and adopt the merger agreement; and, in each case, within 12 months of such termination, HRH enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal; provided that if such transaction constitutes a Takeover Proposal under clause (iv) of the definition of Takeover Proposal (described above on page 9), and in such transaction HRH’s shareholders immediately prior to the consummation thereof would hold at least a majority of the total voting power of the surviving company in such transaction (or its ultimate parent), then such transaction will only trigger Willis’s right to the termination fee if the transaction, prior to termination, was made known to HRH or was made directly to its shareholders generally, prior to termination, or any person has publicly announced the intention or proposal (whether or not conditional or withdrawn) that HRH enter into the transaction;

provided, that for the purposes of determining whether the termination fee is payable, all references to “15%” in the definition of a “Takeover Proposal” will be deemed to be made to “50%”.

See “The Merger Agreement — Termination of the Merger Agreement — Termination Fee” beginning on page 58.

Regulatory Approvals Required for the Merger

To complete the merger, Willis and HRH must obtain approvals or consents from, or make filings with, certain regulatory authorities, including the United States antitrust authorities, the Federal Cartel Office (Bundeskartellamt) of Germany and the United Kingdom Financial Services Authority. If additional approvals, consents and filings are required to complete the merger, it is presently contemplated that such consents, approvals and filings will be sought or made. On June 23, 2008, each of Willis and HRH filed its notification and report form under the HSR Act with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. Early termination of the applicable waiting period was granted on July 1, 2008.

For a more detailed discussion of the regulatory approvals required for the merger, see “Regulatory Approvals” beginning on page 59.

The Companies

Willis and Merger Sub
The Willis Building
51 Lime Street
London EC3M 7DQ
+44 203 124 6000.

Willis, a Bermuda company, is the ultimate holding company for a group of operating entities that provide a broad range of insurance brokerage, reinsurance and risk management consulting services to clients worldwide. Willis is a recognized leader in providing specialized risk management advisory and other services on a global basis to clients in various industries including the aerospace, marine, construction and energy industries. In its capacity as an advisor and insurance broker, Willis acts as an intermediary between its clients and insurance carriers by advising its clients on their risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance risk with insurance carriers through its global distribution network. Willis is also one of the world’s largest intermediaries for reinsurance and has a significant market share in many of the major markets, particularly marine and aviation. In addition, Willis offers its clients a broad range of services to help them to identify and control their risks. These services range from strategic risk consulting, to a variety of due diligence services, to the provision of practical on-site risk control services as well as analytical and advisory services. Willis also assists clients in planning how to manage incidents or crises when they occur through services such as contingency planning, security audits and product tampering plans. Willis operates on a global and local scale in a multitude of businesses and industries throughout the world, and its clients range in size from major multinational corporations to middle-market companies, as well as public institutions and individual clients.

Merger Sub, a Virginia corporation and a direct, wholly-owned subsidiary of Willis, was formed solely for the purpose of facilitating the merger.

See “The Companies — Willis and Merger Sub” beginning on page 64.

HRH
The Hilb Rogal & Hobbs Building
4951 Lake Brook Drive, Suite 500
Glen Allen, Virginia 23060
(804) 747-6500

HRH, a Virginia corporation, is a holding company which, through its subsidiaries, acts as an insurance and risk management intermediary between its clients and insurance companies that underwrite client risks. With offices located throughout the United States and in London, England as well as Russia, South Africa and Australia, HRH helps clients manage their risks in property and casualty, employee benefits, professional liability and other areas of specialized exposure. HRH’s client base ranges from personal to large national accounts and is primarily comprised of middle-market and major commercial and industrial accounts. HRH typically acts as an insurance agent in soliciting, negotiating and effecting contracts of insurance through insurance companies or as a broker in procuring contracts of insurance on behalf of insureds. HRH also advises clients on risk management and employee benefits and provides claims management and loss control consulting services. With these services, HRH is able to assist clients in analyzing risks and in determining whether protection against risks is best obtained through the purchase of insurance or through retention of all, or a portion, of those risks and the adoption of risk management policies and cost-effective loss control and prevention programs. Within its range of services, HRH also places surplus lines coverages with surplus lines insurers for various specialized risks.

See “The Companies — HRH” beginning on page 64.

Summary Historical Financial Data

Willis and HRH are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical consolidated financial statements of each of Willis and HRH and the related notes contained in the annual reports and other information that each of Willis and HRH has previously filed with the SEC and which are incorporated herein by reference. See “Where You Can Find More Information” beginning on page 83.

Summary Historical Consolidated Financial Data of Willis

The following summary historical consolidated financial data as of and for the five years ended December 31, 2007 have been derived from Willis’s audited consolidated financial statements. Historical financial data as of and for the quarters ended March 31, 2008 and 2007 have been derived from Willis’s unaudited consolidated financial statements that include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of Willis for the periods and at the dates presented. Operating results for the quarter ended March 31, 2008 do not necessarily indicate the results that can be expected for the year ending December 31, 2008.

	Three Months Ended,
	March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Millions, except per share data)

Income Statement Data
Total revenues	$795	$739	$2,578	$2,428	$2,267	$2,275	$2,076
Operating income	225	238	620	552	451	630	593
Income before income taxes, interest in earnings of associates and minority interest	209	226	554	514	421	591	540
Net income	$166	$169	$409	$449	$281	$402	$365
Earnings per share — basic	$1.17	$1.11	$2.82	$2.86	$1.75	$2.56	$2.40
Earnings per share — diluted	$1.16	$1.10	$2.78	$2.84	$1.72	$2.42	$2.17
Balance Sheet Data (as of period end)
Total assets(i)	$15,226	$14,846	$12,948	$13,378	$12,194	$11,641	$10,914
Total long-term debt	1,415	1,200	1,250	800	600	450	370
Total stockholders’ equity	$1,437	$1,147	$1,347	$1,454	$1,256	$1,412	$1,280
Book value per share	$10.18	$8.09	$9.41	$9.50	$8.00	$8.68	$8.05
Other Financial Data
Cash dividends declared per common share	$0.26	$0.25	$1.00	$0.94	$0.86	$0.75	$0.58

(i)	As an intermediary, Willis holds funds in a fiduciary capacity for the accounts of third parties, typically as a result of premiums received from clients that are in transit to insurance carriers and claims due to clients that are in transit from insurance carriers. Willis reports premiums, which are held on account of, or due from policyholders, as assets with a corresponding liability due to the insurance carriers. Claims held by, or due to, Willis which are due to clients are also shown as both assets and liabilities of Willis. All those balances due or payable are included in accounts receivable and payable on the balance sheet. Investment income is earned on those funds during the time between the receipt of the cash and the time the cash is paid out. Fiduciary cash must be kept in certain regulated bank accounts subject to guidelines, which vary according to legal jurisdiction. These guidelines generally emphasize capital protection and liquidity. Fiduciary cash is not available to service Willis’s debt or for other corporate purposes.

Summary Historical Consolidated Financial Data of HRH

The following summary historical consolidated financial data as of and for the five years ended December 31, 2007 have been derived from HRH’s audited consolidated financial statements. Historical financial data as of and for the quarters ended March 31, 2008 and 2007 have been derived from HRH’s unaudited consolidated financial statements that include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of HRH for the periods and at the dates presented. Operating results for the quarter ended March 31, 2008 do not necessarily indicate the results that can be expected for the year ending December 31, 2008.

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Millions, except per share data)

Statement of Consolidated Income Data(i)
Total revenues	$207	$198	$800	$711	$674	$620	$564
Income before income taxes	25	41	131	141	93	138	80
Net Income	$16	$25	$78	$87	$56	$81	$43
Net Income per Share — Basic	$0.43	$0.70	$2.14	$2.42	$1.57	$2.27	$1.25
Net Income per Share — Assuming Dilution	$0.42	$0.69	$2.11	$2.39	$1.55	$2.23	$1.19
Consolidated Balance Sheet Data
Total assets	$1,763	$1,542	$1,817	$1,438	$1,285	$1,233	$1,004
Long-term debt, less current portion	422	302	412	232	252	265	174
Total shareholders’ equity	$680	$636	$683	$603	$514	$475	$402
Book value per share	$18.69	$17.36	$18.59	$16.62	$14.31	$13.24	$11.35
Other Financial Data
Dividends paid per share	$0.1300	$0.1200	$0.5100	$0.4750	$0.4500	$0.4075	$0.3675

(i)	Effective January 1, 2006, HRH adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” In accordance with the provisions of this standard, HRH elected to adopt the standard using the modified-prospective method. See Note A of Notes to Consolidated Financial Statements contained in the HRH Annual Report on Form 10-K for the year ended December 31, 2007 for information.

Summary Unaudited Pro Forma Condensed Combined Financial Data

The following summary preliminary unaudited pro forma condensed combined financial data give effect to the merger based on the assumption that the merger occurred as of March 31, 2008 for the preliminary Unaudited Pro Forma Condensed Combined Balance Sheet and as of January 1, 2007 for the preliminary Unaudited Pro Forma Condensed Combined Income Statements for the year ended December 31, 2007 and the three months ended March 31, 2008. For purposes of preparing this data, Willis has assumed that HRH shareholders elect to receive 50% of the merger consideration in the form of shares of Willis common stock and 50% of the merger consideration in the form of cash, approximately $850 million. In addition, on completion of the transaction Willis will refinance HRH’s existing long-term debt of approximately $400 million. The approximately $1,300 million of financing to be obtained by Willis in connection with the merger is assumed to be financed by long-term bank debt of approximately $700 million and senior notes of approximately $600 million.

The summary preliminary unaudited pro forma condensed combined financial data is presented for illustrative purposes only and should not be read for any other purpose. Willis and HRH may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Willis will experience after the merger. The summary preliminary unaudited pro forma condensed combined financial data (i) has been derived from and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information of Willis” and the related notes beginning on page 68 of this proxy statement/prospectus and (ii) should be read in conjunction with the historical consolidated financial statements of Willis and HRH incorporated by reference herein.

	Year Ended
	December 31,	Three Months Ended
	2007	March 31, 2008
	(Millions, except per share data)

Income Statement Data
Total revenues	$3,378	$1,002
Operating income	724	248
Income before income taxes, interest in earnings of associates and minority interest	569	211
Net income	$418	$167
Earnings per share — basic	$2.49	$1.01
Earnings per share — diluted	$2.43	$0.99
Cash dividends declared per common share(i)	$1.00	$0.26

As at March 31,
2008
(Millions, except
per share data)

Balance Sheet Data (as of period end)
Total assets	$18,084
Total long-term debt	2,727
Total stockholders’ equity	$2,293
Book value per share	$13.93

(i)	The Willis combined pro forma cash dividends per share are the same as the Willis historical amount of cash dividends per share. Under Willis’s current dividend policy, the board of directors consider matters such as financial results, capital requirements, general business conditions and any other such matters that it believes to be a relevant factor in determining the amount of any dividend to be declared.

Comparative Per Share Data

The following tables set forth historical per share information of Willis and HRH and preliminary unaudited pro forma condensed combined per share information after giving effect to the merger under the purchase method of accounting. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Willis will experience after the merger. The preliminary unaudited pro forma condensed combined per share data has been derived from and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information of Willis” beginning on page 68 and the related notes included in this proxy statement/prospectus beginning on page 72. The historical per share data has been derived from the historical consolidated financial statements of Willis and HRH as of and for the periods indicated, incorporated by reference in this proxy statement/prospectus.

	Three Months	Year Ended
	Ended March 31,	December 31,
	2008	2007

Willis Historical Per Share Data
Earnings per share — basic	$1.17	$2.82
Earnings per share — diluted	$1.16	$2.78
Cash dividends declared per common share	$0.26	$1.00
Book value per share (as of period end)	$10.18	$9.41

	Three Months	Year Ended
	Ended March 31,	December 31,
	2008	2007

HRH Historical Per Share Data
Earnings per share — basic	$0.43	$2.14
Earnings per share — assuming dilution	$0.42	$2.11
Cash dividends declared per common share	$0.13	$0.51
Book value per share (as of period end)	$18.69	$18.59

	Three Months	Year Ended
	Ended March 31,	December 31,
	2008	2007

Unaudited Pro Forma Combined Per Share Data
Earnings per share — basic	$1.01	$2.49
Earnings per share — diluted	$0.99	$2.43
Cash dividends declared per common share(i)	$0.26	$1.00
Book value per share (as of period end)	$13.93	n/a

	Three Months	Year Ended
	Ended March 31,	December 31,
	2008	2007

Unaudited Pro Forma Equivalent Per Share Data for HRH(ii)
Earnings per share — basic	$1.30	$3.20
Earnings per share — diluted	$1.27	$3.12
Cash dividends declared per common share(i)	$0.26	$1.00
Book value per share (as of period end)	$17.89	n/a

(i)	The pro forma cash dividends per share are the same as the Willis historical amount of cash dividends per share. Under Willis’s current dividend policy, the board of directors considers matters such as financial results, capital requirements, general business conditions and any other such matters that it believes to be a relevant factor in determining whether or not to declare a dividend.

(ii)	The unaudited pro forma equivalent per share data for HRH are calculated by multiplying the preliminary unaudited pro forma combined per share data by the preliminary exchange ratio of 1.2844, based on the average of the closing share price for Willis common stock for the ten trading days ended June 5, 2008.

The below table shows the impact on the unaudited pro forma combined earnings per share data of fluctuations in the average share price of Willis common stock within, below and above the range of $31.46 to $40.04 (such range being, the “collar”). Below the collar, shares issued have been restricted to the maximum number of shares of Willis common stock that are issuable pursuant to the merger agreement calculated as 19.9% of the total number of shares of Willis common stock outstanding as of March 31, 2008.

	Three Months Ended		Year Ended
	March 31, 2008		December 31, 2007
	Earnings per	Earnings per	Earnings per	Earnings per
	Share - Basic	Share - Diluted	Share - Basic	Share - Diluted

Average Willis Share Price $24.00 (below collar)	$0.98	$0.95	$2.40	$2.33
Average Willis Share Price $28.00 (below collar)	$0.98	$0.97	$2.42	$2.35
Average Willis Share Price $31.46 (bottom of collar)	$0.99	$0.97	$2.43	$2.38
Average Willis Share Price $35.81 (used for pro forma)	$1.01	$0.99	$2.49	$2.43
Average Willis Share Price $40.04 (top of collar)	$1.02	$1.01	$2.52	$2.47
Average Willis Share Price $44.00 (above collar)	$1.03	$1.02	$2.53	$2.49
Average Willis Share Price $48.00 (above collar)	$1.04	$1.02	$2.55	$2.50

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including each of Willis’s and HRH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the matters addressed under the heading “Forward-Looking Statements” beginning on page 24 of this document, you should carefully consider the following risk factors in their entirety in deciding whether to vote in favor of the proposals described in this document.

Because the market price of Willis common stock will fluctuate, HRH shareholders cannot be sure of the value of the merger consideration they will receive.

Upon completion of the merger, HRH shareholders will be entitled to receive, at their election and subject to proration and adjustment as described below, consideration in the form of either (i) shares of Willis common stock or (ii) cash, for each share of HRH common stock that they own. The value of the merger consideration to be received by HRH shareholders will be based on the average closing price of Willis common stock on the NYSE for the ten trading days ending on the second full trading day before the closing of the merger. This average price may differ from the closing price on the date that we announced the merger, on the date that this document was mailed, on the date of the special meeting, on the date that is the deadline for making an election, on the effective time of the merger and on the date you receive the merger consideration. If the pre-closing average Willis common stock is less than $31.46 or more than $40.04, any change in the market value of Willis common stock will affect the market value of the consideration that HRH shareholders will receive upon completion of the merger. Please see “The Merger Agreement — Consideration to be Received in the Merger” beginning on page 44.

Accordingly, at the time of the special meeting, and at the time of making an election to receive cash or stock, HRH shareholders will not know or be able to calculate the value of the merger consideration they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, regulatory considerations, legal proceedings and developments, market assessments of the benefits of the merger, the prospects of post-merger operations and other factors. Many of these factors are beyond our control. Neither company is permitted to terminate the merger agreement solely because of changes in the market prices of either company’s stock. You should obtain current market quotations for shares of HRH common stock and for shares of Willis common stock.

The ability of HRH shareholders to elect to receive cash or shares of Willis common stock in exchange for their shares of HRH common stock will be subject to proration in the event of an oversubscription or undersubscription of the cash election or the stock election.

Although each HRH shareholder may elect to receive all cash, all Willis common stock or a combination of both, in the merger, the cash and stock elections are subject to proration and adjustment to ensure that, in the aggregate, the merger consideration will consist 50% of cash and 50% of shares of Willis common stock (unless Willis chooses to increase the cash percentage of the aggregate merger consideration). As a result, even if you make an all-cash election or an all-stock election, you may nevertheless receive a mix of cash and stock consideration for your shares of HRH common stock. In addition, if you elect to receive a combination of stock and cash, you may not receive the desired mix. Accordingly, HRH shareholders may not receive exactly the amount and type of consideration that they elected to receive in the merger, which could result in, among other things, tax consequences that differ from those that would have resulted if they had received the form of consideration that they had elected (including the potential recognition of gain for U.S. federal income tax purposes if they receive cash).

For a discussion of the election mechanism and possible adjustments to the consideration paid per share of HRH common stock for which either a cash election or a stock election has been made, see “The Merger Agreement — Consideration to be Received in the Merger” beginning on page 44. For a discussion of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 60.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to achieve the anticipated cost synergies and other strategic benefits from combining the businesses of Willis and HRH. We expect Willis to benefit from operational synergies resulting from the consolidation of capabilities and elimination of redundancies as well as greater efficiencies from increased scale. However, to realize these anticipated benefits, we must successfully combine the businesses of Willis and HRH. If we are not able to achieve these objectives, the anticipated cost synergies and other strategic benefits of the merger may not be realized fully or at all or may take longer to realize than expected. We may fail to realize some or all of the anticipated benefits of the transaction in the amounts and times projected for a number of reasons, including that the integration may take longer than anticipated, be more costly than anticipated or have unanticipated adverse results relating to Willis’s or HRH’s existing businesses.

The integration of the businesses and operations of Willis and HRH involves risks, and the failure to integrate successfully the businesses and operations in the expected time frame may adversely affect Willis’s future results.

Historically, Willis and HRH have operated as independent companies, and they will continue to do so until the completion of the merger. The management of Willis may face significant challenges in consolidating the functions of Willis and HRH and their subsidiaries, integrating their technologies, organizations, procedures, policies and operations, addressing differences in the business cultures of the two companies, retaining key personnel and maintaining relationships with certain third parties. In connection with the merger, Willis expects to integrate certain operations of Willis and HRH, and the integration of the two companies will be complex and time consuming, and require substantial resources and effort. The integration process and other disruptions resulting from the merger may disrupt each company’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect our relationships with clients and customers of Willis and HRH and with other market participants, employees, regulators and others with whom we have business or other dealings. If Willis fails to manage the integration of these businesses effectively, its growth strategy and future profitability could be negatively affected, and it may fail to achieve the intended benefits of the merger.

Willis and HRH will incur transaction, integration and restructuring costs in connection with the merger.

Willis and HRH expect to incur significant costs associated with transaction fees, professional services and other costs related to the merger. Willis also will incur integration and restructuring costs following the completion of the merger as Willis integrates the business of HRH with that of Willis. Although Willis and HRH expect that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, merger-related and restructuring costs over time, this net benefit may not be achieved in the near term, or at all.

HRH will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, producers, customers and other third-parties may have an adverse effect on HRH and consequently, on Willis. These uncertainties may impair HRH’s ability to retain and motivate key personnel until the merger is completed and could cause customers and others that deal with HRH to defer purchases or other decisions concerning HRH or seek to change existing business relationships with HRH. If key employees depart because of uncertainty about their future roles and the potential complexities of integration, the combined company’s business following the merger could be harmed.

In addition, the merger agreement restricts HRH from making certain acquisitions and taking other specified actions without the consent of Willis until the merger occurs. These restrictions may prevent HRH from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 51 of this proxy statement/prospectus for a description of the restrictive covenants applicable to HRH.

The fairness opinion obtained by HRH from its financial advisors will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

HRH has not obtained an updated opinion as of the date of this document from Sandler O’Neill, HRH’s financial advisor. Changes in the operations and prospects of HRH, Willis, general market and economic conditions and other factors, which may be beyond the control of HRH, and on which the fairness opinion was based, may alter the value of Willis or HRH or the prices of shares of Willis or HRH common stock by the time the merger is completed. The opinion is based on the information in existence on the date delivered and will not be updated as of the time the merger will be completed. Because HRH does not anticipate asking its financial advisors to update its opinion, the opinion given at the time the merger agreement was signed does not address the fairness of the merger consideration, from a financial point of view, at the time of the special meeting or at the time the merger is completed. For a description of the opinion that HRH received from its financial advisor, please refer to “The Merger — Opinion of Sandler O’Neill, Financial Advisor to HRH” beginning on page 32.

The merger agreement limits HRH’s ability to pursue alternatives to the merger.

Under the terms of the merger agreement, HRH will be required to pay to Willis a termination fee of $74 million if the merger agreement is terminated under certain circumstances. In addition, the merger agreement limits the ability of HRH to initiate, solicit, encourage, facilitate, discuss, negotiate or enter into any agreement with respect to certain acquisition or merger proposals from a third party. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of HRH from considering or proposing an acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire HRH than it might otherwise have proposed to pay. See “The Merger Agreement — Termination of the Merger Agreement — Termination Fee” and “The Merger Agreement — Non-Solicitation of Alternative Transactions” on pages 58 and 53, respectively.

HRH’s executive officers and directors may have financial interests in the merger that are different from, or in addition to, the interests of HRH shareholders.

Executive officers and directors of HRH negotiated the terms of the merger agreement, and HRH’s board of directors approved and recommended that HRH’s shareholders vote to approve and adopt the merger agreement. These executive officers and directors may have interests in the merger that are different from, or in addition to, those of HRH shareholders generally. These interests include, but are not limited to, the continued employment of certain executive officers of HRH with Willis, the treatment of equity awards held by directors and executive officers of HRH in the merger (including the accelerated vesting of equity awards), the vesting and accelerated payment of certain retirement benefits and the indemnification of former HRH directors and executive officers by Willis. In addition, pursuant to existing employment agreements, certain executive officers of HRH could receive substantial payments in connection with the merger, and HRH could also be obligated to make gross-up payments to certain of those executives for the amount of certain taxes resulting from some of these payments. In considering these facts and the other information contained in this document, you should be aware of these interests. Please see “The Merger — Interests of HRH Executive Officers and Directors in the Merger” beginning on page 40.

Any delay in completion of the merger may significantly reduce the benefits expected to be obtained from the merger.

In addition to the required regulatory clearances and approvals, the merger is subject to a number of other conditions beyond our control that may prevent, delay or otherwise negatively affect its completion. See “Regulatory Approvals” beginning on page 59 and “The Merger Agreement — Conditions to Complete the Merger” beginning on page 56. We cannot predict whether and when these other conditions will be satisfied. Further, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger may reduce the cost and revenue synergies and other benefits that we expect to achieve if we successfully complete the merger within the expected timeframe and integrate our respective businesses.

The unaudited pro forma financial information included in this document may not be indicative of what Willis’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what Willis’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to HRH’s net assets. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of HRH as of the date of the completion of the merger. In addition, subsequent to the merger completion date, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document. See “Unaudited Pro Forma Condensed Combined Financial Information of Willis” on page 68 for more information.

Willis’s incurrence of additional debt to pay a portion of the merger consideration will significantly increase Willis’s interest expense, financial leverage and debt service requirements.

In connection with the merger, Willis expects to incur incremental borrowings of up to $2.25 billion (initially consisting of a $700 million term loan facility, a $300 million revolving credit facility and a $1.25 billion 364-day interim term loan facility). See “Description of Debt Financing” on page 65. Incurrence of this new debt will significantly increase the combined company’s leverage. Although management believes that the combined company’s cash flows will be more than adequate to service this debt, there may be circumstances in which required payments of principal and/or interest on this new debt could adversely affect the combined company’s cash flows and this level of indebtedness may:

•	require Willis to dedicate a significant portion of its cash flow from operations to payments on its debt, thereby reducing the availability of cash flow to fund capital expenditures, to pursue other acquisitions or investments in new technologies, to pay dividends and for general corporate purposes;

•	increase Willis’s vulnerability to general adverse economic conditions, including increases in interest rates if the borrowings bear interest at variable rates;

•	limit Willis’s flexibility in planning for, or reacting to, changes or challenges relating to its business and industry; and

•	put Willis at a competitive disadvantage against competitors who have less indebtedness or are in a more favorable position to access additional capital resources.

The terms of the proposed financing also include certain limitations on the amount and type of investments that may be made and the amount of dividends that may be declared. In addition, any borrowings may be made at variable interest rates, making Willis vulnerable to increases in interest rates generally.

In addition, to the extent that the credit ratings of Willis are below pre-merger levels, borrowing costs may increase (including with respect to Willis’s credit facilities and outstanding notes), and to the extent that the combined company’s credit ratings were to fall below investment grade, the terms of the financing obligations could include restrictions, such as affirmative and negative covenants (including restricting Willis’s ability to pay dividends, incur additional debt or sell assets), conditions to borrowing, subsidiary guarantees and stock pledges. A failure to comply with these restrictions could result in a default under the financing obligations or could require Willis to obtain waivers from its lenders for failure to comply with these restrictions. The occurrence of a default that remains uncured or the inability to secure a necessary consent or waiver could cause Willis’s obligations with respect to its debt to be accelerated and have a material adverse effect on Willis’s business, financial condition or results of operations. More information about these financing arrangements can be found in the “Description of Debt Financing” on page 65.

HRH’s shareholders will not control Willis’s future operations.

HRH’s shareholders collectively own 100% of HRH and, in the aggregate, have the absolute power to approve or reject any matters requiring the adoption or approval of shareholders under Virginia law and HRH’s amended and restated articles of incorporation and by-laws. After the merger, HRH’s shareholders in the aggregate will hold less than 20% of the outstanding shares of Willis common stock. Accordingly, even if all of the former HRH shareholders voted in concert on all matters presented to Willis’s shareholders from time to time, the former HRH shareholders may not have a significant impact on the election of directors or whether future Willis proposals are approved or rejected.

The shares of Willis common stock to be received by HRH shareholders as a result of the merger will have different rights from the shares of HRH common stock.

Following completion of the merger, HRH shareholders will no longer be shareholders of HRH, a Virginia corporation, but will instead be shareholders of Willis, a Bermuda company. There will be important differences between your current rights as an HRH shareholder and the rights to which you will be entitled as a shareholder of Willis. See “Comparative Rights of Willis and HRH Shareholders” beginning on page 77 for a discussion of the different rights associated with shares of Willis common stock.

Willis common stock may be affected by factors different from those affecting the price of HRH common stock.

Upon completion of the merger, holders of shares of HRH common stock will become holders of shares of Willis common stock. While Willis and HRH operate in the same industry, certain factors may affect Willis’s business, results of operations and the price of its common stock that might not similarly affect HRH’s business, results of operations and the price of its common stock. For a discussion of Willis’s and HRH’s businesses and certain factors to consider in connection with such businesses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of Willis’s and HRH’s Annual Reports on Form 10-K for the year ended December 31, 2007 and other documents incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of Willis and HRH and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either Willis or HRH to predict results or the actual effects of its plans and strategies, or those of the combined company after the merger, is inherently uncertain. Accordingly, actual results, events and outcomes may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of each of Willis and HRH that are incorporated herein by reference, as well as the following:

•	expected cost savings from the merger may not be fully realized within the expected time frames or at all;

•	changes in both companies’ businesses between now and the completion of the merger may have an adverse impact on Willis or HRH;

•	problems may arise in successfully integrating the businesses of the two companies;

•	unexpected costs involved with the merger;

•	risks that the proposed transaction disrupts current plans and operations;

•	the effect of the announcement of the merger on our client relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;

•	the ability to obtain regulatory approvals of the merger on the proposed terms and schedule;

•	the businesses of Willis and HRH will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	the failure to obtain the necessary debt financing arrangements set forth in commitment letters in connection with the merger;

•	revenues following the merger may be lower than expected;

•	the ability to retain existing clients, attract new business and retain key employees and producers;

•	changes in commercial property and casualty markets, or changes in premiums and availability of insurance products due to a catastrophic event such as a hurricane;

•	volatility or declines in other insurance markets and the premiums on which our commissions are based;

•	domestic and foreign legislative and regulatory changes affecting both our ability to operate and client demand;

•	the results of regulatory investigations, legal proceedings and other contingencies;

•	the timing of any exercise of put and call arrangements with associated companies;

•	the ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business;

•	rating agency actions that could inhibit ability to borrow funds or the pricing thereof;

•	the ability to execute our growth strategy and maintain our growth effectively;

•	increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities;

•	economic, political and market conditions;

•	natural disasters and other catastrophes;

•	industry and customer consolidation; and

•	other risks detailed in both companies’ filings with the SEC.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Willis or HRH or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Willis and HRH undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF HRH SHAREHOLDERS

General

This document is being furnished to HRH shareholders in connection with the solicitation of proxies by the HRH board of directors to be used at the special meeting of HRH shareholders to be held on [ • ], 2008, at [ • ], local time, at [ • ], and at any adjournment or postponement of that meeting. This document and the enclosed proxy card are being sent to HRH shareholders on or about [ • ], 2008.

Purpose of the Special Meeting of HRH Shareholders

At the special meeting of HRH shareholders, HRH shareholders will be asked to consider and vote on a proposal to:

•	approve and adopt the merger agreement, including the plan of merger; and

•	approve the adjournment or postponement of the special meeting of HRH shareholders, if necessary, to solicit additional proxies.

Record Date and Voting

The HRH board of directors has fixed the close of business on [ • ], 2008 as the record date for determining the HRH shareholders entitled to receive notice of and to vote at the special meeting of HRH shareholders. Only HRH shareholders of record at the close of business on that date will be entitled to vote at the special meeting of HRH shareholders and at any adjournment or postponement of that meeting. At the close of business on the record date, there were [ • ] shares of HRH common stock outstanding, held by approximately [ • ] holders of record.

Each holder of shares of HRH common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting of HRH shareholders and at any adjournment or postponement of that meeting. In order for HRH to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of HRH common stock entitled to vote at the special meeting of HRH shareholders must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card that is received at or prior to the special meeting of HRH shareholders (and not revoked as described below).

If your proxy card is properly executed and received by HRH in time to be voted at the special meeting of HRH shareholders, the shares represented by your proxy card will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide HRH with any instructions, your shares will be voted “FOR” the approval of the merger agreement and “FOR” the grant to persons named as proxies of discretionary authority to adjourn or postpone the special meeting of HRH shareholders, if necessary to solicit additional proxies.

Vote Required

The approval of the merger agreement requires the affirmative vote of holders of more than two-thirds of the outstanding shares of HRH common stock. Approval of any proposal to adjourn or postpone the meeting, if necessary, for the purpose of soliciting additional proxies may be obtained by the affirmative vote of the holders of a majority of the votes cast at the special meeting of HRH shareholders. Shares of HRH common stock as to which the “abstain” box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. The required vote of HRH shareholders on the merger agreement is based upon the number of outstanding shares of HRH common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote by Internet, telephone or in person at the special meeting of HRH shareholders or the abstention from voting by HRH shareholders, or the failure of any HRH shareholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker, will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. The required vote of HRH shareholders to approve the grant to persons named as proxies of discretionary authority to adjourn or postpone the special meeting of HRH shareholders, if necessary, to solicit additional proxies is based on the number of shares that are actually voted, not on the number of outstanding shares of HRH common stock. Accordingly, the failure to submit a proxy card or to vote by Internet, telephone or in person at the special meeting of HRH shareholders or the abstention from voting by HRH shareholders, or the failure of any HRH shareholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker, will have no effect on the proposal to approve the grant to persons named as proxies of discretionary authority to adjourn or postpone the special meeting of HRH shareholders, if necessary, to solicit additional proxies.

As of the record date, HRH directors and executive officers and their affiliates had or shared the power to vote in the aggregate approximately [ • ] shares of HRH common stock, representing approximately [ • ]% of the outstanding shares of HRH common stock.

We have been advised that HRH directors and executive officers will vote their shares of HRH common stock “FOR” the approval and adoption of the merger agreement and the grant to persons named as proxies of discretionary authority to adjourn or postpone the special meeting of HRH shareholders, if necessary, to solicit additional proxies.

Recommendation of the Board of Directors

As discussed elsewhere in this document, the HRH board of directors unanimously approved and adopted the merger agreement, the plan of merger and the transactions contemplated by the merger agreement. The HRH board of directors declared that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of HRH and its shareholders. The HRH board of directors unanimously recommends that the HRH shareholders vote “FOR” the approval and adoption of the merger agreement and the plan of merger and the grant to persons named as proxies of discretionary authority to adjourn or postpone the special meeting of HRH shareholders, if necessary, to solicit additional proxies.

The HRH board of directors did not make any recommendation as to whether or to what extent any HRH shareholder should elect cash or stock consideration, or both, in the merger.

HRH shareholders should carefully read this document in its entirety for more detailed information concerning the merger agreement and the merger. In particular, HRH shareholders are directed to the merger agreement, including the plan of merger, which is attached as Annex A to this document.

Revocability of Proxies

The presence of an HRH shareholder at the special meeting of HRH shareholders will not automatically revoke that HRH shareholder’s proxy. However, an HRH shareholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation to the Corporate Secretary of HRH at HRH’s executive headquarters that is received prior to the meeting;

•	submitting another proxy via the Internet, by telephone or by mail that is dated later than the original proxy and that is received prior to the meeting; or

•	attending the special meeting of HRH shareholders and voting in person if the shares of HRH common stock of the shareholder are registered in the shareholder’s name rather than in the name of a broker, bank or other nominee.

If your shares of HRH common stock are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

Attending the Special Meeting

All HRH shareholders at the close of business on [ • ], 2008, the record date for the special meeting, are invited to attend the special meeting. If you attend, you will be asked to present valid picture identification, such as a driver’s license or passport, and, if you are not a shareholder of record, evidence from your broker or bank that you are a shareholder and are eligible to attend the meeting, such as a letter or account statement from your broker or bank. Shareholders will not be allowed to use cameras, recording devices and other electronic devices at the meeting.

Voting by Mail, Electronically or by Telephone

You can vote by mail by completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this document. If you elect to vote by mail, you should vote early to ensure that your proxy card is received before the special meeting.

In addition to voting by submitting your proxy card by mail, HRH shareholders of record and many shareholders who hold their shares of HRH common stock through a broker or bank will have the option to submit their proxy electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in HRH’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy and voting instructions forwarded by your broker, bank or other holder of record to see which options are available.

HRH shareholders of record may submit their proxies:

•	through the Internet by visiting www.[ • ] and following the instructions; or

•	by telephone by calling the toll-free number [ • ] on a touch-tone phone and following the recorded instructions.

If you vote your proxy over the Internet or by telephone, you must do so before [ • ], New York time, on [ • ], 2008. If you hold your shares through a bank, broker, custodian or other recordholder, you may be subject to additional timing requirements. Please refer to the information provided by your bank, broker, custodian or other recordholder.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of HRH may solicit proxies for the special meeting of HRH shareholders from HRH shareholders personally or by telephone and other electronic means. However, they will not be paid for soliciting such proxies. HRH also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions. HRH has also made arrangements with Georgeson Inc. to assist in soliciting proxies and has agreed to pay them approximately $10,000, plus reasonable expenses, for these services.

Willis and HRH will share equally the expenses incurred in connection with the printing and mailing of this document.

THE MERGER

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this document. Please carefully read the merger agreement in its entirety, as it is the legal document that governs the merger.

Background of the Merger

The management of HRH has from time to time explored and assessed various strategic options potentially available to HRH, including through periodic contacts with various institutions regarding potential business combination transactions, and has reviewed and discussed these options with the HRH board of directors. These strategic discussions have focused on, among other things, the business environment facing insurance brokerage firms generally and HRH in particular, as well as conditions and ongoing consolidation in the insurance brokerage industry and the broader financial services market.

Willis’s management and board of directors also regularly review the insurance brokerage industry environment, including the ongoing consolidation in the industry, and periodically discuss ways in which to enhance Willis’s competitive position and business strategy.

In mid-February 2008, Mr. Plumeri, Chief Executive Officer of Willis, met informally with Mr. Vaughan, Chief Executive Officer of HRH, to discuss the insurance brokerage industry generally and their respective companies. Among other things, the two discussed industry trends and the strategic challenges and opportunities facing the industry and their companies. Mr. Plumeri indicated at this meeting that he believed that a strategic combination of the two institutions could be worth future discussions.

In mid-March 2008, Mr. Plumeri and Mr. Patrick Regan, Willis’s Chief Financial Officer, attended a meeting with certain representatives of HRH, including Mr. Vaughan, to further discuss the possibility of a strategic combination of the two institutions. In late March 2008, Willis provided HRH with an informal expression of interest in a potential combination transaction. Thereafter, the board of directors of HRH met to review and consider this expression of interest from Willis. At that meeting, the HRH board determined that it would be advisable to consider whether discussions with Willis regarding a potential transaction would be in the best interests of HRH and its shareholders. Accordingly, in early April 2008, the HRH board determined to form a special committee to lead the board’s exploration of whether a potential transaction might be advisable, and HRH indicated to Willis that it would respond to Willis’s expression of interest following the review and evaluation of the committee and the full board. The special committee was comprised of HRH board members Robert W. Fiondella, Anthony F. Markel and Theodore L. Chandler, Jr., all of whom are independent directors within the meaning of the NYSE listing standards.

During the month of April and the first half of May 2008, the special committee of the HRH board retained financial and legal advisors and met on several occasions with HRH management and the advisors to study the potential merits of a transaction generally and a transaction with Willis in particular, as well as other strategic alternatives. Among the alternatives considered was the possibility of remaining as an independent entity, and the special committee, management and HRH’s advisors all worked to consider the potential strategies for and merits of continuing as an independent entity, as well as the risks attendant to such a strategy. During this period, the special committee or its chairperson periodically updated the full HRH board of directors regarding the committee’s review, and the board authorized the special committee to engage in further informal discussions with Willis regarding a potential transaction when and if the special committee determined that such further discussions were advisable, and requested that the special committee report back regarding the results of those discussions and the analyses of the committee, HRH management and the HRH advisors.

In mid-May 2008, the HRH special committee determined that, based on the review and discussions to date of the committee, the full board, HRH management and the HRH advisors, it would be advisable to engage in further discussions with Willis. Also, in mid-May 2008, Mr. Chandler indicated to Mr. Plumeri that HRH wished to further consider Willis’s expression of interest and encouraged Mr. Plumeri to contact Sandler O’Neill, which Mr. Plumeri did shortly thereafter. In late May 2008, the HRH special committee determined that, based on its review and discussions to date, it would be advisable to permit Willis to engage in a due diligence review of HRH with a view towards determining whether a transaction could be accomplished on advisable terms. Accordingly, HRH and Willis entered into a customary confidentiality agreement and Willis began its due diligence investigation of HRH and undertook meetings with the HRH management team to determine the potential benefits and risks associated with a combination.

Although subject to its due diligence investigations and board approval, Willis indicated that, as of the end of the month of May, it believed that it would be able to agree to a per share valuation at the high end of a range of $42 to $46 per share of HRH common stock. On May 30, 2008, the HRH board of directors met to receive an update from the special committee, management and its advisors regarding the status of the discussions with Willis, the status of Willis’s due diligence and the status of HRH’s continuing consideration of potential strategic alternatives. Following this meeting, the HRH board reiterated its continued interest in a potential transaction with Willis if such a transaction could be accomplished at the top of the range indicated by Willis and instructed the special committee and management to continue to work towards a potential transaction. In late May and continuing into the first days of June 2008, the parties discussed the potential financial terms of the merger, including the potential transaction pricing, the form of merger consideration and the transaction pricing protection mechanics, and legal counsel to Willis and HRH began to work with their clients to prepare a draft merger agreement and related deal documentation. On June 4, the HRH board met again to receive an update on the potential terms and merger consideration. Thereafter, the parties and their advisors worked to finalize the terms of the merger agreement and related transaction documentation and to finalize their due diligence investigation, including HRH’s due diligence investigation of Willis.

On June 5, the board of directors of Willis held a special meeting, at which members of Willis’s senior management and Willis’s legal and financial advisors also were present, to discuss the proposed merger, including the proposed terms of the merger agreement. On June 6, the Willis board of directors met again, by telephone, with members of Willis’s senior management and Willis’s legal and financial advisors. At the meeting, the board of directors of Willis voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement.

Also on June 6, the board of directors of HRH met again. The special committee and management reviewed for the HRH board of directors the background of the discussions with Willis and the progress of the negotiations, and reported on HRH’s due diligence investigation of Willis. HRH’s financial advisor, Sandler O’Neill, reviewed with the HRH board of directors the proposed financial terms of the transaction with Willis. Sandler O’Neill also reviewed with the HRH board of directors additional information, including financial information regarding Willis, HRH and the transaction, as well as information regarding peer companies and comparable transactions. In connection with the deliberation by the HRH board of directors, Sandler O’Neill rendered to the HRH board of directors its oral opinion (subsequently confirmed in writing), as described under “— Opinion of Sandler O’Neill, Financial Advisor to HRH” beginning on page 32, that, as of the date of its opinion, and subject to and based on the qualifications and assumptions set forth in its opinions, the merger consideration was fair, from a financial point of view, to the HRH shareholders. Representatives of Wachtell, Lipton, Rosen & Katz, legal advisors to HRH, discussed with the HRH board of directors the legal standards applicable to its decisions and actions with respect to its evaluation of merger proposals, and reviewed the proposed merger agreement and the related information.

Following these discussions, and review and discussion among the members of the HRH board of directors, including consideration of the factors described beginning on page 31 under “— HRH’s Reasons for the Merger; Recommendation of HRH’s Board of Directors,” the HRH board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of HRH and its shareholders, and the directors voted unanimously to approve the merger with Willis and to approve and adopt the merger agreement.

The definitive transaction documentation was finalized and executed on June 7, 2008, and on June 8, the transaction was announced in a press release issued jointly by Willis and HRH.

HRH’s Reasons for the Merger; Recommendation of HRH’s Board of Directors

In reaching its decision to adopt and approve the merger agreement and recommend the merger to its shareholders, the HRH board of directors consulted with the special committee of the board, HRH management, as well as its legal and financial advisors, and considered a number of factors, including:

•	its knowledge of HRH’s business, operations, financial condition, earnings and prospects and of Willis’s business, operations, financial condition, earnings and prospects, taking into account the results of HRH’s due diligence review of Willis;

•	its knowledge of the current environment in the financial services industry generally and the insurance brokerage industry more specifically, including economic conditions, slowing organic revenue growth, falling property and casualty rates, continued consolidation, increased regulatory and compliance focus, strong competitive pressures, and the impact of these factors on the companies’ potential growth, development and strategic options;

•	the financial terms of the merger, including the fact that, based on the closing prices on the NYSE of Willis common stock on June 6, 2008 (the last trading day prior to the execution and announcement of the merger agreement), the implied acquisition price of $46 per share represented an approximate 48.9% premium over the closing price of HRH shares on the NYSE as of that date (and a premium of approximately 48.6% and 60.3% over the average HRH trading prices for the prior week and month, respectively), and a multiple to HRH’s last twelve months’ earnings per share of 25.7;

•	the structure of the merger and the terms of the merger agreement, including the fact that the merger consideration would have a fixed value of $46 per share within the agreed range of Willis trading prices, and the fact that HRH shareholders would have the right to elect to receive a portion of the merger consideration either in cash or Willis common stock, subject to adjustment, and including the merger agreement’s non-solicitation and shareholder approval covenants, and the termination fee provisions that the HRH board of directors understood was a condition to Willis’s willingness to enter into the merger agreement and that could limit the willingness of a third party to propose a competing business combination transaction with HRH;

•	its belief that the merger presented a more favorable opportunity for the HRH shareholders than the potential value that might result from other alternatives available to HRH, including remaining an independent company or pursuing other strategic alternatives given the potential rewards, risks and uncertainties associated with those other strategies;

•	the financial analyses presented by Sandler O’Neill to the HRH board of directors, and Sandler O’Neill’s opinion dated as of June 6, 2008 to the effect that, as of that date, and subject to and based on the qualifications and assumptions set forth in the opinion, the consideration to be received by the holders of common stock of HRH in the merger was fair, from a financial point of view, to such shareholders;

•	the potential cost saving and other synergy opportunities, and the related potential impact on the combined company’s financial results and prospects;

•	its assessment of the likelihood that the merger would be completed in a timely manner and that the combined company would be able to successfully integrate and operate the businesses of the combined company after the merger;

•	the expected treatment of the merger as a “reorganization” for United States federal income tax purposes;

•	the regulatory and other approvals required in connection with the merger and the likelihood such approvals would be received in a timely manner and without unacceptable conditions;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	the fact that some of HRH’s directors and executive officers have other interests in the merger that are in addition to their interests as HRH shareholders, including as a result of employment and compensation arrangements with HRH and the manner in which they would be affected by the merger. See below under “— Interests of HRH Executive Officers and Directors in the Merger” beginning on page 40.

The HRH board of directors unanimously recommends that HRH shareholders vote “FOR” the proposal to approve and adopt the merger agreement (including the plan of merger).

Opinion of Sandler O’Neill, Financial Advisor to HRH

Pursuant to a letter agreement dated April 10, 2008, HRH engaged Sandler O’Neill to act as its financial advisor in connection with HRH’s consideration of a possible business combination transaction. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The HRH board of directors retained Sandler O’Neill because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions and has substantial experience in transactions similar to the proposed merger.

Sandler O’Neill acted as financial advisor to HRH in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the June 6, 2008 meeting at which HRH’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to HRH’s shareholders from a financial point of view. The full text of Sandler O’Neill’s opinion is attached to this document as Annex B. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Sandler O’Neill urges HRH shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the HRH board and is directed only to the fairness of the merger consideration to HRH from a financial point of view. It does not address the underlying business decision of HRH to engage in the merger or any other aspect of the merger and is not a recommendation to any HRH shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its June 6, 2008 opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of HRH that it deemed relevant;

•	certain publicly available financial statements and other historical financial information of Willis that it deemed relevant;

•	consensus earnings estimates for HRH for the years ending December 31, 2008, 2009 and 2010;

•	internal financial projections for HRH for the years ending December 31, 2008 through 2011 as furnished by and reviewed with senior management of HRH;

•	consensus earnings estimates for Willis for the years ending December 31, 2008, 2009 and 2010 as discussed with senior management of Willis;

•	the estimated pro forma financial impact of the merger on Willis, based on assumptions relating to transaction expenses, certain purchase accounting adjustments, cost savings, other synergies and the terms of the expected debt financings to be engaged in by Willis in connection with the merger, all as provided by the senior management of Willis;

•	the publicly reported historical price and trading activity for HRH’s and Willis’s common stock, including a comparison of certain financial and stock market information for HRH and Willis with similar publicly available information for certain other companies the securities of which are publicly traded;

•	to the extent publicly available, the financial terms of certain recent business combinations in the insurance brokerage industry;

•	the current market environment generally and the insurance brokerage industry environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of HRH the business, financial condition, results of operations and prospects of HRH and held similar discussions with certain members of the senior management of Willis regarding the business, financial condition, results of operations and prospects of Willis.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Sandler O’Neill by HRH or Willis or their respective representatives or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill has assumed such accuracy and completeness for purposes of rendering this opinion. Sandler O’Neill has confirmed with the senior management of each of HRH and Willis that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. Sandler O’Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HRH or Willis or any of their subsidiaries, or the collectability of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals.

With respect to the internal financial projections for HRH provided by senior management of HRH (the “Management Case”) and the publicly available earnings estimates for Willis used by Sandler O’Neill in its analyses, the senior managements of HRH and Willis confirmed to Sandler O’Neill that those projections and estimates reflected the best currently available estimates and judgments of the future financial performances of HRH and Willis, respectively. With respect to the estimates of transaction costs, certain purchase accounting adjustments, cost savings, other synergies and the terms of the expected debt financings to be engaged in by Willis in connection with the merger used by Sandler O’Neill in its analyses, the senior management of Willis confirmed to Sandler O’Neill that those estimates reflected their best currently available estimates. Sandler O’Neill expresses no opinion as to such financial projections or estimates or the assumptions on which they are based. Sandler O’Neill has also assumed that there has been no change in the assets, financial condition, results of operations, business or prospects of HRH or Willis since the date of the most recent financial statements made available to Sandler O’Neill that would be material to its analysis. Sandler O’Neill has assumed in all respects material to its analysis that HRH and Willis will remain as going concerns for all periods relevant to its analyses, that each party to the merger agreement will perform all of the material covenants required to be performed by such party under the merger agreement, that the conditions precedent in the merger agreement are not waived and that the merger will qualify as a reorganization for federal income tax purposes. Sandler O’Neill expresses no opinion as to any of the legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. Sandler O’Neill is expressing no opinion herein as to what the value of Willis’s common stock will be when issued to HRH’s shareholders pursuant to the Agreement or the prices at which HRH’s or Willis’s common stock may trade at any time.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete view of the process underlying the opinions of Sandler O’Neill. In arriving at their fairness determinations, Sandler O’Neill considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Sandler O’Neill made their determinations as to fairness on the basis of their experience and professional judgment after considering the results of all the analyses. No company or transaction used in the above analyses as a comparison is directly comparable to HRH, Willis or the contemplated merger.

Sandler O’Neill prepared these analyses for the purposes of providing their opinion to the HRH board of directors as to the fairness from a financial point of view to the holders of HRH common stock of the consideration to be received for each share of HRH common stock pursuant to the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of HRH, Willis, Sandler O’Neill or any other person assumes responsibility if future results are materially different from those forecast.

As described above, the opinion of Sandler O’Neill to the HRH board of directors was one of many factors taken into consideration by the HRH board of directors in making its determination to approve the merger agreement. Sandler O’Neill did not, however, recommend any specific amount of consideration to HRH or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger. The foregoing summary does not purport to be a complete description of the analysis performed by Sandler O’Neill in connection with the opinion and is qualified in its entirety by reference to the written opinion of Sandler O’Neill attached as Annex B to this proxy statement/prospectus, respectively.

Financial Analyses of Sandler O’Neill.  The following is a summary of the material financial analyses prepared by Sandler O’Neill in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Sandler O’Neill, nor does the order of analyses described represent relative importance or weight given to those analyses by Sandler O’Neill. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 6, 2008, and is not necessarily indicative of current market conditions.

Transaction Multiples Analysis.  Based upon the fixed value of $46.00 per share, Sandler O’Neill calculated the following multiples resulting from the implied value of the merger consideration:

•	implied premium to HRH’s current, 1-week prior, 1-month prior, 52-week high and 52-week low prices;

•	implied price as a multiple of HRH’s earnings per share for the last twelve months ended March 31, 2008;

•	implied price as a multiple of HRH’s estimated earnings per share for 2008 and 2009 based on the mean publicly available consensus analyst estimates;

•	implied price as a multiple of HRH’s estimated earnings per share for 2008 and 2009 based on the Management Case provided by HRH management (throughout this “Opinion of Sandler O’Neill, Financial Advisor to HRH” disclosure, the Management Case assumes 2.0% revenue growth through acquisitions in 2008 and 3.8% in 2009 and thereafter and organic growth for commissions and fees of 0% in 2008 and 2009 and 2% in 2010-2011, and cost savings necessary to achieve a 2.4% improvement in Earnings Before Income Taxes, Depreciation and Amortization, or “EBITDA,” margins by 2011); and

•	implied enterprise value (“enterprise value” is defined as market capitalization plus debt and preferred shares less non-restricted cash) as a multiple of HRH’s revenues and EBITDA for the last twelve months ended March 31, 2008.

The results of these analyses are summarized as follows:

$46.00
(Dollars in millions;
except per share data)

Premium to Current Price	48.9%
Premium to 1-Week Prior of $30.96	48.6%
Premium to 1-Month Prior of $28.70	60.3%
Premium to 52-Week High of $47.08	(2.3)%
Premium to 52-Week Low of $28.16	63.4%

Stock Price as a Multiple of:	Value
LTM 3/31/08 Earnings per Share (“EPS”)	$1.79	25.7	x
2008E EPS (Consensus)	2.03	22.6	x
2008E EPS (Management Case)(2)	2.18	21.1	x
2009E EPS (Consensus)	2.33	19.7	x
2009E EPS (Management Case)(2)	2.46	18.7	x
Enterprise Value at 3/31/08(3)(4) as a Multiple of:
LTM 3/31/08 Revenues	$808.2	2.6	x
LTM 3/31/08 EBITDA(1)	181.4	11.5	x

(1)	Assumes basic shares outstanding of 36.1 million, 0.3 million of restricted stock units and 3.7 million options at a weighted-average strike price of $36.26.

(2)	Assumes net debt at 3/31/08 equals debt of $436.8 million less non-fiduciary cash of $60.0 million based on HRH’s earnings release and transcript.

Historical Stock Price Performance Analysis — HRH.  Sandler O’Neill reviewed the stock price performance of the HRH common stock, Willis common stock, the Standard & Poor’s 500 Index and the Standard & Poor’s Property & Casualty Index beginning June 6, 2005. The results of these analyses are summarized as follows:

	HRH	Willis	S&P 500 Index	S&P P&C Index

Stock Price Performance Since 6/6/2005	(9.3)%	6.5%	13.6%	(10.2)%

Sandler O’Neill also reviewed the 1-year, 3-year and 5-year compound annual growth rates of the HRH common stock, the Standard & Poor’s 500 Index, the Standard & Poor’s Property & Casualty Index and the common stock of the following insurance brokers:

•	Aon Corporation;

•	Marsh & McLennan Companies, Inc.;

•	Willis;

•	Arthur J. Gallagher & Co.; and

•	Brown & Brown, Inc.

The results of these analyses are summarized as follows:

	Compound Annual Growth Rate
	1-Year	3-Year	5-Year

HRH	(29)%	(3)%	(3)%
Aon	10	24	12
Marsh & McLennan	(18)	(3)	(13)
Willis	(22)	2	2
Arthur J. Gallagher	(14)	(3)	(2)
Brown & Brown	(25)	(5)	2
S&P P&C	(24)	(4)	3
S&P 500	(10)	4	7

Selected Companies Analysis — HRH.  Sandler O’Neill reviewed and compared certain financial information for HRH to corresponding financial information, ratios and public market multiples for the selected insurance brokers described under the “Historical Stock Price Performance Analysis — HRH” above.

The multiples and ratios of the selected insurance brokers were based on market data as of June 6, 2008, and financial data as of or for the twelve month period ended March 31, 2008. The multiples and ratios of HRH and the selected insurance brokers were calculated using both mean publicly available consensus analyst estimates and publicly available financial data. With respect to the selected insurance brokers and HRH, Sandler O’Neill calculated:

•	enterprise value as a multiple of revenue for the last twelve months ended March 31, 2008;

•	enterprise value as a multiple of EBITDA for the last twelve months ended March 31, 2008;

•	stock price as a multiple of earnings per share for the last twelve months ended March 31, 2008;

•	stock price as a multiple of estimated earnings per share for 2008 and 2009; and

•	dividend yield.

•	The results of these analyses are summarized as follows:

			Selected Insurance Brokers(2)(3)(4)(5)
	HRH(1)		High		Mean		Median		Low

Enterprise Value/LTM Revenues	1.8	x	3.1	x	2.1	x	2.0	x	1.4	x
Enterprise Value/LTM EBITDA	8.2	x	10.4	x	9.3	x	9.2	x	8.1	x
Price/LTM EPS	17.2	x	28.8	x	18.3	x	16.1	x	12.3	x
Price/Estimated ’08 EPS (Consensus)	15.2	x	17.1	x	15.5	x	16.2	x	12.3	x
Price/Estimated ’09 EPS (Consensus)	13.2	x	15.0	x	13.6	x	14.2	x	10.8	x
Dividend Yield	1.8%		5.1%		2.7%		2.8%		1.3%

(1)	HRH LTM 3/31/08 EBITDA and EPS results are equal to reported results less approximately $3.6 million for reduction in accrual of previously recognized regulatory charges, recovery of certain integration costs and non-operating gains, tax effected at 39%.

(2)	Marsh & McLennan LTM 3/31/08 EBITDA and EPS results are equal to reported results plus $592 million in goodwill impairment, restructuring, regulatory and other one-time charges, tax effected at 33%.

(3)	Aon LTM 3/31/08 EBITDA and EPS results are equal to reported results plus $124 million for restructuring charges, reinsurance litigation and other one-time charges, partially offset by gain on sales of assets, tax effected at 35%.

(4)	Willis LTM 3/31/08 EBITDA and EPS results are equal to reported results plus $14 million related to severance costs and other one-time expenses, partially offset by gains on the disposal of the London headquarters and other operations, tax effected at 30%.

(5)	Arthur J. Gallagher LTM 3/31/08 EBITDA and EPS results are equal to reported results less approximately $1 million of investment gains, tax effected at 35%.

Selected Transactions Analysis — HRH.  Sandler O’Neill reviewed 14 merger transactions announced from January 1, 2002 through June 6, 2008 involving insurance brokers with an enterprise value greater than $100 million.

Target Name (Seller Name)	Buyer Name

Alexander Forbes(1)	Actis Capital
Hub International(2)	Apax Partners/Morgan Stanley
USI Holdings(3)	GS Capital
Clark, Inc.	AEGON NV
Kibble & Prentice	USI Holdings
Jardine Lloyd Thompson’s USA Ops.(4)	Alliant Resources Group
Citizen Financial Ins. Broker Units	Hub International
Stewart Smith (Willis)(5)	American Wholesale
Hull & Company	Brown and Brown
Summit Global Partners(6)	USI Holdings
Talbot Financial	Hub International
McGriff, Seibels & Williams(7)	BB&T Insurance Services
Long Miller & Associates	Clark, Inc.
Hobbs Group LLC	Hilb, Rogal & Hamilton

(1)	Assumes there is no unrestricted cash. EBITDA is assumed to equal Trading Profit (which excludes interest expense and one-time charges) plus depreciation and amortization expense. Assumes an exchange rate of 7.1175 South African Rand to U.S. $1.00 as of 05/31/07.

(2)	HBG LTM 12/31/06 results are equal to reported results plus $11 million for Talbot compensation expense less gain on disposal of subsidiaries, property, equipment and other assets.

(3)	USIH LTM 09/30/06 results are equal to reported results plus $5 million for margin improvement plan expenses, expenses related to an indication of interest from a third-party and loss on early extinguishment of debt.

(4)	Assumes $1.4 million of depreciation.

(5)	Annualizes revenues for the period of 01/01/05 to 04/13/05.

(6)	Estimate of 20% EBITDA margin based on disclosure made by USI Holdings management on its 09/09/04 conference call.

(7)	Based on BB&T’s closing price of $38.84 on 11/10/03 using the 7,827,789 shares applicable to the upper range of the collar plus $50 million in cash and a $102 million earnout. Cash on the balance sheet at 9/30/03 is assumed to have been paid to the selling shareholders as a special dividend. As a result, such cash is not netted against assumed debt.

In each of the comparable transactions, Sandler O’Neill reviewed the following multiples: (i) enterprise value to last twelve months’ revenue and (ii) enterprise value to EBITDA, and computed the high, mean, median and low multiples for these transactions.

	Peer Group		Peer Group		Peer Group		Peer Group
	High		Mean		Median		Low

Enterprise Value/ Revenue(1)	6.1	x	2.6	x	2.4	x	1.4	x
Enterprise Value/ EBIDTA(1)	13.1	x	10.9	x	11.2	x	8.3	x

(1)	Annualized financial data for Kibble & Prentice/USI Holdings, Jardine Lloyd Thompson’s USA Ops./Alliant Resources, Citizens Financial’s Insurance Broker Units/Hub International, Stewart Smith (Willis Group)/American Wholesale, Hull & Company/Brown and Brown, Summit Global Partners/USI Holdings and Talbot Financial/Hub International.

These multiples were applied to HRH’s financial information as of and for the twelve months ended March 31, 2008. As illustrated in the following table, Sandler O’Neill imputed ranges of values per share for HRH’s common stock of $21.72 to $115.98 based upon the low, mean, median and high multiples for the last twelve month’s revenue and EBITDA.

	Low	Implied	Mean	Implied	Median	Implied	High	Implied
	Multiple	Value(1)	Multiple	Value(1)	Multiple	Value(1)	Multiple	Value(1)

Enterprise Value / Last Twelve Month’s Revenue(2)	1.4x	$21.72	2.6x	$46.35	2.4x	$42.87	6.1x	$115.98
Enterprise Value / Last Twelve Month’s EBIDTA(3)	8.3x	$31.32	10.9x	$43.13	11.2x	$44.66	13.1x	$53.22

(1)	Assumes net debt at 3/31/08 equals debt of $436.8 million less non-fiduciary cash of $60.0 million based on HRH’s first quarter earnings release and transcript, respectively, and option proceeds of $134.6 million. Per-share values based on 40.104 million shares which included 36.123 million actual shares, 0.268 million restricted share units and 3.713 million options exercisable at a weighted average strike price of $36.26.

(2)	HRH LTM 3/31/08 revenue excludes approximately $0.2 million of non-operating gains on the sale of certain offices, accounts and other assets.

(3)	HRH LTM 3/31/08 results are equal to reported results less approximately $3.6 million for reduction in accrual of previously recognized regulatory charges, recovery of certain integration costs and non-operating gains.

Premiums Paid Analysis.  Sandler O’Neill reviewed premiums to stock price paid in public acquisition transactions for (i) all financial services acquisition transactions excluding insurance industry transactions between January 1, 2002 and June 6, 2008 with transaction values between $1 billion and $5 billion and (ii) all insurance transactions between January 1, 2002 and June 6, 2008, and applied such premiums to the closing stock price for HRH’s common stock on June 6, 2008.

The following table presents the results of this analysis:

			Financial		Insurance
			Services		Industry
		Financial	Imputed	Insurance	Imputed
	HRH	Services	Price per	Industry	Price per
	Price	Transactions	Share	Transactions	Share

Number of transactions		37		49
To Price 1-Day Prior:	$30.89
Mean		19.2%	$36.81	24.3%	$38.40
Median		16.0%	35.82	21.2%	37.43
To Price 1-Month Prior:	$28.70
Mean		22.9%	$35.27	28.3%	$36.81
Median		24.9%	35.84	27.4%	36.57

Discounted Cash Flow Analysis — HRH.  Sandler O’Neill performed an illustrative discounted cash flow analysis to determine a range of implied present values per share of HRH common stock based on the 2008 to 2011 Management Case projections. Sandler O’Neill used discount rates ranging from 11% to 15%, terminal 2011 EBITDA multiples ranging from 8.0x to 11.0x and assumed results were discounted back to January 1, 2008. This analysis resulted in a range of implied present value per share of HRH common stock of $31.21 to $49.24.

Selected Companies Analysis — Willis.  Sandler O’Neill reviewed and compared certain financial information for Willis to corresponding financial information, ratios and public market multiples for the following selected insurance brokers:

•	Aon Corporation;

•	Marsh & McLennan Companies, Inc.;

•	Arthur J. Gallagher & Co.;

•	Brown & Brown, Inc.; and

•	Hilb Rogal and Hobbs Company.

The multiples and ratios of the selected insurance brokers were based on market data as of June 6, 2008, and financial data as of or for the period ended March 31, 2008. The multiples and ratios of Willis and the selected insurance brokers were calculated using both mean publicly available consensus analyst estimates and publicly available financial data. With respect to the selected insurance brokers and Willis, Sandler O’Neill calculated:

•	enterprise value as a multiple of revenue for the last twelve months ended March 31, 2008;

•	enterprise value as a multiple of EBITDA for the last twelve months ended March 31, 2008;

•	stock price as a multiple of earnings per share for the last twelve months ended March 31, 2008;

•	stock price as a multiple of estimated earnings per share for 2008 and 2009; and

•	dividend yield.

The results of these analyses are summarized as follows:

			Selected Insurance Brokers(2)(3)(4)(5)
	Willis(1)		High		Mean		Median		Low

Enterprise Value/LTM Revenues	2.4	x	3.1	x	2.0	x	1.8	x	1.4	x
Enterprise Value/LTM EBITDA	9.2	x	10.4	x	9.1	x	9.1	x	8.1	x
Price/LTM EPS	12.3	x	28.8	x	19.3	x	17.2	x	14.9	x
Price/Estimated ’08 EPS (Consensus)	12.3	x	17.1	x	16.1	x	16.2	x	15.2	x
Price/Estimated ’09 EPS (Consensus)	10.8	x	15.0	x	14.0	x	14.2	x	13.2	x
Dividend Yield	2.8%		5.1%		2.5%		1.8%		1.3%

(1)	Willis LTM 3/31/08 EBITDA and EPS results are equal to reported results plus $14 million related to severance costs and other one-time expenses, partially offset by gains on the disposal of the London headquarters and other operations, tax effected at 30%.

(2)	Marsh & McLennan LTM 3/31/08 EBITDA and EPS results are equal to reported results plus $592 million in goodwill impairment, restructuring, regulatory and other one-time charges, tax effected at 33%.

(3)	Aon LTM 3/31/08 EBITDA and EPS results are equal to reported results plus $124 million for restructuring charges, reinsurance litigation and other one-time charges, partially offset by gain on sales of assets, tax effected at 35%.

(4)	Arthur J. Gallagher LTM 3/31/08 EBITDA and EPS results are equal to reported results less approximately $1 million of investment gains, tax effected at 35%.

(5)	HRH LTM 3/31/08 EBITDA and EPS results are equal to reported results less approximately $3.6 million for reduction in accrual of previously recognized regulatory charges, recovery of certain integration costs and non-operating gains, tax effected at 39%.

Dividend Discount Analysis — Willis.  Sandler O’Neill performed a dividend discount analysis to determine a range of values per share of Willis common stock. Sandler O’Neill used discount rates ranging from 11% to 15%, forecasts of Willis’s earnings per share based on mean publicly available consensus analyst estimates for 2008, 2009 and 2010, grown by the mean consensus long-term growth rate of 10.3% thereafter, reviewed by Willis management, dividends per share of $1.04 in 2008 grown at 6.6% thereafter, terminal forward EPS multiples ranging from 12.0x to 15.0x and discounted values back to January 1, 2008. This analysis resulted in a range of implied present value of $36.79 to $51.85 per share of Willis common stock.

Using the same set of projections, Sandler O’Neill performed a sensitivity analysis to analyze the percentage achievement of the mean publicly available consensus analyst estimates using 95% to 110% of EPS estimate achievement and dividend growth of between 2% and 10% assuming a constant terminal multiple of 14.0x and discount rate of 13%. This analysis resulted in a range of implied present value of $39.18 to $59.43 per share of Willis common stock.

Pro Forma Analysis.  Sandler O’Neill prepared an illustrative pro forma analysis of the potential financial impact of the merger on Willis using the merger related assumptions provided by Willis, HRH’s Management Case and the mean publicly available consensus analyst estimates for Willis. This analysis indicated that the merger would be dilutive to Willis in 2009 and accretive in 2010 on a GAAP operating EPS basis and accretive in 2009 and 2010 on a cash EPS basis.

Sandler O’Neill is entitled to receive a fee of $9.7 million, of which $100,000 became payable upon execution of the letter agreement and the balance of which is contingent upon completion of the merger. Over the past two years, Sandler O’Neill received an aggregate of approximately $100,000 in fees for services performed for HRH.

Willis’s Reasons for the Merger

Willis’s board of directors, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, considered the following, among other factors:

•	HRH’s business, financial condition, results of operations, competitive position, reputation, prospects and pending legal proceedings, as well as current industry, economic, government, regulatory and market conditions;

•	the impact of the merger on Willis’s business, financial condition and results of operations, and the prospects for growth as a result of the merger;

•	its assessment of the complementary strengths and geographic footprints of each of Willis and HRH, and of the potential synergies and efficiencies that may be realized from the merger;

•	the strategic attractiveness of HRH in relation to other possible opportunities for growth;

•	the terms and conditions of the merger agreement, including the form and amount of the merger consideration, the representations and warranties and the covenants, conditions to closing and termination rights;

•	that the value of the per-share merger consideration is fixed for a specified range of the average Willis share price, and that outside such range, the value of part of the per-share merger consideration is fixed and the value of the remaining part of the per-share merger consideration will fluctuate based on the average Willis share price; and

•	the amount and terms of the proposed financing in connection with the merger.

In the view of the number and variety of factors considered in its evaluation of the merger, Willis’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights of the specific factors it considered in reaching its determination.

Interests of HRH Executive Officers and Directors in the Merger

In considering the recommendation of the HRH board of directors that you vote to approve and adopt the merger agreement, you should be aware that some of HRH’s executive officers and directors have financial interests in the merger that are different from, or in addition to, those of HRH’s shareholders generally. The independent members of HRH’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved and adopted.

References in this section to HRH’s executive officers refer to the following individuals: Robert P. Abramson, Frank H. Beard, Joseph Birriel, William L. Chaufty, William F. Creedon, F. Michael Crowley, Steven C. Deal, Michael Dinkins, Peter Gruenberg, John Hamerski, Steven P. Hearn, Stanley Jablonowski,

A. Brent King, Timothy J. Korman, Karl E. Manke, John P. McGrath, Robert S. O’Brien, Walter L. Smith, J. Thomas Stiles, and Martin L. Vaughan, III.

References in this section to HRH’s “named executive officers” refer to those of HRH’s executive officers for whom information was disclosed in the compensation table of HRH’s proxy statement for its 2008 annual meeting: Messrs. Vaughan, Dinkins, Crowley, Korman, and McGrath.

Change of Control Agreements

Agreements between HRH and its named executive officers and several other of its executive officers provide for change of control severance benefits in the event of certain qualifying terminations of employment in connection with or following a change of control. Completion of the merger will constitute a change of control for purposes of the change of control agreements.

These agreements provide generally that the applicable executive’s terms and conditions of employment (including position, location, compensation, and benefits) will not be adversely changed during the employment term of the agreements, which is the three-year period following a change of control, and provide for certain minimum guaranteed compensation levels (including base salary, annual bonus, long-term incentives, and participation in benefit plans) during that employment term.

Under the agreements, if HRH terminates the executive’s employment without cause or the executive terminates employment for “good reason” (as defined in the change of control agreements and summarized below) during the employment term, then the executive will be eligible to receive: (i) two or three times the sum of base salary and annual bonus (determined based on the highest bonus paid during the three-year period ending prior to the year of the change of control), (ii) a prorated annual bonus for the year of termination, (iii) continued coverage under welfare plans for three years, (iv) outplacement benefits, (v) a payment reflecting the value of an additional three years of HRH retirement plan contributions, and (vi) three years of additional service credit for retiree medical benefits. Under these agreements, ”good reason” is defined generally to include certain adverse changes in duties, responsibilities, position, authority, or status, decreases in base salary or annual bonus, adverse changes in other incentive or other employee benefit plans, certain relocations, or any failure by HRH to have a successor corporation assume the terms of the change of control agreements.

Under the agreements, if the executive voluntarily terminates employment without good reason during the 30-day period following the first anniversary of completion of the merger, the executive will receive a more limited severance benefit, consisting of (i) .5 or 1 times the sum of base salary and annual bonus (determined based on the highest bonus paid during the three-year period ending prior to the year of the change of control), (ii) a prorated annual bonus for the year of termination, (iii) continued coverage under welfare plans for three years, and (iv) three years of additional service credit for retiree medical benefits.

The following executive officers are party to change of control agreements with three-year payment multiples in the event of a severance-qualifying termination and one-year payment multiples in the event of voluntary termination without good reason during the 30-day period following the first anniversary of completion of the merger: Messrs. Vaughan, Crowley, Dinkins, Korman, Birriel, King and Smith. The following executive officers are party to change of control agreements with two-year payment multiples in the event of a severance-qualifying termination and half-year payment multiples in the event of voluntary termination without good reason during the 30-day period following the first anniversary of completion of the merger: Messrs. Beard, Chaufty, Creedon, Deal, Gruenberg, Jablonowski, Manke, McGrath, O’Brien and Stiles.

Each change of control agreement also provides for an additional payment in the event that the executive becomes subject to the excise tax under Section 4999 of the Code, such that the executive will be placed in the same after-tax position as if no such excise tax had been imposed. However, if the executive’s change of control payments do not exceed by more than 10% the maximum amount payable without triggering the excise tax, the payments are instead reduced so as to avoid the assessment of the tax.

The estimated aggregate cash severance benefit under these agreements for each of Messrs. Vaughan, Crowley, Dinkins, Korman and McGrath, and for all 17 executive officers party to change of control employment agreements as a group, assuming all executive officers incurred a qualifying termination of employment following the merger on [ • ], 2008, would be [ • ], [ • ], [ • ], [ • ], [ • ], and [ • ], respectively.

Equity Compensation Awards

HRH’s executive officers and non-employee directors participate in HRH’s equity incentive plans under which stock options and restricted stock have been granted. Upon a change of control, all outstanding stock options not already vested will vest and become exercisable, and the restrictions on all HRH restricted stock will lapse.

The number of unvested stock options outstanding as of [ • ] (at exercise prices ranging from [ • ] to [ • ]) that would vest upon completion of the merger (assuming a [ • ], 2008 closing date) held by each of Messrs. Vaughan, Crowley, Dinkins, Korman and McGrath, and by all executive officers and directors as a group, is [ • ], [ • ], [ • ], [ • ], [ • ] and [ • ], respectively. The number of shares of restricted stock outstanding as of [ • ] that would vest upon completion of the merger (assuming a [ • ], 2008 closing date) held by each of Messrs. Vaughan, Crowley, Dinkins, Korman and McGrath, and all executive officers as a group, is [ • ], [ • ], [ • ], [ • ], [ • ], and [ • ], respectively.

The treatment of outstanding HRH stock options and restricted stock in the merger is discussed in greater detail under “The Merger Agreement — Consideration to be Received in the Merger — Stock Options and Other Equity Rights” beginning on page 47.

Deferred Compensation Arrangements

Under HRH’s supplemental executive retirement plan, all participants fully vest in their benefits upon a change of control (typically, participants vest gradually over a 15-year period beginning with commencement of service), and under HRH’s supplemental cash incentive plan, all participants fully vest in their benefits upon a change of control (typically, participants vest gradually over a 4-year period beginning with the date of contribution of the applicable amount). The unvested portion of the supplemental executive retirement plan and the supplemental cash incentive plan account balances for each of Messrs. Vaughan, Crowley, Dinkins, Korman and McGrath, and for all executive officers as a group, that would vest upon completion of the merger (assuming a [ • ], 2008 closing date), is [ • ], [ • ], [ • ], [ • ], [ • ], and [ • ], respectively. All deferred compensation accounts of HRH’s non-employee directors are fully vested.

In addition, HRH is required upon a change of control to fund in a grantor trust the potential benefits payable under the HRH deferred compensation plans (Supplemental Cash Incentive Plan, Executive Voluntary Deferral Plan, and Outside Director Deferral Plan) for employees and for non-employee directors within seven days of the change of control.

The treatment of outstanding HRH deferred stock units under the deferred compensation plans in the merger is discussed in greater detail under “The Merger Agreement — Consideration to be Received in the Merger — Stock Options and Other Equity Rights” beginning on page 47.

2008 HRH Bonuses

All of HRH’s executive officers participate in HRH’s 2008 annual bonus program and therefore are subject to the merger agreement provision relating to the treatment of that program generally. See “The Merger Agreement — Employee Matters” beginning on page 55.

Indemnification and Insurance

The merger agreement provides that all rights to exculpation, advancement of expenses and indemnification with respect to acts or omissions occurring prior to the effective time of the merger, existing in favor of current or former directors or officers of HRH and its subsidiaries by virtue of the organizational documents or any indemnification agreements of HRH and its subsidiaries will continue in full force and effect following the effective time of the merger.

Following the effective time of the merger, Willis and the surviving corporation in the merger are required to indemnify the directors and officers of HRH and its subsidiaries to the fullest extent permitted by law. Willis is also required to maintain, for a period of 6 years after completion of the merger, HRH’s current directors’ and officers’ liability insurance policies, or policies with coverage and terms that are no less favorable, with respect to acts or omissions occurring prior to the effective time of the merger, subject to specified cost limitations. Alternatively, HRH may obtain a 6-year prepaid “tail” policy prior to the effective time of the merger, which is also subject to specified cost limitations.

Stock Exchange Listing

Listing of Willis Common Stock

It is a condition to the merger that the shares of Willis common stock issuable in connection with the merger, subject to official notice of issuance, be authorized for listing on the NYSE.

Delisting of HRH Common Stock

If the merger is completed, HRH common stock will be delisted from the NYSE and deregistered under the Exchange Act.

No Appraisal Rights

Under the Virginia Stock Corporation Act, HRH shareholders are not entitled to appraisal rights in connection with the merger.

Restrictions on Sales of Shares by Certain Affiliates

The shares of Willis common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Willis common stock issued to any person who is deemed to be an “affiliate” of Willis for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control with Willis and may include the executive officers, directors and significant shareholders of Willis. Former HRH shareholders who were affiliates of HRH at the time of the HRH special meeting and who do not become affiliates of Willis after the completion of the merger, may sell their shares of Willis common stock received in the merger at any time without regard to the volume and manner of sale limitations of Rule 144 under the Securities Act. Former HRH shareholders who become affiliates of Willis after completion of the merger will be subject to the volume and manner of sale limitations of Rule 144 under the Securities Act, until each such shareholder is no longer an affiliate of Willis.

This proxy statement/prospectus does not cover resales of shares of Willis common stock received by any affiliate of Willis upon completion of the merger, and no such affiliate is authorized to make any use of this proxy statement/prospectus in connection with any resale.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. You should read the merger agreement carefully in its entirety, as it is the legal document governing the transaction.

The merger agreement and this summary of its terms have been included with this proxy statement/prospectus to provide you with information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about Willis or HRH in our public reports filed with the SEC. In particular, the merger agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Willis or HRH. The representations and warranties contained in the merger agreement have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders.

The Merger

Pursuant to the merger agreement, HRH will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of Willis. Each share of Willis common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of Willis common stock, and each share of HRH common stock issued and outstanding at the effective time of the merger will be converted into either cash or shares of Willis common stock, as described below under “— Consideration to be Received in the Merger.”

Effective Time and Completion of the Merger

We currently expect that the merger will be completed in the fourth quarter of 2008, subject to HRH shareholders approving and adopting the merger agreement (including the plan of merger), the expiration of all waiting periods applicable to the merger under antitrust merger control laws, and the receipt of other material regulatory approvals that are required to consummate the merger, including from the United Kingdom Financial Services Authority, which we refer to in this document as the “FSA,” among other conditions to closing. The merger will become effective upon the issuance of a certificate of merger by the Virginia State Corporation Commission, or at such later time as may be specified in the articles of merger to be filed with the Virginia State Corporation Commission. Completion of the merger could be delayed if there is a delay in obtaining the material regulatory approvals that are required to consummate the merger or in satisfying any of the other conditions to the merger.

Consideration to be Received in the Merger

As a result of the merger, each HRH shareholder will have the right, with respect to each share of HRH common stock held, to elect to receive merger consideration consisting of either cash or shares of common stock of Willis, subject to adjustments and certain other limitations described below. The value of the merger consideration will fluctuate if the Average Willis Share Price is less than $31.46 or more than $40.04. However, whether an HRH shareholder makes a cash election or a stock election, the value of the consideration (based on the Average Willis Share Price) that such shareholder will be entitled to receive is expected to be the same.

HRH shareholders of record may specify different elections with respect to different shares held by them. For example, if an HRH shareholder has 100 shares, the shareholder could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares. If you are an HRH shareholder, a form of election will be mailed to you. Procedures for making your election and returning the form of election are described more fully below under “— Conversion of Shares; Exchange of Certificates” and “— Elections as to Form of Consideration; Form of Election” beginning on pages 47 and 48, respectively. If you are not a shareholder of record, such as if you hold your shares in “street name” through a broker or bank, you should contact your broker or bank for the applicable election procedures.

Cash Election

The merger agreement provides that each HRH shareholder who makes a valid cash election will have the right to receive, in exchange for each share of HRH common stock for which a valid cash election is made (referred to as a “Cash Election Share”), an amount in cash equal to the Per Share Cash Consideration, subject to the adjustments described below. The “Per Share Cash Consideration” is an amount in cash equal to the “Exchange Ratio” (determined in the manner described below) multiplied by the Average Willis Share Price.

Stock Election

The merger agreement provides that each HRH shareholder will have the right to receive, in exchange for each share of HRH common stock for which a valid stock election is made (referred to as a “Stock Election Share”), a number of shares of Willis common stock equal to the Exchange Ratio, subject to the adjustments described below. We sometimes refer to the number of shares of Willis common stock to be received with respect to each Stock Election Share (absent the adjustments described below) as the “Per Share Stock Consideration.”

No Election

Shareholders who do not make an election to receive cash or shares of Willis common stock in the merger will have the right to receive, in exchange for each share of HRH common stock with respect to which no election is made (referred to as a “No Election Share”), the Per Share Cash Consideration and/or the Per Share Stock Consideration, subject to the adjustments described below. If you are an HRH shareholder and your elections are not received by the exchange agent by the election deadline, or if your forms of election are improperly completed and/or are not signed, you will be deemed not to have made an election.

Exchange Ratio; Value of Per Share Merger Consideration

The value of the per share consideration to be received by each HRH shareholder upon consummation of the merger is based on the Exchange Ratio. The Exchange Ratio is calculated on the basis of the Average Willis Share Price, as follows:

•	if the Average Willis Share Price is an amount greater than or equal to $31.46 and less than or equal to $40.04, then the Exchange Ratio will be an amount equal to the quotient obtained by dividing (x) $46.00 by (y) the Average Willis Share Price and rounding to the nearest 1/10,000;

•	if the Average Willis Share Price is an amount less than $31.46, then the Exchange Ratio will be an amount equal to the sum of (x) a fraction, the numerator of which is $23.00 and the denominator of which is the Average Willis Share Price plus (y) 0.7311; and

•	if the Average Willis Share Price is an amount greater than $40.04, then the Exchange Ratio will be an amount equal to the sum of (x) a fraction, the numerator of which is $23.00 and the denominator of which is the Average Willis Share Price plus (y) 0.5745.

The preceding calculations reflect a portion of the value of the per share merger consideration being fixed at $23.00 (the “fixed value”), regardless of the Average Willis Share Price. The value of the remaining portion of the per share merger consideration (the “variable value”) will depend on the Average Willis Share Price. If the Average Willis Share Price is greater than or equal to $31.46 and less than or equal to $40.04 (such range being the “collar”), then the variable value will be equal to $23.00. Outside of the collar the variable value will fluctuate and, if the Average Willis Share Price (i) is less than $31.46, then the variable value will be less than $23.00 or (ii) is greater than $40.04, then the variable value will be greater than $23.00. As a result, the total value of the per share merger consideration (i.e., the fixed value plus the variable value) will (i) be $46.00 if the Average Willis Share Price falls within the collar, (ii) be greater than $46.00 if the Average Willis Share Price is greater than $40.04 and (iii) be less than $46.00 if the Average Willis Share Price is less than $31.46. In each case, the value of the per share merger consideration will be the same regardless of whether an HRH shareholder elects to receive the merger consideration in the form of cash or shares of Willis common stock.

Proration Adjustment if Cash Consideration is Oversubscribed

At a minimum, the cash component of the total consideration (referred to as the “Available Cash Consideration”) to be paid by Willis in the merger is an amount equal to the product of (x) $23.00 multiplied by (y) the number of shares of HRH common stock outstanding at the effective time of the merger. As described below, the Available Cash Consideration may be increased, in certain circumstances, at the option of Willis or because of limitations on the number of shares of Willis common stock that may be issued in the merger (See “— Possible Increase in Cash Component of Merger Consideration” below.

If the aggregate amount of cash payable with respect to all Cash Election Shares absent any adjustment (such aggregate amount of cash referred to as the “Elected Cash Consideration”) is greater than the Available Cash Consideration:

•	each Stock Election Share and No Election Share will be converted into the right to receive the Per Share Stock Consideration; and

•	each Cash Election Share will be converted into (i) an amount in cash equal to the product of (x) the Per Share Cash Consideration multiplied by (y) the quotient obtained by dividing the Available Cash Consideration by the Elected Cash Consideration (such quotient referred to as the “Cash Fraction”) and (ii) a number of shares of Willis common stock equal to (x) the Per Share Stock Consideration multiplied by (y) one minus the Cash Fraction.

Proration Adjustment if Cash Consideration is Undersubscribed

If the Elected Cash Consideration is less than the Available Cash Consideration (such difference referred to as the “Cash Shortfall”), then each Cash Election Share will be converted into the right to receive the Per Share Cash Consideration, and:

If the No Election Amount (as described below) is less than the Cash Shortfall, then:

•	each No Election Share will be converted into the right to receive the Per Share Cash Consideration; and

•	each Stock Election Share will be converted into the right to receive (i) an amount in cash equal to the quotient obtained by dividing (x) the difference between the Cash Shortfall and the No Election Amount by (y) the number of Stock Election Shares and (ii) a number of shares of Willis common stock equal to (x) the Exchange Ratio multiplied by (y) one minus the quotient obtained by dividing the amount of cash payable under clause (i) of this paragraph by the Per Share Cash Consideration.

If the No Election Amount (as described below) is greater than or equal to the Cash Shortfall, then:

•	to the extent of the Cash Shortfall, an appropriate number of No Election Shares will be converted into the right to receive the Per Share Cash Consideration, with the remainder of the No Election Shares being converted into the right to receive the Per Share Stock Consideration; and

•	each Stock Election Share will be converted into the right to receive the Per Share Stock Consideration.

The “No Election Amount” is equal to the product of (i) the Per Share Cash Consideration multiplied by (ii) the number of No Election Shares.

Possible Increase in Cash Component of Merger Consideration

Willis has the option to increase the amount of the Available Cash Consideration up to an amount equal to the sum of the Elected Cash Consideration and the No Election Amount. In addition, the total cash consideration will be increased (and the value of the total stock consideration decreased by an equivalent amount) in the event that the number of shares of Willis common stock issuable in the merger would exceed 19.9% of the number of shares of Willis common stock outstanding immediately prior to the effective time of the merger (the NYSE threshold for requiring Willis shareholder approval). In either case, such increase in the aggregate amount of cash consideration payable in the merger is subject to certain limitations relating to the tax treatment of the merger.

Stock Options and Other Equity Rights

Each outstanding option to acquire HRH common stock granted under HRH’s stock option or other equity-based compensation plans will, if unvested, vest in full and become exercisable and, if not exercised, will be converted at the effective time of the merger into an option to purchase Willis common stock, on the same terms and conditions as were applicable with respect to such HRH stock option, except that:

•	the number of shares of Willis common stock subject to the new Willis stock option will be equal to the product of the number of shares of HRH common stock subject to the HRH stock option and the Exchange Ratio, rounded down to the nearest whole share; and

•	the price per share of Willis common stock subject to the new Willis stock option will be equal to the aggregate exercise price of HRH common stock deemed purchasable pursuant to each such HRH stock option divided by the aggregate number of shares of Willis common stock deemed purchasable pursuant to each such Willis stock option, rounded up to the nearest whole cent.

Each outstanding share of restricted stock granted under HRH’s equity-based compensation plans will, immediately prior to the effective time of the merger, vest in full and the restrictions thereon will lapse (with any performance goals to be deemed achieved at the maximum level) and, as of the effective time of the merger, will be exchanged for the Merger Consideration, less applicable tax withholdings.

Each outstanding equity right under HRH’s employee benefits plans (excluding HRH’s 401(k) plan) of any kind, contingent or accrued, to acquire or receive HRH common stock or benefits measured by the value of HRH common stock (other than HRH stock options and shares of HRH restricted stock, described above) (the “HRH Deferred Units”) will, at the election of the holder of such right, be converted into an obligation to pay or provide, at the time specified in the applicable HRH plan, agreement or arrangement, either:

•	shares determined based on a notional investment account denominated in a number of shares of Willis common stock equal to the product of the number of shares of HRH common stock subject to such HRH Deferred Units immediately prior to the effective time of the merger and the Exchange Ratio (“Adjusted Deferred Units”); or

•	an amount of cash equal to the product of the number of shares of HRH common stock subject to such HRH Deferred Units immediately prior to the effective time of the merger and the Per Share Cash Consideration.

Such obligation shall be payable or distributable in accordance with the terms of the agreement, plan, or arrangement relating to such HRH Deferred Units. Any holder who does not submit an election will be deemed to have elected to convert the applicable HRH Deferred Units into Adjusted Deferred Units.

The vesting of certain stock options and equity rights held by certain executive officers of HRH will be accelerated in connection with the merger, as more fully described in “The Merger — Interests of HRH Executive Officers and Directors in the Merger” beginning on page 40.

Conversion of Shares; Exchange of Certificates

The conversion of HRH common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After the effective time of the merger, the exchange agent will exchange certificates representing shares of HRH common stock for the merger consideration to be received in the merger pursuant to the terms of the merger agreement. [ • ] will be the exchange agent in the merger and will receive your form of election, exchange your HRH stock certificates for the merger consideration and perform other duties as specified in the merger agreement.

Elections as to Form of Consideration; Form of Election

If you are an HRH shareholder, a form of election will be mailed to you. The form of election allows you to make a cash or stock election in respect of each share of HRH common stock that you hold. HRH shareholders may specify different elections with respect to different shares held by them. HRH shareholders should return their properly completed and signed form of election to the exchange agent prior to the election deadline. If you are an HRH shareholder and you do not return your form of election by the election deadline, you will be paid, in exchange for each No Election Share that you hold, the Per Share Cash Consideration and/or the Per Share Stock Consideration, as described above.

Unless otherwise designated on the election form or agreed by Willis and HRH and publicly announced, the election deadline will be 5:00 p.m., New York time, on the second business day prior to the effective time of the merger. Willis will publicly announce the anticipated election deadline at least 5 business days prior to the anticipated effective time of the merger.

If you wish to elect the type of merger consideration you will receive in the merger, you should carefully review and follow the instructions set forth in the form of election. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis. Shareholders holding No Election Shares will be paid, in exchange for each such share, the Per Share Cash Consideration and/or the Per Share Stock Consideration, as described above. HRH shareholders who hold their shares of HRH common stock in “street name” or through a bank, broker or other nominee will be subject to the procedures established by, and should follow the instructions of, their bank, broker or other nominee for making an election with respect to such shares of HRH common stock.

To make a valid election, each HRH shareholder must submit a properly completed form of election so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election. Generally, an election may be revoked, but only by written notice received by the exchange agent prior to the election deadline. In addition, an election may be changed, but only upon receipt by the exchange agent prior to the election deadline of a properly completed and signed revised form of election. HRH shareholders will not be entitled to make, revoke or change any election following the election deadline.

Letter of Transmittal

Promptly after the completion of the merger, the exchange agent will send a letter of transmittal to those persons who were HRH shareholders of record at the effective time of the merger. This mailing will contain instructions on how to surrender certificates representing shares of HRH common stock in exchange for the consideration that the holder of such shares is entitled to receive under the merger agreement. A letter of transmittal will be properly completed only if accompanied by certificates representing all shares of HRH common stock covered by the letter of transmittal (or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as will be described in the letter of transmittal).

Withholding

The exchange agent will be entitled to deduct and withhold from the cash consideration the amounts it is required to deduct and withhold under any U.S. federal, state, local or foreign tax law. These amounts will be treated as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

Until HRH common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to shares of Willis common stock into which shares of HRH common stock have been converted, will accrue but will not be paid. Willis will pay such unpaid dividends or other distributions, without interest, to former HRH shareholders only after such shareholders have duly surrendered their HRH common stock certificates.

Prior to the effective time of the merger, HRH and its subsidiaries may not, without Willis’s consent, declare or pay any dividend or distribution on its capital stock, other than dividends paid by any wholly owned subsidiary of HRH to its parent and regular quarterly cash dividends of HRH not exceeding $0.14 per share. Prior to the effective time of the merger, Willis also may not declare or pay any dividend with respect to its shares of common stock apart from regular quarterly cash dividends consistent with past practice. Willis and HRH are required to coordinate with each other with regard to the declaration of dividends and the record and payment dates for dividends, so that holders of HRH common stock do not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of HRH common stock and any shares of Willis common stock that they receive in exchange for their shares in connection with the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties of HRH, Willis and Merger Sub relating to their respective businesses. The representations and warranties of each of HRH, Willis and Merger Sub have been made solely for the benefit of the other party or parties and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•	are qualified in their entirety by the information filed by the applicable party with the SEC (and publicly available) prior to the date of the merger agreement, excluding any risk-factor disclosure, disclosure of risks in any “forward-looking statements” disclaimer and other statements that are predictive or forward looking in nature. Accordingly, the representations and warranties should be read with consideration given to the entirety of public disclosure regarding the parties as set forth in their respective SEC filings (which filings are available without charge at the SEC’s website, www.sec.gov);

•	have been further qualified by information exchanged by the parties in connection with the execution of the merger agreement;

•	will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party or parties after termination of the merger agreement, except if willfully and materially false as of the date of the merger agreement;

•	are in certain cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you;

•	are in certain cases, qualified by the knowledge of the parties making such representations and warranties; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and are subject to more recent developments.

Each of Willis, HRH and Merger Sub has made representations and warranties regarding, among other things:

•	corporate matters, including due organization and qualification of the parties and their respective subsidiaries;

•	capital structure;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the absence of any undisclosed governmental filings and consents necessary to complete the merger;

•	the timely filing of SEC reports, and the compliance of such reports with applicable laws, rules and regulations;

•	the accuracy of the parties’ respective financial statements and of their respective management’s assessments as to the effectiveness of their internal controls over financial reporting, and the absence of undisclosed liabilities;

•	compliance with applicable laws and regulations and the existence of necessary permits;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus;

•	the absence of certain changes since March 31, 2008;

•	the absence of any undisclosed material litigation, proceedings, investigations or claims;

•	brokers’ fees payable in connection with the merger;

•	absence of actions or circumstances that could reasonably be expected to prevent the merger from qualifying for certain tax treatment;

•	the validity, and the absence of any breach, of material contracts (and, in the case of HRH, the completeness of information provided with respect to material contracts);

•	validity of leases and subleases, and of title to assets and properties, which are reflected in the applicable party’s financial statements most recently filed with the SEC; and

•	insurance coverage.

In addition, HRH has made other representations and warranties about itself to Willis and Merger Sub regarding:

•	the identity, and the valid ownership of the equity interests, of its subsidiaries;

•	certain tax matters;

•	employee and labor matters and benefit plans, including compliance with the Employee Retirement Income Security Act of 1974, as amended;

•	compliance with environmental laws;

•	intellectual property and information technology matters;

•	the proper licensing of, and the absence of breaches of agency and brokerage contracts by, “Producers” (i.e., its officers, employees, independent contractors and other persons supervised or controlled by it, who have transacted business on its behalf since January 1, 2002);

•	compliance with applicable law, by Producers, and with respect to the compensation paid to Producers;

•	the receipt of a fairness opinion from its financial advisor;

•	compliance with laws and regulations regarding foreign and international trade practices; and

•	the inapplicability of state takeover laws.

In addition, each of Willis and Merger Sub has made other representations and warranties to HRH regarding, among other things:

•	the ownership and operations of Merger Sub; and

•	the financial capacity to perform its obligations under the merger agreement and the availability of sufficient funds, prior to the effective time of the merger, to pay the cash portion of the merger consideration.

Special Meeting of HRH Shareholders; HRH Board Recommendation

As soon as practicable after the date of the merger agreement, HRH is required to establish a record date for and hold a special meeting of its shareholders for the purpose of obtaining approval of the merger agreement in accordance with applicable law. Subject to the provisions of the merger agreement described below under “— Non-Solicitation of Alternative Transactions” beginning on page 53, HRH is also required to recommend, through its board of directors, that its shareholders adopt the merger agreement.

Conduct of Business Pending the Merger

Each of HRH and Willis has agreed to certain covenants that place restrictions on them and their respective subsidiaries until the effective time of the merger. In general, each party has agreed to (i) conduct its businesses in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve its business organization and its goodwill and relationships with third parties (and with respect to Willis, its employees). In addition, HRH is obligated to use commercially reasonable efforts to retain the services of its present officers, key employees and Producers.

In addition, HRH has agreed that, subject to certain exceptions, it will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions without the consent of Willis:

•	issue securities or equity rights, other than in connection with the exercise of existing stock-based awards;

•	redeem or repurchase its securities or equity rights;

•	declare or pay dividends or distributions with respect to shares of capital stock, other than regular quarterly cash dividends not exceeding $0.14 per share;

•	split, combine, subdivide or reclassify any shares of capital stock;

•	amend or waive any rights with respect to, or accelerate vesting with respect to, stock-based awards or plans relating to stock based awards;

•	incur or assume indebtedness, guarantee indebtedness or issue debt securities or rights to acquire debt securities;

•	dispose of or encumber any material assets or property other than in the ordinary course of business consistent with past practice, subject to specified limits;

•	make capital expenditures in excess of specified limits;

•	make investments or loans, other than certain types of advances to employees in the ordinary course of business;

•	acquire any business, entity or equity interest in an entity or, except in the ordinary course of business, any assets;

•	enter into, terminate or amend certain material contracts, except, with respect to specified types of contracts, in the ordinary course of business;

•	enter into any contract that would be breached by, or would require the consent of a third party in connection with, the consummation of the merger;

•	amend or modify its engagement letter with Sandler O’Neill;

•	release any person from or waive any provision of any confidentiality, standstill or similar agreement;

•	increase the compensation or benefits of any current or former employees other than in the ordinary course of business, subject to certain limits;

•	grant any severance to, or enter into any severance agreement with, any director, officer or employee, other than grants to employees in the ordinary course of business;

•	establish, enter into or materially increase benefits under any collective bargaining agreement, consulting agreement or any plan or agreement relating to employment, compensation or benefits;

•	make any loan to a current or former director or executive officer;

•	make or change any material tax election, file any material amended tax return, enter into any closing agreement, settle any material tax claim or assessment, surrender any right to claim a material refund of taxes or obtain any tax ruling;

•	change any method of accounting or system of internal accounting controls, except for changes required by GAAP or by applicable law;

•	amend its organizational documents;

•	adopt any agreement or plan of liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•	terminate, cancel, amend or modify any material insurance policies;

•	discharge, settle or pay any claims, liabilities or obligations except for those reflected in HRH’s most recent consolidated financial statements filed with the SEC or in the ordinary course of business consistent with past practice;

•	settle or compromise any material litigation, proceeding or investigation;

•	terminate, amend or waive any rights under any intellectual property license agreement; or

•	terminate, amend or fail to renew any intellectual property registration or transfer any intellectual property or proprietary technology.

In addition, Willis has agreed that, with certain exceptions set forth in the merger agreement, it will not, and (if applicable) will not permit any of its subsidiaries to, among other things, undertake the following actions without the consent of HRH:

•	amend the memorandum of association or bye-laws of Willis;

•	adopt any agreement or plan of liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•	split, combine, subdivide or reclassify any shares of capital stock;

•	declare or pay dividends or distributions with respect to shares of Willis common stock, other than regular quarterly cash dividends consistent with past practice;

•	redeem or repurchase its capital stock or rights to acquire its capital stock; or

•	directly or indirectly acquire any entity, or the business, assets or equity interests of any entity, if such acquisition would materially delay completion of the merger.

Each party has also agreed that it will not take or cause to be taken, or fail to take or cause to be taken, any action, if doing so could reasonably be expected to prevent the merger from qualifying as a reorganization under Section 368(a) of the Code, cause the shareholders of HRH to recognize gain under Section 367(a) of the Code (other than certain shareholders that would be a “five-percent transferee shareholder” of Willis (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) following the merger), or prevent or impede the ability of Weil, Gotshal & Manges LLP and Wachtell, Lipton, Rosen & Katz to render opinions that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and each transfer of shares of HRH common stock to Willis by a shareholder of HRH pursuant to the merger will not be subject to Section 367(a) of the Code. In addition, the merger agreement contains covenants by all of the parties relating to access to the information of the other parties, public announcements with respect to the transactions contemplated by the merger agreement and the preparation, filing and mailing of this document.

Non-Solicitation of Alternative Transactions

HRH has agreed that it will cease any discussions conducted with any person prior to the date of the merger agreement with respect to any “Takeover Proposal” (as defined below) and that it will not:

•	initiate or solicit or knowingly facilitate or encourage any inquiries or proposals that constitute or would reasonably be expected to lead to a Takeover Proposal;

•	participate in any discussions or negotiations with any third party regarding any Takeover Proposal; or

•	enter into any letter of intent, agreement, arrangement or other understanding related to any Takeover Proposal.

Notwithstanding the foregoing, HRH may, prior to the receipt of HRH shareholder approval (but not after obtaining such approval), in response to an unsolicited bona fide written Takeover Proposal:

•	furnish information to the person making the Takeover Proposal; and

•	participate in discussions or negotiations with such person regarding the Takeover Proposal;

provided that prior to taking such action, HRH’s board of directors must reasonably determine, after consultation with outside legal counsel, that the Takeover Proposal constitutes or is reasonably likely to lead to a “Superior Proposal” (as defined below).

HRH must promptly notify Willis, and, in no event, later than 24 hours after receipt by HRH, if any proposal, offer, inquiry or other contact is received by, any information is requested from or any discussions or negotiations are sought to be initiated or continued with, HRH in respect of any Takeover Proposal. The notice must include (i) the identity of the party making such proposal, offer, inquiry or other contact and (ii) the terms and conditions of any such proposals or offers or the nature of any such inquiries or contacts. HRH is also obligated to promptly keep Willis fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests and of the status of any such discussions or negotiations.

HRH has agreed that its board of directors will not (i) withdraw, modify or propose publicly to withdraw or modify, in a manner adverse to Willis, its recommendation to HRH shareholders that they approve and adopt the merger agreement, (ii) approve, recommend or propose publicly to approve or recommend any Takeover Proposal (any action described in these clauses (i) and (ii) referred to as an “Adverse Recommendation Change”) or (iii) approve or recommend, propose publicly to approve or recommend or cause or authorize HRH to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to a Takeover Proposal (any such agreement referred to as an “Alternative Acquisition Agreement”). Notwithstanding the previous sentence:

•	the HRH board of directors may effect an Adverse Recommendation Change in response to a Superior Proposal; or

•	if the HRH board of directors receives a Takeover Proposal that it reasonably determines constitutes a Superior Proposal, then HRH or its subsidiaries may enter into an Alternative Acquisition Agreement while concurrently terminating the merger agreement, subject to payment of the termination fee (as described below);

provided, in either case, that (i) the HRH board of directors must determine in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties to HRH’s shareholders under applicable law, (ii) HRH must provide Willis with 5 business days notice of such proposed action, during which time HRH is required to negotiate in good faith with Willis, and (iii) the HRH board of directors must take into account any changes to the terms of the merger agreement proposed by Willis during such 5-business day period.

“Takeover Proposal” means any inquiry, proposal or offer from any person or group, other than Willis and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of HRH and its subsidiaries (including securities of subsidiaries) equal to

15% or more of HRH’s consolidated assets or to which 15% or more of HRH’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership of 15% or more of any class of equity securities of HRH, (iii) tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of any class of equity securities of HRH or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving HRH or any of its subsidiaries; in each case, other than transactions contemplated by the merger agreement.

“Superior Proposal” means a bona fide written offer, obtained after the date of the merger agreement and not in breach of the merger agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of HRH or all or substantially all of the assets of HRH and its subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which the HRH board of directors determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to HRH’s shareholders from a financial point of view than the merger, taking into account at the time of such determination any changes to the terms of the merger agreement that as of that time had been proposed by Willis in writing and the ability of the person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

Efforts to Complete the Merger

Willis and HRH have agreed to use their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the merger, including preparing and filing all documents to effect filings, notices, petitions, statements, registrations, submissions of information and applications necessary, proper or advisable to consummate the merger and (ii) obtain all approvals, consents, registrations, permits and authorizations that are necessary, proper or advisable to consummate the merger. With respect to such obligation, HRH may not, without Willis’s consent, commit to any divestiture or restriction on its business, and Willis is not required to agree (i) to dispose of or separate any part of its own business, HRH’s business, or any combination of their businesses, and/or (ii) not to compete in any geographic area or line of business, and/or (iii) to any restrictions on the manner in which Willis, HRH or the surviving corporation conducts business, in each case, if such action would reasonably be expected to have a materially adverse effect on the business or condition of Willis or HRH.

Indemnification and Insurance

The merger agreement provides that all rights to exculpation, advancement of expenses and indemnification with respect to acts or omissions occurring prior to the effective time of the merger, existing in favor of current or former directors or officers of HRH and its subsidiaries by virtue of the organizational documents or any indemnification agreements of HRH and its subsidiaries will continue in full force and effect following the effective time of the merger.

Following the effective time of the merger, Willis and the surviving corporation in the merger are required to indemnify the directors and officers of HRH and its subsidiaries to the fullest extent permitted by law. Willis is also required to maintain, for a period of 6 years after completion of the merger, HRH’s current directors’ and officers’ liability insurance policies, or policies with coverage and terms that are no less favorable, with respect to acts or omissions occurring prior to the effective time of the merger, subject to specified cost limitations. Alternatively, HRH may obtain a 6-year prepaid “tail” policy prior to the effective time of the merger, which is also subject to specified cost limitations.

Fees and Expenses

In general, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, except that expenses incurred in connection with printing and mailing of this proxy statement/prospectus, all filing and other fees paid to the SEC and all fees associated with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), will be shared equally by Willis and HRH.

Employee Matters

Willis has agreed, for any employee of HRH or any of its subsidiaries who remains in the employment of Willis after completion of the merger, to:

•	provide or cause to be provided, for one year following the effective time of the merger, (i) compensation (including base salary or wages and incentive compensation opportunities) that is substantially comparable to the compensation provided to such employee immediately prior to the completion of the merger and (ii) employee benefits that are, in the aggregate, substantially comparable to the benefits provided to such employee immediately prior to the effective time;

•	provide to each employee whose employment is involuntarily terminated by Willis or the surviving corporation during the period from the effective time through the first anniversary thereof with severance pay equal to one week of base salary or wages per full year of service (with recognition of prior years of service with HRH and any of its subsidiaries);

•	recognize such employee’s years of service with HRH and any of its subsidiaries prior to the effective time for all purposes under the Willis employee benefit plans, except for purposes of benefit accrual under any final average pay defined benefit plan;

•	allow such employee to be immediately eligible to participate, without any waiting time, in any and all new Willis employee benefit plans to the extent coverage under any such new employee benefit plan replaces coverage under an HRH employee benefit plan in which such employee participated immediately before the effective time;

•	cause all limitations for pre-existing conditions and exclusions with respect to the Willis welfare plans to be waived for such employee and his or her covered dependents, to the extent such limitation would have been waived or satisfied under a corresponding HRH plan in which such employee participated immediately prior to the effective time, and recognize any medical or health expenses incurred in the year in which the merger closes for purposes of applicable deductible, co-insurance and maximum out-of-pocket expense requirements applicable to such employee and his or her covered dependents for the applicable plan year under any welfare plan of Willis;

•	cause, as soon as practicable following the date of the merger agreement, the board of directors of HRH to adopt such resolutions to provide that with respect to the Amended and Restated Hilb Rogal & Hobbs Employee Stock Purchase Plan (the “ESPP”) (i) participants may not increase their payroll deductions or commence participation on or after the date of the merger agreement; (ii) the last purchase period under the ESPP will end no later than 5 business days prior to the effective time, and (iii) the ESPP will terminate effective immediately prior to the effective time;

•	cause, prior to the effective time, the HRH board of directors to adopt such resolutions to (i) terminate HRH’s 401(k) plan effective as of immediately prior to the effective time, and (ii) fully vest the participants in their account balances under HRH’s 401(k) plan effective as of immediately prior to the effective time;

•	honor, in accordance with their terms, certain retention agreements; and

•	if the effective time occurs prior to the date on which cash bonuses for 2008 would have been paid by HRH to its employees, cause the surviving corporation to determine the amount of such benefits in a manner consistent with HRH’s plans and pay such bonuses on the date HRH’s employees would have otherwise received the bonuses from HRH. Willis and HRH have also agreed that if an employee incurs a severance-qualifying termination prior to the bonus payment date, the employee will receive a 2008 bonus (pro-rated if the termination occurs prior to December 31, 2008).

Intellectual Property

The merger agreement provides that prior to the effective time of the merger, upon the request of Willis, HRH will cooperate in abandoning any trademarks, service marks, trade names, service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, symbols, logos, emblems, slogans or insignia, together with all goodwill, registrations, and applications associated with or related to any of the foregoing owned by HRH (together with any goodwill connected therewith and symbolized thereby) (the foregoing collectively referred to as “Marks”), effective after the effective time. In addition, simultaneously with the closing of the merger, and upon the request of Willis, HRH will transfer, convey, assign and deliver to Willis or an affiliate or subsidiary designated by Willis, any and all worldwide rights, title and interests that HRH holds, or may hold, in and to any of its Marks, together with the goodwill connected therewith and symbolized thereby.

Conditions to Complete the Merger

Each of Willis’s and HRH’s obligations to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:

•	the approval of the merger agreement by HRH shareholders in accordance with applicable law;

•	obtaining material approvals that are required from governmental authorities in order to consummate the merger, including the approval of the FSA.

•	the absence of any statute, rule, regulation, ordinance, decree, order, injunction, judgment, ruling or similar action of any governmental entity having the effect of prohibiting the merger or making it illegal;

•	the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for such purpose; and

•	the approval for listing on the NYSE of the shares of Willis common stock to be issued in the merger, subject to official notice of issuance.

Each of Willis’s and HRH’s obligations to complete the merger are also separately subject to the satisfaction or waiver of the following conditions:

•	the other party’s representations and warranties in the merger agreement being true and correct, without regard to qualifications or limitations as to materiality or material adverse effect, except where the failure of such representations and warranties to be true and correct does not have, and is not reasonably expected to result in, a material adverse effect on the other party (apart from certain identified representations and warranties which must be true and correct in all material respects, and representations and warranties made by HRH with respect to its capitalization, which must be true and correct except to a de minimis extent);

•	the performance by the other party of its obligations under the merger agreement in all material respects; and

•	the receipt by such party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger.

Subject to the provisions of applicable law, at any time prior to the completion of the merger, the parties may waive any condition.

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to the completion of the merger by the mutual written consent of Willis and HRH, or by either Willis or HRH if:

•	the merger is not completed by March 7, 2009 (other than because of a breach of the merger agreement by the party seeking termination); provided that if all conditions to closing of the merger, other than receipt of any material approvals required from governmental authorities in order to consummate the merger, have been satisfied or waived, such date may be extended from time to time by either party by up to an aggregate of 45 days;

•	a final and non-appealable statute, rule, regulation, ordinance, decree, order, injunction, judgment or ruling that has the effect of prohibiting the merger or making it illegal has been enacted, promulgated, issued, entered, amended or enforced by a governmental entity;

•	shareholder approval is not obtained at the special meeting of HRH shareholders; or

•	the other party is in material breach of the merger agreement, the breach would prevent satisfaction by the other party of the relevant closing conditions and the breach remains uncured after 30 days notice, or is incapable of being cured.

Willis also may terminate the merger agreement if:

•	HRH breaches its obligation to duly convene and hold the special meeting of its shareholders;

•	HRH fails to recommend, through its board of directors, that HRH’s shareholders approve and adopt the merger agreement;

•	HRH breaches in any material respect its “non-solicitation” obligations (described on page 53); or

•	the HRH board of directors:

•	makes an Adverse Recommendation Change;

•	fails to reject any Takeover Proposal within the 10 business day period specified in Rule 14e-2 under the Exchange Act (including by taking no position with respect to the acceptance by HRH’s shareholders of a tender offer or exchange offer); or

•	fails to publicly reconfirm its recommendation that HRH’s shareholders approve the merger agreement within 10 days of the receipt of a written request from Willis following the making of a Takeover Proposal by any person.

HRH may also terminate the merger agreement if it concurrently enters into an Alternative Acquisition Agreement providing for a Superior Proposal in the manner described above.

Effect of Termination

In the event that the merger agreement is terminated as described above, the merger agreement will become void and none of Willis, Merger Sub or HRH will have any liability thereunder, except that:

•	each party will remain liable for fraud and any willful and material breach of the merger agreement; and

•	certain designated provisions of the merger agreement, including with respect to payment of fees and expenses, termination and termination fees, non-survival of the representations and warranties, confidentiality restrictions, governing law and jurisdiction and certain specified representations and warranties, will survive termination.

Termination Fee

HRH must pay a termination fee of $74 million to Willis if:

•	Willis terminates the merger agreement in the event that the HRH board of directors makes an Adverse Recommendation Change;

•	Willis terminates the merger agreement in the event that the HRH board of directors fails to reject any Takeover Proposal within the 10 business day period specified in Rule 14e-2 under the Exchange Act (including by taking no position with respect to the acceptance by HRH’s shareholders of a tender offer or exchange offer);

•	Willis terminates the merger agreement in the event that the HRH board of directors fails to publicly reconfirm its recommendation that HRH’s shareholders approve the merger agreement within 10 days of the receipt of a written request from Willis following the making of a Takeover Proposal by any person;

•	HRH terminates the merger agreement concurrently with entering into an Alternative Acquisition Agreement providing for a Superior Proposal in the manner described above; or

•	a Takeover Proposal is made or any person publicly announces its intention to make a Takeover Proposal; and

•	either party terminates the merger agreement because (i) the merger has not been consummated by March 7, 2009 (subject to the applicable extensions described above), if prior to the termination date HRH’s shareholders have not approved the merger agreement or (ii) shareholder approval is not obtained at the special meeting of HRH shareholders; or

•	Willis terminates the merger agreement because (i) HRH breaches its obligation to duly convene and hold the special meeting of its shareholders or (ii) HRH fails to recommend, through its board of directors, that HRH’s shareholders approve and adopt the merger agreement; and, in each case, within 12 months of such termination, HRH enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal; provided that if such transaction constitutes a Takeover Proposal under clause (iv) of the definition of Takeover Proposal (described above on page 9), and in such transaction HRH’s shareholders immediately prior to the consummation thereof would hold at least a majority of the total voting power of the surviving company in such transaction (or its ultimate parent), then such transaction shall only trigger Willis’s right to the termination fee if such transaction, prior to termination, was made known to HRH or was made directly to its shareholders generally, prior to termination, or any person shall have publicly announced the intention or proposal (in each case, whether or not conditional or withdrawn) that HRH enter into such transaction;

provided, that for the purposes of determining whether the termination fee is payable, all references to “15%” in the definition of a “Takeover Proposal” will be deemed to be made to “50%.”

Amendment, Waiver and Extension of the Merger Agreement

Amendment

HRH and Willis may amend the merger agreement by action taken by their respective boards of directors. However, after approval of the merger by HRH shareholders, there may be no amendment of the merger agreement that requires approval of HRH shareholders without obtaining such approval.

Extension; Waiver

At any time prior to the completion of the merger, each party may, to the extent legally allowed, extend the time for performance of, or waive compliance with, any of the obligations of the other parties, or waive any inaccuracies in the other parties’ representations and warranties.

Governing Law; Jurisdiction; Specific Enforcement

The merger agreement is governed by, and is to be construed in accordance with, the laws of the State of Delaware. All actions arising out of or relating to the merger agreement are to be heard and determined in the Chancery Court of the State of Delaware or, if unavailable, any federal court sitting in the State of Delaware or, if unavailable, Delaware Superior Court. The parties to the merger agreement are entitled to specifically enforce the terms of the merger agreement and to injunctions to prevent breaches of the merger agreement.

ACCOUNTING TREATMENT

The merger will be accounted for using the purchase method of accounting with Willis treated as the acquiror. Under this method of accounting, HRH’s assets and liabilities will be recorded by Willis at their respective fair values as of the effective time of the merger. Financial statements of Willis issued after the merger will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of HRH. If the merger is not consummated by December 31, 2008, the acquisition will be accounted for under Financial Accounting Standards Board Statement No. 141R, Business Combinations. Under the revised standard, acquisition costs are expensed rather than being included as part of the purchase price. Consequently, the preliminary estimated purchase price would be $34 million lower than in the pro formas presented so far. The revised standard may also have significant impacts on our accounting outside of the pro forma disclosure. An analysis of the impact of this standard has not been performed.

REGULATORY APPROVALS

To complete the merger, Willis and HRH must obtain approvals or consents from, or make filings with, various regulatory authorities, including the United States antitrust authorities. The material regulatory approvals, consents and filings are described below. If additional approvals, consents and filings are required to complete the merger, it is presently contemplated that such consents, approvals and filings will be sought or made. Willis and HRH will seek to consummate the merger in the fourth quarter of 2008.

United States Antitrust

Under the HSR Act and the rules promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission, and the applicable waiting period has expired or been terminated. On June 23, 2008, each of Willis and HRH filed its notification and report form under the HSR Act with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. Early termination of the applicable waiting period was granted on July 1, 2008.

Germany Antitrust

Willis and HRH will submit a pre-merger notification with the German Bundeskartellamt, the German federal agency with responsibility for antitrust review of transactions. Under German law, Willis and HRH are not permitted to complete the merger until expiration or termination of a one-month waiting period. At any time before or after the merger and the exchange of shares, the Bundeskartellamt could take whatever action under German law it deems necessary or desirable in the public interest, including seeking to enjoin the merger or the exchange of shares, or seeking a divestiture of shares or assets.

UK Financial Services Authority

The businesses that subsidiaries of each of Willis and HRH conduct in the United Kingdom are regulated by the FSA. Pursuant to FSA regulations, any person proposing to acquire “control” over a U.K. authorized insurance broker must give prior notification to the FSA of his intention to do so. Accordingly, the parties must obtain, and the transaction is conditioned upon receiving, the approval of the FSA. The FSA then has three months to consider that person’s application to acquire “control.” In considering whether to approve such application, the FSA must be satisfied that both the acquiror is a fit and proper person to have such “control”

and that the interests of consumers would not be threatened by such acquisition of “control.” Failure to make the relevant prior application could result in action being taken against Willis or HRH by the FSA. Willis filed the notifications and related documentation with the FSA on June 27, 2008.

Other Notices and Approvals

In addition, in connection with the merger, the parties will make filings with and/or seek approvals from the Financial Industry Regulatory Authority with respect to Willis’s and HRH’s broker-dealer subsidiaries and state insurance regulatory authorities with jurisdiction over Willis’s or HRH’s insurance brokering subsidiaries. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material U.S. federal income tax consequences of the merger. This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, or the “IRS,” and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). With respect to U.S. holders (as defined below), this discussion is limited to such U.S. holders who hold their shares of HRH common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address the tax consequences applicable to HRH shareholders who are not U.S. holders, nor does it address all of the tax consequences that may be relevant to particular U.S. holders who are subject to special treatment under U.S. federal income tax laws, such as:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold HRH common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of HRH common stock through the exercise of an employee stock option or otherwise as compensation.

This discussion does not address the tax consequences of the merger under state, local or foreign tax laws. This discussion also does not address the tax consequences of any transaction other than the merger.

In addition, this discussion does not address U.S. holders of HRH common stock who will own 5% or more of the total voting power or the total value of Willis stock, either directly or indirectly through attribution rules, immediately after the merger.

HRH STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

For purposes of this section, the term “U.S. holder” means a beneficial owner of HRH common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•	a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership or other entity taxed as a partnership holds HRH common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding HRH common stock and partners in such partnerships should consult their tax advisors about the tax consequences of the merger to them.

Tax Consequences of the Merger Generally

The obligations of Willis and HRH to complete the merger are conditioned on, among other things, the receipt by each of Willis and HRH of tax opinions from Weil, Gotshal & Manges LLP and Wachtell, Lipton, Rosen & Katz, respectively, dated the closing date of the merger, to the effect that for U.S. federal income tax purposes (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each deemed transfer of shares of HRH common stock to Willis by a shareholder of HRH pursuant to the merger will not be subject to Section 367(a)(1) of the Code. These opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. In rendering the tax opinions, each counsel may require and rely on representations of Willis, Merger Sub and HRH to be delivered at the time of closing. If any such assumptions or representations is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. Neither of these tax opinions will be binding on the IRS. Neither Willis nor HRH intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions.

The following discussion assumes that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code and that each deemed transfer of shares of HRH common stock to Willis by a stockholder of HRH pursuant to the merger is not subject to Section 367(a)(1) of the Code.

Tax Consequences of the Merger for Willis, Willis Stockholders and HRH

No gain or loss will be recognized by Willis, Willis stockholders, or HRH.

Tax Consequences of the Merger for U.S. Holders of HRH Common Stock

The U.S. federal income tax consequences of the merger to a U.S. holder of HRH common stock will depend on whether such U.S. holder receives cash, shares of Willis common stock or a combination of cash and stock in exchange for such U.S. holder’s HRH common stock. At the time a U.S. holder makes a cash or stock election pursuant to the terms of the merger agreement, such U.S. holder will not know whether, and to what extent, the proration rules of the merger agreement will alter the mix of consideration such U.S. holder will receive. As a result, the tax consequences to such U.S. holder will not be ascertainable with certainty until such U.S. holder knows the precise amount of cash and shares of Willis common stock that such U.S. holder will receive pursuant to the merger.

Exchange of HRH common stock solely for Willis common stock

•	Except as discussed below, see “— Cash in Lieu of Fractional Shares of Willis Common Stock,” beginning on page 63, a U.S. holder who exchanges all of its shares of HRH common stock solely for shares of Willis common stock in the merger will not recognize gain or loss in connection with such exchange.

•	A U.S. holder’s aggregate tax basis in the Willis common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “— Cash in Lieu of Fractional Shares of Willis Common Stock,” generally will equal such U.S. holder’s aggregate tax basis in the HRH common stock surrendered by such U.S. holder in the merger. The holding period for the shares of Willis common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “— Cash in Lieu of Fractional Shares of Willis Common Stock,” generally will include the holding period for the shares of HRH common stock exchanged therefor.

Exchange of HRH common stock solely for cash

•	A U.S. holder who exchanges all of its shares of HRH common stock solely for cash in the merger generally will recognize capital gain or loss equal to the difference between the amount of cash received by such U.S. holder and the U.S. holder’s adjusted tax basis in the HRH common stock exchanged therefor.

•	Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of HRH common stock for more than one year at the effective time of the merger. Long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 15%. Short-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 35%. The deductibility of capital losses is subject to limitations.

Exchange of HRH common stock for a combination of Willis common stock and cash

•	Except as discussed below, see “— Cash in Lieu of Fractional Shares of Willis Common Stock,” beginning on page 63, a U.S. holder who exchanges shares of HRH common stock for a combination of Willis common stock and cash will recognize gain (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any Willis common stock received in the merger, over such U.S. holder’s adjusted tax basis in the shares of HRH common stock surrendered by such U.S. holder in the merger and (ii) the amount of cash received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of Willis common stock).

•	In the case of any U.S. holder who acquired different blocks of HRH common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of shares exchanged in the merger, and a loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares. Such U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Willis common stock received in the merger.

•	Generally, a U.S. holder’s aggregate tax basis in the Willis common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “— Cash in Lieu of Fractional Shares of Willis Common Stock,” will equal such U.S. holder’s aggregate tax basis in the HRH common stock surrendered in the merger, increased by the amount of taxable gain or dividend income, if any, recognized by such U.S. holder in the merger, and decreased by the amount of cash, if any, received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of Willis common stock). The holding period for the shares of Willis common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash in Lieu of Fractional Shares of Willis Common Stock,” generally will include the holding period for the shares of HRH common stock exchanged therefor.

•	Any capital gain generally will be long-term capital gain if the U.S. holder held the shares of HRH common stock for more than one year at the effective time of the merger. Long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 15%. Short term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 35%. In some cases, such as if a U.S. holder actually or constructively owns Willis common stock immediately after the merger, such gain may be treated as having the effect of the distribution of a dividend to such U.S. holder, under the tests set forth in Section 302 of the Code, in which case such gain would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Cash in Lieu of Fractional Shares of Willis Common Stock

A U.S. holder who receives cash instead of a fractional share of Willis common stock will be treated as having received the fractional share of Willis common stock pursuant to the merger and then as having exchanged the fractional share of Willis common stock for cash in a redemption by Willis. In general, this deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of HRH common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the HRH common stock exchanged by such U.S. holder is greater than one year as of the effective time. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

A U.S. holder who receives shares of Willis common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder who is required to file a U.S. tax return and who is a “significant holder” that receives Willis common stock in the merger will be required to file a statement with the significant holder’s U.S. federal income tax return setting forth such significant holder’s basis in the HRH common stock surrendered and the fair market value (determined immediately before the exchange) of the HRH common stock that is exchanged by such significant holder. A “significant holder” is a U.S. holder who, immediately before the merger owned at least 5% of the outstanding stock of HRH or securities of HRH with a tax basis of $1.0 million or more.

THE COMPANIES

Willis and Merger Sub

Willis, a Bermuda company, is the ultimate holding company for a group of operating entities that provide a broad range of insurance brokerage, reinsurance and risk management consulting services to clients worldwide. Willis is a recognized leader in providing specialized risk management advisory and other services on a global basis to clients in various industries including the aerospace, marine, construction and energy industries.

In its capacity as an advisor and insurance broker, Willis acts as an intermediary between its clients and insurance carriers by advising its clients on their risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance risk with insurance carriers through its global distribution network. Willis assists its clients in the assessment of their risks, advising them on the best ways of transferring suitable risk to the global insurance and reinsurance markets and then executing the transactions at the most appropriate available price, terms and conditions for its clients. Willis is one of the world’s largest intermediaries for reinsurance and has a significant market share in many of the major markets, particularly marine and aviation.

Willis also offers its clients a broad range of services to help them to identify and control their risks. These services range from strategic risk consulting (including providing actuarial analyses), to a variety of due diligence services, to the provision of practical on-site risk control services (such as health and safety or property loss control consulting) as well as analytical and advisory services (such as hazard modeling and reinsurance optimization studies). Willis also assists clients in planning how to manage incidents or crises when they occur through services such as contingency planning, security audits and product tampering plans.

Willis operates on a global and local scale in a multitude of businesses and industries throughout the world, and its clients range in size from major multinational corporations to middle-market companies, as well as public institutions and individual clients. The company has a diverse base of clients located in approximately 190 countries, including Eastern and Western Europe, the United Kingdom and Ireland, Asia/Pacific, Russia, the Middle East, South Africa and Latin America. Willis also maintains retail operations throughout North America that provide services to small, medium and major corporate clients, accessing its global specialist expertise when required. No one client accounted for more than 10 percent of revenues for fiscal year 2007. Willis places insurance with over 5,000 insurance carriers, none of which individually accounted for more than 10 percent of the total premiums placed on behalf of clients in 2007.

Including its associates, Willis has approximately 16,000 employees around the world and a network of about 300 offices in some 100 countries. Approximately 3,500 individuals were employed in the United Kingdom and 3,800 in the United States, with the balance being employed across the rest of the world.

Merger Sub, a Virginia corporation and a direct, wholly-owned subsidiary of Willis, was formed solely for the purpose of facilitating the merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transaction contemplated by the merger agreement. Upon completion of the proposed merger, Merger Sub will be renamed Willis HRH.

Willis’s principal executive offices are located at The Willis Building, 51 Lime Street, London EC3M 7DQ, England, and its telephone number is +44 203 124 6000.

HRH

HRH, a Virginia corporation, is a holding company which, through its subsidiaries, acts as an insurance and risk management intermediary between its clients and insurance companies that underwrite client risks. With offices located throughout the United States and in London, England as well as Russia, South Africa and Australia, HRH helps clients manage their risks in property and casualty, employee benefits, professional liability and other areas of specialized exposure. HRH’s client base ranges from personal to large national accounts and is primarily comprised of middle-market and major commercial and industrial accounts.

HRH typically acts as an insurance agent in soliciting, negotiating and effecting contracts of insurance through insurance companies or as a broker in procuring contracts of insurance on behalf of insureds. HRH’s offices are supplemented by coordinated national resources with specialized skills in claims management, loss control and complex risk areas such as aviation, complex property, marine, executive risk, construction and environmental. Beyond the sale of insurance products, HRH provides a variety of professional services to assist clients in analyzing risks and in determining whether protection against risks is best obtained through the purchase of insurance or through retention of all, or a portion, of those risks and the adoption of risk management policies and cost-effective loss control and prevention programs.

Within its range of services, HRH also markets excess and surplus lines insurance, reinsurance and specialty programs through its excess and surplus lines offices, reinsurance offices and Managing General Agencies/Underwriters (MGA/MGU) to its own offices and other intermediaries.

HRH believes that a key to its success has been a strong emphasis on client service by experienced personnel with established community relations. HRH’s offices are largely decentralized with respect to client solicitation, account maintenance, underwriting decisions and selection of insurance companies.

In 2007, HRH had 4,200 employees located across more than 140 offices. HRH’s principal executive offices are located at The Hilb Rogal & Hobbs Building, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia, 23060 and its telephone number is (804) 747-6500.

DESCRIPTION OF DEBT FINANCING

In connection with the merger, Willis North America Inc., a wholly owned subsidiary of Willis (“Willis N.A.”), will drawdown under new $1 billion 5-year senior unsecured credit facilities, consisting of a $700 million term loan facility (the “Senior Term Facility”) and a $300 million revolving credit facility (the “Senior Revolving Facility” and, together with the Senior Term Facility, the “Senior Facilities”) and, to the extent Willis N.A. does not issue notes (as described below), will drawdown under a new $1.25 billion 364-day senior unsecured interim term loan facility (the “Interim Term Facility” and, together with the Senior Facilities, the “Credit Facilities”). The principal amount of the Senior Term Facility may be increased by up to an additional $250 million, if prior to or on the closing date of the merger, Willis N.A. obtains sufficient commitments on the Senior Facilities.

Willis intends to use the proceeds of the Senior Facilities to pay, upon completion of the merger, a portion of the cash portion of the merger consideration, to refinance all material outstanding indebtedness of HRH, to refinance certain indebtedness of Willis N.A., and to finance, in part, the repurchase, on or within 18 months after the closing date of the merger, of outstanding capital stock of Willis in an aggregate amount up to the amount of such capital stock issued to the shareholders of HRH as merger consideration. For further detail regarding the proposed share repurchase, see “Market Price and Dividend Data” beginning on page 66. The proceeds of the Senior Revolving Facility may also be used for working capital and other corporate purposes, including acquisitions. Willis intends to use the proceeds of the Interim Term Facility to pay, upon completion of the merger, a portion of the cash portion of the merger consideration.

Willis N.A. intends to issue senior notes in one or more series in an aggregate principal amount of up to $1.25 billion. The net proceeds of any note issues will be used either to finance in part the merger and related transactions, or if issued after the merger to repay outstanding amounts under the Interim Term Facility. The net proceeds of any note issues may also be used to repurchase Willis common stock and for general corporate purposes.

MARKET PRICE AND DIVIDEND DATA

Willis

Willis common stock trades on the NYSE under the symbol “WSH.”

The following table sets forth the high and low sales prices of Willis common stock for the calendar quarters indicated, as reported on the NYSE, and the quarterly cash dividends declared per share of common stock in the periods indicated:

			Declared
	High	Low	Dividend

2005
First Quarter	$41.66	$35.95	$0.215
Second Quarter	37.35	31.34	0.215
Third Quarter	38.48	31.95	0.215
Fourth Quarter	38.87	35.67	0.215
2006
First Quarter	$37.53	$32.96	$0.235
Second Quarter	35.80	32.04	0.235
Third Quarter	39.30	31.38	0.235
Fourth Quarter	41.52	37.41	0.235
2007
First Quarter	$41.94	$38.85	$0.250
Second Quarter	46.31	39.16	0.250
Third Quarter	44.00	38.50	0.250
Fourth Quarter	42.87	37.12	0.250
2008
First Quarter	$37.45	$31.19	$0.260
Second Quarter	37.24	31.33	0.260
Third Quarter (through [ • ], 2008)	[ • ]	[ • ]	[ • ]

On June 6, 2008, the last full trading day before the announcement of the proposed transaction, the closing sales price per share of Willis common stock on the NYSE was $35.88. On [ • ], 2008, the most recent practicable date prior to the printing of this document, the reported closing sales price per share of Willis common stock was $[ • ]. The market price of Willis common stock will fluctuate between the date of this proxy statement/prospectus and the time of the special meeting and the completion of the merger. No assurance can be given concerning the market prices of Willis common stock before the completion of the merger or after the completion of the merger, and the market value of Willis common stock that HRH shareholders receive in the merger may vary significantly from the prices stated above. Past price performance is not necessarily indicative of likely future performance, and, because market prices of Willis common stock will fluctuate, you are urged to obtain current market prices for shares of Willis common stock.

Willis pays regular quarterly dividends to its holders of common stock. The most recent quarterly dividend declared by Willis was $0.26 per share paid on July 14, 2008 to holders of record of Willis common stock as of June 30, 2008. The decision to pay a dividend, however, remains with Willis’s board of directors and may be affected by various factors that the board of directors deems relevant. Future credit facilities, other future debt obligations and statutory provisions may limit Willis’s ability to pay dividends.

Over time following completion of the merger, Willis intends to repurchase shares of its common stock in an aggregate amount up to the amount of such capital stock issued to the shareholders of HRH as merger consideration.

HRH

HRH common stock trades on the NYSE under the symbol “HRH.”

The following table sets forth the high and low sales prices of HRH common stock for the calendar quarters indicated, as reported on the NYSE, and the quarterly cash dividends declared per share of common stock in the periods indicated:

			Declared
	High	Low	Dividend

2005
First Quarter	36.48	32.65	0.105
Second Quarter	38.20	33.35	0.115
Third Quarter	38.08	31.75	0.115
Fourth Quarter	39.93	36.00	0.115
2006
First Quarter	$41.50	$37.45	$0.115
Second Quarter	41.88	35.60	0.120
Third Quarter	43.74	36.06	0.120
Fourth Quarter	45.44	39.10	0.120
2007
First Quarter	$49.48	$40.50	$0.120
Second Quarter	50.98	41.94	0.130
Third Quarter	48.60	40.32	0.130
Fourth Quarter	47.67	40.07	0.130
2008
First Quarter	$40.83	$29.01	$0.130
Second Quarter	$44.94	$26.21	$0.140
Third Quarter (through [ • ], 2008)	[ • ]	[ • ]	[ • ]

On June 6, 2008, the last full trading day before the announcement of the proposed transaction, the closing sales price per share of HRH common stock on the NYSE was $30.89. On [ • ], 2008, the most recent practicable date prior to the printing of this document, the high and low sales prices of shares of HRH common stock as reported on the NYSE were $[ • ] and $[ • ], respectively. Past price performance is not necessarily indicative of likely future performance. Because market prices of shares of HRH common stock will fluctuate, you are urged to obtain current market prices for shares of HRH common stock.

As of [ • ], 2008, the record date for the special meeting of HRH shareholders, there were approximately [ • ] registered HRH shareholders.

HRH pays regular quarterly dividends to its holders of common stock. The most recent quarterly dividend declared by HRH was $0.14 per share to be paid on September 29, 2008 to HRH shareholders of record as of September 12, 2008. The declaration of dividends is subject to the discretion of HRH’s board of directors and are dependent upon the future earnings and financial condition of HRH. The decision to pay a dividend, however, remains with HRH’s board of directors and may be affected by various factors that the board of directors deems relevant.

In addition, the merger agreement provides that, prior to the effective time of the merger or termination of the merger agreement, HRH may not declare or pay dividends except regular quarterly dividends not exceeding $0.14 per share.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF WILLIS

The preliminary unaudited pro forma condensed combined financial information is derived from the historical financial statements of Willis and HRH. The preliminary unaudited pro forma condensed combined financial information is prepared using the purchase method of accounting, as defined by Financial Accounting Standards Board, “FASB”, Statement No. 141, Business Combinations, with Willis treated as the acquiror. The preliminary Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2008 is presented as if the merger and the estimated borrowings used to finance the merger occurred on March 31, 2008. The preliminary Unaudited Pro Forma Condensed Combined Income Statements for the year ended December 31, 2007 and the three months ended March 31, 2008 are presented as if the merger and the related borrowings used to finance the merger occurred on January 1, 2007.

Because the amount and form of consideration will vary depending on shareholder elections between stock and cash and will not be determined until those elections have been finalized, the preliminary unaudited pro forma condensed combined financial information is being presented using an assumption that shareholders elect to receive 50% of the merger consideration in the form of shares of Willis common stock and 50% of the merger consideration in the form of cash, approximately $850 million. In addition, on completion of the transaction Willis will refinance HRH’s existing long-term debt of approximately $400 million. The approximately $1,300 million of financing to be obtained by Willis in connection with the merger is assumed to be financed by long-term bank debt of approximately $700 million and senior notes of approximately $600 million.

At the effective time of the merger, the cash paid, debt financing required and shares of Willis common stock issued may differ from the information in the preliminary unaudited pro forma condensed combined financial information depending on the actual number of shares of HRH common stock outstanding as of the effective time of the merger, the actual number of shares of HRH common stock with respect to which an election to receive cash has been made and the extent to which Willis has elected to increase the cash component of the total merger consideration (and reduce the value of the total stock component of the merger consideration by an equivalent amount). In addition, the actual allocation of the type and amount and the terms of the financing may differ from that set forth herein.

The allocation of the purchase price used in the preliminary unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change as at the effective time of the merger. The final determination of the allocation of the purchase price will be based on the actual tangible assets and liabilities, and intangible assets of HRH as of the effective time of the merger, as well as merger-related transaction costs. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary unaudited adjustments presented herein.

Certain historical balances of HRH have been reclassified to conform to the pro forma combined. Willis management expects that there could be additional reclassifications following the merger. Additionally, Willis management will continue to assess HRH’s accounting policies for any additional adjustments that may be required to conform HRH’s accounting policies to those of Willis.

The preliminary unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent the consolidated financial position or consolidated results of operations of Willis that would have been reported had the merger been completed as of the dates described above, and should not be taken as indicative of any future consolidated financial position or consolidated results of operations. The preliminary Unaudited Pro Forma Condensed Combined Income Statements do not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items, including restructuring liabilities, directly related to the merger.

The preliminary unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Willis and HRH included in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2007 (except for items 7 and 8 for Willis which are incorporated by reference from the Current Report on Form 8-K filed on July 11, 2008) and subsequent Quarterly Reports on Form 10-Q for the periods presented, each of which has been incorporated by reference in this filing.

WILLIS

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
as at March 31, 2008

			Pro Forma
	Historical	Historical	Adjustments		Pro Forma
	Willis	HRH	(Note 3)		Combined
	(Millions)
	(Unaudited)

ASSETS
Cash and cash equivalents	$195	$181	$—		$376
Fiduciary funds — restricted	1,792	102	—		1,894
Short-term investments	38	—	—		38
Accounts receivable, net	10,091	313	—		10,404
Fixed assets, net	345	25	—		370
Goodwill	1,654	806	569	A	3,029
Other intangible assets, net	74	254	500	B	828
Investments in associates	260	—	—		260
Pension benefits asset	451	—	—		451
Other assets	326	82	26	C	434

TOTAL ASSETS	$15,226	$1,763	$1,095		$18,084

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$11,280	$463	$—		$11,743
Deferred revenue and accrued expenses	291	74	—		365
Net deferred tax liabilities	13	50	(29)	D	34
Income taxes payable	82	8	—		90
Long-term debt	1,415	437	875	E	2,727
Liability for pension benefits	45	—	—		45
Other liabilities	605	51	73	F	729

Total liabilities	13,731	1,083	919		15,733

MINORITY INTEREST	58	—	—		58
STOCKHOLDERS’ EQUITY	1,437	680	176	G	2,293

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,226	$1,763	$1,095		$18,084

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

WILLIS

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
for the three months ended March 31, 2008

			Pro Forma
	Historical	Historical	Adjustments		Pro Forma
	Willis	HRH	(Note 3)		Combined
	(Millions, except per share data)
	(Unaudited)

REVENUES
Commissions and fees	$772	$203	$—		$975
Investment income	22	3	—		25
Other income	1	1	—		2

Total revenues	795	207	—		1,002

EXPENSES
Salaries and benefits	(411)	(123)	—		(534)
Other operating expenses	(149)	(39)	—		(188)
Depreciation expense and amortization of intangible assets	(16)	(12)	(10)	B	(38)
Gain on disposal of London headquarters	6	—	—		6

Total expenses	(570)	(174)	(10)		(754)

OPERATING INCOME	225	33	(10)		248
Interest expense	(16)	(7)	(14)	E	(37)

INCOME BEFORE INCOME TAXES, INTEREST IN EARNINGS OF ASSOCIATES AND MINORITY INTEREST	209	26	(24)		211
Income taxes	(60)	(10)	9	H	(61)

INCOME BEFORE INTEREST IN EARNINGS OF ASSOCIATES AND MINORITY INTEREST	149	16	(15)		150
Interest in earnings of associates, net of tax	26	—	—		26
Minority interest, net of tax	(9)	—	—		(9)

NET INCOME	$166	$16	$(15)		$167

EARNINGS PER SHARE
— Basic	$1.17	$0.43			$1.01
— Diluted	$1.16	$0.42			$0.99
AVERAGE NUMBER OF SHARES OUTSTANDING
— Basic	142	37			166
— Diluted	143	37			168

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.26	$0.13			$0.26

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

WILLIS

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
for the year ended December 31, 2007

			Pro Forma
	Historical	Historical	Adjustments		Pro Forma
	Willis	HRH	(Note 3)		Combined
	(Millions, except per share data)
	(Unaudited)

REVENUES
Commissions and fees	$2,463	$780	$—		$3,243
Investment income	96	14	—		110
Other income	19	6	—		25

Total revenues	2,578	800	—		3,378

EXPENSES
Salaries and benefits	(1,448)	(455)			(1,903)
Other operating expenses	(460)	(154)	—		(614)
HRH release of regulatory charge previously accrued	—	6	—		6
Depreciation expense and amortization of intangible assets	(66)	(42)	(51)	B	(159)
Gain on disposal of London headquarters	14	—	—		14
Net gain on disposal of operations	2	—	—		2

Total expenses	(1,958)	(645)	(51)		(2,654)

OPERATING INCOME	620	155	(51)		724
Interest expense	(66)	(24)	(65)	E	(155)

INCOME BEFORE INCOME TAXES, INTEREST IN EARNINGS OF ASSOCIATES AND MINORITY INTEREST	554	131	(116)		569
Income taxes	(144)	(53)	47	H	(150)

INCOME BEFORE INTEREST IN EARNINGS OF ASSOCIATES AND MINORITY INTEREST	410	78	(69)		419
Interest in earnings of associates, net of tax	16	—	—		16
Minority interest, net of tax	(17)	—	—		(17)

NET INCOME	$409	$78	$(69)		$418

EARNINGS PER SHARE
— Basic	$2.82	$2.14			$2.49
— Diluted	$2.78	$2.11			$2.43
AVERAGE NUMBER OF SHARES OUTSTANDING
— Basic	145	37			168
— Diluted	147	37			172

CASH DIVIDENDS DECLARED PER COMMON SHARE	$1.00	$0.51			$1.00

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION OF WILLIS

1.	Basis of pro forma presentation

The preliminary unaudited pro forma condensed combined financial information is derived from the historical financial statements of Willis and HRH. The preliminary unaudited pro forma condensed combined financial information is prepared using the purchase method of accounting, as defined by FASB Statement No. 141, Business Combinations, with Willis treated as the acquiror.

The preliminary Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2008 is presented as if the merger and the estimated borrowings used to finance the merger occurred on March 31, 2008. The preliminary Unaudited Pro Forma Condensed Combined Income Statements for the year ended December 31, 2007 and the three months ended March 31, 2008 are presented as if the merger and the related borrowings used to finance the merger occurred on January 1, 2007. The preliminary pro forma adjustments reflect a preliminary exchange ratio of 1.2844 shares of Willis common stock for every share of HRH common stock, based on the average of the closing share price for Willis common stock for the ten trading days through June 5, 2008.

Because the amount and form of consideration will vary depending on shareholder elections to receive merger consideration in either shares of Willis common stock or cash and will not be determined until those elections have been finalized, the preliminary unaudited pro forma condensed combined financial information is being presented using an assumption that shareholders elect to receive 50% of the merger consideration in the form of shares of Willis common stock and 50% of the merger consideration in the form of cash.

At the effective time of the merger, the amount of cash paid, and the amount and terms of the debt financing required and number of shares of Willis common stock issued may differ from the information in the preliminary unaudited pro forma condensed combined financial information depending on the actual number of shares of HRH common stock outstanding as of the merger date, the actual number of shares of HRH common stock with respect to which an election to receive cash has been made, the extent to which Willis has elected to increase the cash component of the total merger consideration (and reduce the value of the total stock component of the merger consideration by an equivalent amount) and conditions in the debt markets.

The allocation of the purchase price used in the preliminary unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change as at the effective time of the merger. The final determination of the allocation of the purchase price will be based on the actual tangible assets and liabilities, and intangible assets of HRH as of the effective time of the merger, as well as merger-related transaction costs. In particular, the final valuation of intangible assets and the assessment of their useful lives may change significantly from the preliminary estimates, which could result in a material change to the amortization of intangible assets.

Certain historical balances of HRH have been reclassified to conform to the pro forma combined presentation. Willis management expects that there could be additional reclassifications following the merger. Additionally, Willis management will continue to assess HRH’s accounting policies for any additional adjustments that may be required to conform HRH’s accounting policies to those of Willis.

The preliminary unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent the consolidated financial position or consolidated results of operations of Willis that would have been reported had the merger been completed as of the dates described above, and should not be taken as indicative of any future consolidated financial position or consolidated results of operations. The preliminary Unaudited Pro Forma Condensed Combined Income Statements do not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items, including restructuring liabilities, directly related to the merger.

The preliminary unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Willis and HRH

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION OF WILLIS — (Continued)

included in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2007 (except for items 7 and 8 for Willis which are incorporated by reference from the Current Report on Form 8-K filed on July 11, 2008) and subsequent Quarterly Reports on Form 10-Q for the periods presented, each of which has been incorporated by reference in this filing.

2.	Purchase price

Willis and HRH entered into the merger agreement on June 7, 2008. The merger is expected to close during the fourth quarter of 2008 subject to the approval of the merger agreement by HRH shareholders and obtaining all necessary regulatory approvals, together with the satisfaction of other closing conditions.

The stock price used to determine the preliminary estimated purchase price is based on the average of the closing prices of Willis common stock for the five trading days through June 7, 2008, the date of the merger agreement. The preliminary estimated purchase price also includes the fair value of Willis stock options that will be issued in exchange for HRH’s existing stock options and other costs of the transaction.

The calculation of the preliminary estimated purchase price is as follows:

Calculation of shares of Willis common stock to be issued:

Number of shares of HRH common stock outstanding as of March 31, 2008(i)	36.39 million
Agreed consideration per share(ii)	$46
Total consideration payable to HRH shareholders	$1,674 million
Preliminary exchange ratio based on the average of the closing share price for Willis common stock for the ten trading days through June 5, 2008	1.2844
Number of shares of Willis common stock to be issued assuming that holders of 50% of the shares of HRH common stock elect to receive the merger consideration in the form of shares of Willis common stock
23.37 million

(Millions)

Calculation of preliminary estimated purchase price:
Estimated fair value of 23.37 million shares of Willis common stock(iii)	$836
Unrecognized stock-based compensation relating to 264,265 non-vested HRH restricted shares(iv)	4
Cash to be issued to HRH shareholders — 36.39 million shares at $23 per share	837
Estimated fair value of 3,609,062 fully vested HRH stock options(v)	16
Estimated Willis transaction costs(vi)	34

Preliminary estimated total purchase price	$1,727

(i)	Includes 264,265 restricted shares of HRH common stock that will vest immediately prior to the merger and will be entitled to receive the merger consideration of $46 per share, subject to the adjustments described in this proxy statement/prospectus.
(ii)	The per share merger consideration of $46.00 is subject to the adjustments described in this proxy statement/prospectus.
(iii)	The estimated fair value per share is based on the average of the closing prices of shares of Willis common stock for the five trading days through June 7, 2008, the date of the merger agreement.
(iv)	Represents unrecognized compensation cost, less deferred tax, on HRH restricted stock that fully vest after the merger.
(v)	Represents the estimated fair value, less deferred tax, of the 3,609,062 stock options outstanding under HRH’s equity incentive plans. See “Stock options” below.
(vi)	Transaction costs include Willis’s estimate of investment banking, legal and accounting fees and other external costs directly related to the merger.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION OF WILLIS — (Continued)

Stock options

Under the terms of the merger, on completion of the merger the 3,609,062 stock options outstanding under HRH’s equity incentive plans will, if unvested, vest in full and become exercisable and, if not exercised, will be exchanged for Willis stock options at the preliminary exchange ratio of 1.2844, which is calculated based on the average of the closing share price for Willis common stock for the ten trading days through June 5, 2008.

For purposes of preparing pro forma information, the fair value of the HRH stock options included in the purchase consideration at the date of the merger was based on the fair value of a Willis stock option as of July 18, 2008, the last date practicable prior to filing this proxy statement/prospectus, adjusted by the preliminary exchange ratio of 1.2844. The fair value of the Willis stock option was calculated using the Black-Scholes option pricing model and a share price of Willis common stock of $30.96 and the following assumptions:

Expected option life in years	1.5
Volatility	30%
Risk-free rate	3.43%
Dividend yield	2.50%

Willis believes the fair value of Willis stock options, adjusted for the preliminary exchange ratio, approximates the fair value of HRH stock options. Accordingly, the fair value of the HRH stock options was recognized as a component of purchase price and no additional amounts have been recognized as compensation expense. Willis will recalculate the fair value of the HRH stock options and of the Willis options issued in exchange as of the merger consummation date in order to determine whether any amounts should be recognized as compensation expense as of the consummation date.

Allocation of preliminary estimated purchase price

The preliminary estimated purchase price has been allocated as follows based upon purchase accounting adjustments as of March 31, 2008:

(Millions)

HRH net tangible liabilities(i)	$(380)
Adjustments re HRH long term debt(ii)	(12)
Change of control payments(iii)	(39)
Intangible asset(iv)	754
Net deferred tax adjustment(v)	29
Goodwill	1,375

Allocated purchase price	$1,727

(i)	Reflects HRH’s net assets of $680 million at March 31, 2008, less HRH’s historical goodwill of $806 million and intangible assets of $254 million.

(ii)	Represents a $12 million contractual early redemption penalty relating to the agreed refinancing of HRH’s long-term debt.

(iii)	Represents estimated payments due under change of control clauses in certain senior management employment contracts.

(iv)	Represents identified finite life intangible assets; primarily relates to customer relationships and non-compete contracts for key producers.

(v)	Represents net deferred tax assets associated with fair value adjustments to the fair value of assets and liabilities included in this table with the exception of goodwill.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION OF WILLIS — (Continued)

3.	Pro forma adjustments

A. Net adjustment to eliminate HRH’s historical goodwill of $806 million and to record the preliminary fair value of goodwill arising on the transaction of $1,375 million. Goodwill arising from the merger is not amortized but will be assessed for impairment at least annually.

B. Net adjustment to eliminate HRH’s historical identifiable intangible assets of $254 million and related amortization of $10 million for the three months ended March 31, 2008 and $33 million for the year ended December 31, 2007; and to record identifiable intangible assets arising from the merger at their preliminary estimated fair value and the related amortization. Fair values have been estimated using an income approach. Amortization expense has been calculated over the estimated useful life using a straight line method, with the exception of customer relationships which has been calculated using a reducing balance method.

				Three
			Year Ended	Months Ended
			December 31,	March 31,
	Preliminary	Estimated Useful	2007	2008
	Fair Value	Life in Years	Amortization	Amortization
	(Millions)		(Millions)

Customer relationships	$674	12	$67	$16
Non-compete agreements	61	5	12	3
Trade names	19	4	5	1

Total pro forma adjustments	$754		$84	$20

C. Adjustment to record estimated deferred debt issuance costs. These costs will be amortized over the life of the debt, using the effective interest rate method.

D. Net adjustment to reduce the net deferred tax liability, including the benefit of tax relief acquired with HRH intangible assets. Estimated deferred tax assets and liabilities have been calculated using the statutory tax rate of 40%.

E. Net adjustment to record Willis’s anticipated borrowing, and related interest, to finance the estimated $837 million cash due to HRH shareholders, the refinancing of HRH’s $406 million of long-term bank debt and other financing costs associated with the merger; partly offset by an adjustment to record the repayment of HRH’s long-term bank debt and the elimination of HRH’s related interest expense of $7 million for the three months ended March 31, 2008 and $21 million for the year ended December 31, 2007.

Willis anticipates that it will raise long-term debt to finance the merger as follows:

	Anticipated	Estimated	Annual	Quarterly
	Borrowing(i)	Interest Rate(ii)	Interest(iii)	Interest(iii)
	(Millions, except for interest rates)

Bank debt	$681	5.00-6.00%	$41	$10
Senior notes	600	7.00-8.50%	45	11

Total long-term debt	$1,281		$86	$21

(i)	Reflects the allocation of the bank debt and senior notes as currently anticipated. The actual allocation of the type and amount and the terms of the financing may differ from those set forth below.

(ii)	The estimated interest rate is based on current assumptions regarding LIBOR and the amount of bank and bond debt raised to finance the transaction. The actual interest rates will vary and may fluctuate over the period. An increase or decrease of 12.5 basis points held constant over the relevant period would increase or decrease, respectively, the total annual interest by $1.6 million and the quarterly interest by $0.4 million.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION OF WILLIS — (Continued)

(iii)	Includes the amortization of the related debt issuance costs.

F. Adjustment to record liabilities for: estimated payments of $39 million due under change of control clauses in certain senior management employment contracts; and Willis’s estimated merger transaction costs of $34 million.

G. Adjustment to record the preliminary estimated stock consideration of $836 million, the estimated $4 million fair value of HRH non-vested restricted shares and the estimated $16 million fair value of HRH stock options converted to Willis stock options, less the elimination of HRH’s stockholders’ equity of $680 million.

H. To record the federal and state income tax effects on the pro forma adjustments. Income tax effects have been calculated using the statutory tax rate of 40 percent for its U.S. operations.

4. Effects of fluctuations in Average Willis Share Price

HRH shareholders will have the right to elect to receive cash or shares of Willis common stock in exchange for each of their shares of HRH common stock. The value of the per share consideration will be based on the Average Willis Share Price. If the Average Willis Share Price is greater than or equal to $31.46 or less than or equal to $40.04 (the “collar”), then the value of the per share consideration will be equal to $46.00. Outside of this range, the value of the per share consideration will fluctuate, and if the Average Willis Share Price (i) is less than $31.46, then the value of the per share merger consideration will be less than $46.00, or (ii) is greater than $40.04, then the value of the per share merger consideration will be greater than $46.00. In each case, the value of the per share merger consideration (based on the Average Willis Share Price) will be the same regardless of whether an HRH shareholder elects to receive the merger consideration in the form of cash or shares of Willis common stock.

The following table shows the impact on the unaudited pro forma combined earnings per share of Willis common stock within, below and above the collar. Below the collar, shares issued have been restricted to the maximum number of shares of Willis common stock that are issuable pursuant to the merger agreement calculated as 19.9% of the total number of shares of Willis common stock outstanding as of March 31, 2008.

	Three Months Ended		Year Ended
	March 31, 2008		December 31, 2007
	Earnings per	Earnings per	Earnings per	Earnings per
	Share - Basic	Share - Diluted	Share - Basic	Share - Diluted

Average Willis Share Price $24.00 (below collar)	$0.98	$0.95	$2.40	$2.33
Average Willis Share Price $28.00 (below collar)	$0.98	$0.97	$2.42	$2.35
Average Willis Share Price $31.46 (bottom of collar)	$0.99	$0.97	$2.43	$2.38
Average Willis Share Price $35.81 (used for pro forma)	$1.01	$0.99	$2.49	$2.43
Average Willis Share Price $40.04 (top of collar)	$1.02	$1.01	$2.52	$2.47
Average Willis Share Price $44.00 (above collar)	$1.03	$1.02	$2.53	$2.49
Average Willis Share Price $48.00 (above collar)	$1.04	$1.02	$2.55	$2.50

COMPARATIVE RIGHTS OF WILLIS AND HRH SHAREHOLDERS

The rights of Willis shareholders are currently governed by the Companies Act 1981 of Bermuda, or the “Companies Act,” and the amended memorandum of association and bye-laws of Willis, which we refer to as the memorandum of association and bye-laws of Willis. The rights of HRH shareholders are currently governed by the Virginia Stock Corporation Act (referred to as the “VSCA”) and the amended and restated articles of incorporation and amended and restated bylaws of HRH, which we refer to as the articles of incorporation and bylaws of HRH.

This section of the proxy statement/prospectus describes the material differences between the rights of Willis shareholders and HRH shareholders. This section does not include a complete description of all differences among the rights of Willis shareholders and HRH shareholders, nor does it include a complete description of the specific rights of these shareholders. Furthermore, the identification of some of the differences in the rights of these shareholders as material is not intended to indicate that other differences do not exist.

You are urged to read carefully the relevant provisions of the Companies Act and the VSCA, as well as the memorandum of association and bye-laws of Willis and the articles of incorporation and bylaws of HRH, in their entirety. Copies of the memorandum of association and bye-laws of Willis and the articles of incorporation and bylaws of HRH are filed as exhibits to the reports of Willis and HRH incorporated by reference in this proxy statement/prospectus. Copies of the governing corporate instruments also are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 83.

HRH	Willis

Capital Stock
Authorized Shares. The authorized capital stock of HRH consists of:	Authorized Shares. The authorized capital stock of Willis consists of:
• 100,000,000 shares of common stock, no par value.	• 4,000,000,000 shares of common stock, par value $0.000115; and
• 1,000,000,000 shares of preferred stock, par value $0.000115
Outstanding Shares. As of [ • ], 2008, the record date for the special meeting of HRH shareholders, HRH had issued and outstanding: • [ • ] shares of common stock	Outstanding Shares. As of [ • ], 2008, Willis had issued and outstanding: • [ • ] shares of common stock; and • no shares of preferred stock.
Voting Rights — General
The Articles of Incorporation of HRH provide that each holder of HRH common stock is entitled to one vote per share on all matters as to which a shareholder vote is taken.	The bye-laws of Willis provide that each holder of record of shares of common stock on the relevant record date is entitled to cast one vote for each common share at any general meeting of shareholders.
The affirmative vote of the holders of more than two-thirds of the voting power of the shares of HRH entitled to vote is required to vote on an extraordinary transaction such as a merger or any amendment of the Articles of Incorporation that affects such voting standard.	Except as otherwise required by the Companies Act, the holders of shares of common stock of Willis vote as a single class on all matters with respect to which a vote of shareholders is required under applicable law, the bye-laws or on which a vote of shareholders is otherwise duly called for by Willis.

HRH	Willis

Dividends and Other Distributions
The bylaws of HRH provide that the board of directors of HRH may declare dividends from funds of the corporation legally available therefor.	The bye-laws of Willis provide that the board of directors may, from time to time, declare dividends or distributions out of contributed surplus to be paid to the shareholders according to their rights and interests including such interim dividends as appear to the board of directors to be justified by the position of the company.
Number of Directors and Director Election
The bylaws of HRH provide that the number of directors will be not less than three nor more than fourteen, which number may be fixed from time to time by resolution by the board of directors.	The bye-laws of Willis provide that the number of directors will be not less than two nor more than twenty, which number may be fixed from time to time by a resolution of a majority of the voting power of Willis common shares.
The bylaws of HRH provide that directors are elected by a plurality of the voting power of the shares of HRH common stock.	Except as otherwise required by the Companies Act, the election of any person as a director is effected by a separate resolution approved by a simple majority of votes cast at such meeting.
Classified Board
The articles of incorporation of HRH provide for a classified board, comprised of three classes of directors, with each class to be as nearly equal in number as practicable and one class to be elected each year to serve a three-year term.	No classified board. All directors are subject to election on an annual basis.
Removal of Directors
Although the articles of incorporation and bylaws of HRH are silent on director removal, pursuant to Section 13.1-680 of the VSCA, directors may be removed with or without cause by a majority of the shares entitled to vote.	The bye-laws of Willis provide that the shareholders may in a special meeting called for that purpose remove a director, provided that notice of any such meeting has been served on the director concerned not less that 14 days before the meeting and such director is entitled to be heard at that meeting.
Vacancies on Board
The bylaws of HRH provide that any vacancy occurring on the board of directors, including a vacancy resulting from amending the bylaws to increase the number of directors by 30% or less, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors of HRH.	The bye-laws of Willis provide that any vacancy on the board of directors will be deemed a casual vacancy. Further, pursuant to the bye-laws of Willis, the board of directors, so long as a quorum of directors remains in office, will have the power to appoint any individual to be director to fill the casual vacancy. A director so appointed will hold office only until the next annual general meeting. Any vacancy created by removal of a director at a special meeting must be filled at such meeting by election of another director in his place or by the board of directors according to provisions of the bye-laws.

HRH	Willis

Notice of Shareholder Meetings
The bylaws of HRH provide that notice, stating the place, day and hour, and in the case of a special meeting the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than 60 days before the date of the meeting (except as a different time is specified in the articles of incorporation or bylaws), to each shareholder of record having voting power in respect of the business to be transacted thereat.	Pursuant to the bye-laws of Willis, the annual general meeting requires at least 21 days notice in writing, and a special meeting requires a written notice of at least seven days’ prior written notice. A shareholder present in person or by proxy shall be deemed to have received notice of the meeting
Notice of a shareholders’ meeting to act on an amendment of the articles of incorporation, a plan of merger or share exchange, a proposed sale of all or substantially all of HRH’s assets, otherwise than in the usual and regular course of business, or the dissolution of HRH must be given not less than 25 nor more than 60 days before the date of the meeting and shall be accompanied, as appropriate, by a copy of the proposed amendment, plan of merger or share exchange or sale agreement.
Special Shareholder Meetings
The bylaws of HRH provide that special meetings of the shareholders may be called by the chairman and chief executive officer, or in the absence of the chairman and chief executive officer, the president, or, in the absence of either of the foregoing, by order of the board of directors, whenever deemed necessary.	The bye-laws of Willis provide that the board of directors or the Chairman or Deputy Chairman of the board of directors may, whenever each thinks fit, and will, when requisitioned by shareholders pursuant to the provisions of the Companies Act, convene special meetings.
Action By Unanimous Written Consent
Although the articles of incorporation and bylaws of HRH are silent regarding action without a meeting, Section 13.1-657 of the VSCA permits corporate action to be taken without a meeting of shareholders and without prior notice, if the corporate action is taken by all the shareholders entitled to vote on the corporate action.	The bye-laws of Willis provide that, except in the case of the removal of auditors and directors, anything which may be done by resolution of Willis in a general meeting or by resolution of a meeting of any class of the shareholders of Willis, may (without a meeting and without any previous notice being required) be done by resolution in writing, signed by all of the shareholders, being all of the shareholders who at the date of the resolution in writing would be entitled to attend a meeting and vote on such resolution
Inspection of Corporate Records
Section 13.1-771 of the VSCA provides that a shareholder of HRH who meets certain criteria and gives HRH five business days’ prior written notice is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, certain records of HRH.	The bye-laws of Willis provide that Willis will establish and maintain a Register of Shareholders and a Register of Directors in the manner prescribed by the Companies Act, each of which are open to inspection in the manner prescribed by the Companies Act between 9:00 a.m. and 5:00 p.m. in Bermuda, on every working day, unless the board of directors otherwise determines.

HRH	Willis

Amendments to Certificate of Incorporation
The vote required to approve an amendment or restatement of the articles of incorporation, other than an amendment or restatement that amends or affects the shareholder vote required by the VSCA to approve a merger, share exchange, sale of all or substantially all of HRH’s property or the dissolution of HRH, is a majority of all votes entitled to be cast by each voting group entitled to vote on the amendment or restatement.	A resolution to amend a Bermuda company’s memorandum of association may be passed by a simple majority of the shareholders voting, in person or by proxy, at a meeting.
Amendments to Bylaws
The shareholders of HRH may amend or repeal the bylaws. The board of directors may amend or repeal the bylaws except to the extent that the articles of incorporation reserves that power exclusively to the shareholders or the shareholders in amending, repealing or adopting a bylaw expressly provide that the board of directors may not amend, repeal or reinstate that bylaw, or as otherwise provided by law.
Pursuant to Section 13(5) of the Companies Act, the bye-laws of Willis generally are capable of amendment by the Board, subject to the consent of a simple majority of shareholders present and voting at a general meeting thereof.

However, pursuant to Section 152 of the bye-laws, a supermajority vote, consisting of the approval of a majority of the board of directors and the vote or consent of the holders of 75% of the outstanding shares of common stock of Willis entitled to vote, is required to effect amendments to certain provisions of the bye-laws, including (but not limited to) the following:

  •   the number of directors;

  •   resignation or qualification of directors;

  •   director remuneration; and

  •   the powers and duties of the board of directors.

Stockholder Rights Plan
HRH has no shareholder rights plan in place.	Willis has no shareholder rights plan in place.
Appraisal Rights
Pursuant to Section 13.1-730 of the VSCA, shareholders of are not entitled to appraisal rights, if the shares they hold are listed on the New York Stock Exchange, the American Stock Exchange or an interdealer quotation system.	Under the Companies Act, a dissenting shareholder of a company participating in a merger (other than a merger between a company and its wholly-owned subsidiary or between two or more subsidiaries of the same company) may apply to the Bermuda courts to appraise the fair value of its shares.
Anti-Takeover Provisions
The VSCA contains business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by restricting the voting rights of shares acquired by a person who has gained a significant holding in the corporation. HRH’s articles of incorporation and bylaws are silent on this issue, therefore the VSCA applies.	Bermuda law does not include any special anti-takeover provisions.

HRH	Willis

Enforcement of Court Judgments Obtained in the United States
Because HRH is organized under the laws of Virginia, court judgments obtained in the U.S. against HRH can be enforced against it in the same manner as against other domestic companies.	Because Willis is organized under the laws of Bermuda, it may not be possible to enforce court judgments in Bermuda that are obtained in the U.S. against Willis or its directors or officers in Bermuda based on the civil liability provisions of the U.S. federal or state securities laws. Willis has been advised that the U.S. and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Bermuda.
Rights of Shareholders to Effect Service of Process in the United States
Because HRH is organized under the laws of Virginia, service of process can be effected on it in the same manner as on other domestic companies.	As a result of Bermuda law, it would be difficult for a holder of shares of common stock to effect service of process on Willis within the U.S. However, Willis has irrevocably agreed that it may be served with process with respect to actions based on offers and sales of securities made in the United States by having Adam G. Ciongoli be its U.S. agent appointed for that purpose.

LEGAL MATTERS

Adam G. Ciongoli, General Counsel of Willis, will pass upon certain legal matters for Willis in connection with the securities offered by this proxy statement/prospectus. As of July 23, 2008, Adam G. Ciongoli beneficially owned options exercisable within 60 days of July 23, 2008 to purchase 25,000 shares of Willis common stock.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Willis’s Current Report on Form 8-K filed on July 11, 2008 and the related financial statement schedule incorporated in this proxy statement/prospectus by reference from Willis’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Willis’s internal control over financial reporting incorporated in this proxy statement/prospectus by reference from Willis’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and the financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of HRH appearing in HRH’s Annual Report on Form 10-K for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of HRH’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Willis

Willis shareholders interested in submitting a proposal for inclusion in the proxy materials at the 2009 Annual General Meeting of Willis’s shareholders may do so by following the rules prescribed in SEC Rule 14a-8. To be eligible for inclusion in Willis’s proxy materials for the 2009 Annual General Meeting of Willis’s shareholders, shareholder proposals must be submitted in writing to the Company Secretary of Willis on or before November 14, 2008.

Shareholders who wish to present a proposal at the 2009 Annual General Meeting of Willis’s shareholders, other than in relation to the nomination of directors, that has not been included in Willis’s proxy materials must submit such proposal in writing to the Company Secretary of Willis. Any such notice received by the Company Secretary on or after January 28, 2009 shall be considered untimely for the presentation of proposals by shareholders.

In addition, Willis’s bye-laws and the Companies Act contain further requirements relating to the timing and content of the notice which shareholders must provide to Willis for any director nomination or matter to be properly presented at a shareholders’ meeting. Specifically, Willis’s bye-laws provide that a shareholder entitled to vote at an annual general meeting may propose a director for election to the board of directors only if written notice of such shareholder’s intent is given to Willis’s Company Secretary not less than 120 nor more than 150 days in advance of the anniversary of the immediately preceding annual general meeting. Notice of a nomination for director must describe various matters regarding the nominee, including his or her name, age, business address and principal occupation.

Willis shareholder notices should be delivered to Company Secretary, Willis Group Holdings Limited, c/o Willis Group Limited, The Willis Building, 51 Lime Street, London EC3M 7DQ.

HRH

In accordance with SEC regulations, any shareholder desiring to make a proposal to be acted upon at the HRH 2009 Annual Meeting of Shareholders must cause such proposal to be delivered, in proper form, to the Corporate Secretary of HRH, whose address is The Hilb Rogal & Hobbs Building, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060, no later than December 1, 2008, in order for the proposal to be considered for inclusion in HRH’s proxy statement and form of proxy for that meeting. The HRH 2009 Annual Meeting of Shareholders is currently scheduled to occur on May 5, 2009. If the merger is completed, there will not be an HRH 2009 Annual Meeting of Shareholders.

In addition to SEC regulations, HRH’s bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. Under the bylaws, for a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by the Corporate Secretary of HRH not less than 120 days and not more than 150 days before the first anniversary of the date of HRH’s proxy statement in connection with the last annual meeting of shareholders (or no later than 90 days before the date of the meeting if there was no meeting in the prior year). For the 2009 Annual Meeting of Shareholders, HRH must receive such notice no later than December 1, 2008, and no earlier than November 1, 2008. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor and other specified matters. Any shareholder may obtain a copy of HRH’s bylaws, without charge, upon written request to the Corporate Secretary at the address set forth above.

WHERE YOU CAN FIND MORE INFORMATION

Willis and HRH file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. The Willis and HRH filings are also available at the Internet website maintained by the SEC at www.sec.gov. You may also obtain certain of these documents at Willis’s website (www.willis.com) under the tab “Investor Relations,” then under the heading “Financial Reporting” and then under the item “SEC Filings” and at HRH’s website (www.hrh.com) under the heading “Investor Relations” and then under the tab “SEC Filings.” Information contained on the Willis and HRH websites is expressly not incorporated by reference into this document.

Willis has filed a registration statement on Form S-4 to register with the SEC the shares of Willis common stock that HRH shareholders will receive in connection with the merger. This document is a part of the registration statement of Willis on Form S-4 and is a prospectus of Willis and a proxy statement of HRH for the special meeting of HRH shareholders. As permitted by the SEC, this proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that statement.

The SEC permits Willis and HRH to “incorporate by reference” information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document or by information contained in documents filed with or furnished to the SEC after the date of this document that is incorporated by reference in this document.

This document incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Willis and HRH and their financial conditions.

Willis Group SEC Filings (File No. 1-16503)	Period or Filing Date

Annual Report on Form 10-K, except for Items 7 & 8 for Willis, which are incorporated by reference from the Current Report on Form 8-K filed on July 11, 2008	Year ended December 31, 2007
Quarterly Report on Form 10-Q	Quarter ended March 31, 2008
Current Reports on Form 8-K	Filed on February 13, 2008, February 29, 2008, April 24, 2008, as subsequently amended on June 26, 2008, May 12, 2008, as subsequently amended on June 26, 2008, June 3, 2008, June 9, 2008, June 12, 2008, July 2, 2008 and July 11, 2008 (other than portions of those documents not deemed to be filed).
The description of Willis’s common stock set forth in Willis’s registration statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

HRH SEC Filings (File No. 1-15981)	Period or Filing Date

Annual Report on Form 10-K	Year ended December 31, 2007
Quarterly Report on Form 10-Q	Quarter ended March 31, 2008
Current Reports on Form 8-K	Filed on February 19, 2008, March 21, 2008, May 30, 2008, June 4, 2008, June 9, 2008 and June 12, 2008 (other than portions of those documents not deemed to be filed).

Willis and HRH also incorporate by reference into this document additional documents that either company may file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, between the date of this document and the date of the special meeting of HRH shareholders (other than portions of those documents not deemed to be filed). These documents include Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements.

You may not have been sent some of the documents incorporated by reference, but you can obtain any of them through Willis and HRH as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document. Shareholders may obtain documents incorporated by reference into this document by requesting them in writing, by telephone or via the Internet from the appropriate company at the following addresses:

Willis Group Holdings Limited	Hilb Rogal & Hobbs Company
One World Financial Center	The Hilb Rogal & Hobbs Building
200 Liberty Street, 7th Floor	4951 Lake Brook Drive, Suite 500
New York, New York 10281	Glen Allen, Virginia 23060
(212) 915-8084	(804) 747-3108
Attention: Investor Relations	Attention: Investor Relations

If you would like to request documents from us, please do so by [ • ], 2008, to receive them before the special meeting of HRH shareholders.

You should rely only on the information contained or incorporated by reference into this document to vote on the merger agreement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [ • ], 2008. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither the mailing of this document to HRH shareholders nor the issuance by Willis of shares of common stock in connection with the merger will create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
Dated as of June 7, 2008
among
WILLIS GROUP HOLDINGS LIMITED,
HERMES ACQUISITION CORP.
and
HILB ROGAL & HOBBS COMPANY

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 7, 2008 (this “Agreement”), is among Willis Group Holdings Limited, a Bermuda exempted company (“Parent”), Hermes Acquisition Corp., a Virginia corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and Hilb Rogal & Hobbs Company, a Virginia corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.11.

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have adopted and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of the Company with and into Merger Sub (the “Merger”), on the terms and subject to the conditions provided for in this Agreement; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and for an exception to the general rule of Section 367(a)(1) of the Code, and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Virginia Stock Corporation Act (the “VSCA”), at the Effective Time, the Company shall be merged with and into Merger Sub, and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall continue as the surviving corporation and as a direct, wholly-owned Subsidiary of Parent and to be governed by the VSCA (as such, the “Surviving Corporation”).

Section 1.2.  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.3.  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall (a) file articles of merger, in customary form (the “Articles of Merger”), together with the related plan of merger meeting the requirements of Section 13.1-716 of the VSCA, substantially in the form attached hereto as Exhibit A (the “Plan”), with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) and (b) duly make all other filings and recordings required by the VSCA in order to effectuate the Merger. The Merger shall become effective upon the issuance of a certificate of merger by the SCC or at such later time as may be agreed to by Parent and the Company in writing and specified in the Articles of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).

Section 1.4.  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5.  Articles of Incorporation and By-laws of the Surviving Corporation.  The articles of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6.  Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS

Section 2.1.  Effect on Capital Stock.

(a) At the Effective Time, subject to the provisions of Article I and this Article II, each share of common stock of the Company, having no par value (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent or the Company or any of their respective wholly-owned Subsidiaries which for purposes of clarity shall not include any shares of Company Common Stock held in a trust established by the Company or any of its Subsidiaries), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”):

(i) each Stock Election Share shall be converted into the right to receive the number of Parent Common Shares equal to the Exchange Ratio (the “Per Share Stock Consideration”), subject to adjustment in accordance with this Section 2.1(a) and Section 2.1(c);

(ii) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration in cash, without interest, subject to adjustment in accordance with this Section 2.1(a) and Section 2.1(c); and

(iii) each No Election Share shall be converted into the right to receive the Per Share Stock Consideration and/or the Per Share Cash Consideration in cash, without interest, as provided in this Section 2.1(a) below, subject to adjustment in accordance with Section 2.1(c).

(iv) Notwithstanding the foregoing, if:

(1) the product of (A) the Cash Election Shares and (B) the Per Share Cash Consideration (such product being the “Elected Cash Consideration”) that would be paid upon conversion of the Cash Election Shares in the Merger exceeds the Available Cash Consideration, then:

(A) all Stock Election Shares and all No Election Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(B) all Cash Election Shares shall be converted into the right to receive (i) an amount of cash (without interest) equal to the product of (w) the Per Share Cash Consideration multiplied by (x) a fraction, the numerator of which shall be the Available Cash Consideration and the denominator of which shall be the Elected Cash Consideration (the fraction described in this clause (x) being referred to as the “Cash Fraction”) and (ii) a number of Parent Common Shares equal to the product of (y) the Exchange Ratio multiplied by (z) one (1) minus the Cash Fraction; or

(2) the Elected Cash Consideration is less than the Available Cash Consideration, then:

(A) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

(B) if the product of (i) the number of No Election Shares and (ii) the Per Share Cash Consideration (the “No Election Value”) equals or exceeds the difference between the Available Cash Amount and the Elected Cash Consideration (the “Cash Shortfall”), then:

(i) a number of No Election Shares equal to the Cash Shortfall divided by the Per Share Cash Consideration shall be converted into the Per Share Cash Consideration, with the remainder of the No Election Shares converted into the Per Share Stock Consideration; and

(ii) each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration, or, alternatively;

(C) if the No Election Value is less than the Cash Shortfall, then

(i) each No Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

(ii) each Stock Election Share shall be converted into the right to receive (i) an amount of cash (without interest) equal to (x) the difference between the Cash Shortfall and the No Election Value divided by (y) the number of Stock Election Shares and (ii) a number of Parent Common Shares equal to the product of (x) the Exchange Ratio and (y) one (1) minus the fraction determined by dividing the amount of cash determined pursuant to the preceding clause (i) by the Per Share Cash Consideration.

(3) the Elected Cash Consideration equals the Available Cash Consideration, then:

(A) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

(B) each Stock Election Share and No Election Share shall be converted into the right to receive the Per Share Stock Consideration.

(v) Notwithstanding the definition of Available Cash Consideration, Parent shall have the option, in its sole discretion, to increase the amount of the Available Cash Consideration to any amount up to and including the amount of the Elected Cash Consideration plus the product of (A) the No Election Shares and (B) the Per Share Cash Consideration; provided that Parent may not increase the Available Cash Consideration to an amount that, in the reasonable opinion of counsel to Parent and counsel to the Company, would cause such counsel to be unable to render the opinions described in Section 6.2(c) and Section 6.3(c), respectively.

(vi) If the aggregate number of Parent Common Shares to be issued pursuant to this Section 2.1(a) would exceed 19.9% of the Parent Common Shares outstanding immediately prior to the Effective Time (the “Maximum Share Amount”), then appropriate adjustments shall be made to the Merger Consideration to be paid or issued pursuant thereto such that (1) the aggregate number of Parent Common Shares included in the Merger Consideration is reduced to the extent required such that the aggregate number of Parent Common Shares to be so issued does not exceed the Maximum Share Amount and (2) the aggregate amount of cash consideration included in the Merger Consideration is increased by an amount equal to the Average Parent Share Price multiplied by the number of Parent Common Shares so reduced (the “Additional Cash Consideration”), provided, however, that the Additional Cash Consideration shall not exceed the amount that would, in the reasonable opinion of counsel to Parent and counsel to the Company, cause such counsel to be unable to render the opinions described in Section 6.2(c) and Section 6.3(c), respectively.

(b) From and after the Effective Time, the Company Common Stock converted into the Merger Consideration pursuant to this Article II shall no longer remain outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the consideration to which such holder may be entitled pursuant to this Section 2.1, (ii) any dividends and other distributions in accordance with Section 2.3(f) and (iii) any cash to be paid in lieu of any fractional Parent Common Share in accordance with Section 2.4.

(c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding common stock of Parent or the outstanding common stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange, merger, consolidation or readjustment of shares, or any stock dividend thereon with a record date during such period, or any similar transaction or event, the Exchange Ratio, the Per Share Stock Consideration, the Per Share Cash Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) At the Effective Time, (i) all shares of Company Common Stock that are owned by Parent or the Company (the “Cancelled Shares”) shall be automatically cancelled and shall cease to exist and no Securities of Parent, cash or other consideration shall be delivered in exchange therefore and (ii) all shares of Company Common Stock that are owned by any wholly-owned Subsidiary of Parent or the Company shall be converted into the right to receive a number of Parent Common Shares equal to the Exchange Ratio.

Section 2.2.  Election Procedures.

(a) Not less than thirty (30) days prior to the anticipated Effective Time (the “Mailing Date”), an election form in such form as Parent shall specify (the “Election Form”) shall be mailed to each holder of record of shares of Company Common Stock as of five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the Beneficial Owner through appropriate and customary documentation and instructions), to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (the “Stock Election Shares”), (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (the “Cash Election Shares”) or (iii) that such holder makes no election with respect to such holder’s Company Common Stock (the “No Election Shares”). Any Company Common Stock with respect to which the Exchange Agent does not receive an effective, properly completed Election Form during the period from the Mailing Date to the Election Deadline (the “Election Period”) shall be deemed to be No Election Shares. Parent shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Effective Time. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or Beneficial Owners) of Company Common Stock during the Election Period, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any election made pursuant to this Section 2.2 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the shares of Company Common Stock represented by such Election Form shall become No Election Shares, except to the extent (if any) a subsequent election is properly made during the Election Period with respect to any or all of such shares of Company Common Stock. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent or the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 2.3.  Exchange of Certificates.

(a) Prior to the Mailing Date, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than five (5) Business Days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand if so elected by such holder of record), whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1 and Section 2.2, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such form as the Company and Parent may reasonably agree, including instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration.

(b) At or prior to the Effective Time, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of the Company Common Stock, Parent Common Shares (which shall be in non-certificated book-entry form) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 2.1, Section 2.2 and Section 2.4, payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article II. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.3(f). All cash and book-entry shares representing Parent Common Shares deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 2.1, Section 2.2 and Section 2.4 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable to holders of shares of Company Common Stock entitled to receive such consideration or cash in lieu of fractional interests and Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of shares of Company Common Stock entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent.

(c) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of Parent Common Shares (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of Parent Common Shares, if any, that such holder has the right to receive and/or (ii) a check in the amount, if any, that such holder has the right to receive, including cash payable in lieu of fractional shares pursuant to Section 2.4 and dividends and other distributions payable pursuant to Section 2.3(f) (less any required Tax withholding), pursuant to Section 2.1, Section 2.2 and this Article II.  The Merger Consideration shall be paid as promptly as practicable (by mail or, to the extent commercially practicable, made available for collection by hand if so elected by the surrendering holder of a Certificate) after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(d) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in this Article II.

(f) No dividends or other distributions with respect to Parent Common Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Common Shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Common Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Common Shares, all Parent Common Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

Section 2.4.  No Fractional Shares.  No certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof), no dividends or other distributions of Parent shall relate to such fractional share interests, including any fractional share interests resulting pursuant to Section 2.1(a), and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate (upon surrender thereof as provided in this Article II) an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by Certificates) would otherwise be entitled by (y) the Average Parent Share Price.

Section 2.5.  Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of the Company Common Stock represented by such Certificates as contemplated by this Article II.

Section 2.6.  Termination of Fund.  Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his or her shares of Company Common Stock for the

Merger Consideration in accordance with this Article II prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of Company Common Stock. Notwithstanding the foregoing, neither Parent, Merger Sub nor the Company shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.7.  No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Parent Common Shares (or dividends or other distributions with respect thereto) or cash in lieu of any fractional Parent Common Shares or cash from the Exchange Fund, in each case delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.

Section 2.8.  Withholding Taxes.  Each of Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant hereto, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made.

Section 2.9.  Company Equity Awards.

(a) Company Stock Options.  Effective as of the Effective Time, all options to purchase shares of Company Common Stock granted under the Hilb Rogal and Hamilton Company 2000 Stock Incentive Plan, Hilb Rogal & Hobbs Company 2007 Stock Incentive Plan and Hilb Rogal & Hobbs Company Non-Employee Directors Stock Incentive Plan (collectively, the “Company Stock Plans”) that are outstanding immediately prior to the Effective Time (“Company Stock Options”) shall, if unvested, vest in full and become exercisable, and shall be converted into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option (taking into account accelerated vesting), the number of Parent Common Shares (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to each such Company Stock Option by the Exchange Ratio, at a price per share of Parent Common Shares equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to each such Company Stock Option divided by (B) the aggregate number of Parent Common Shares deemed purchasable pursuant to each such Company Stock Option (each, as so adjusted, an “Adjusted Option”); provided that such exercise price shall be rounded up to the nearest whole cent and the adjustments provided herein with respect to any Company Stock Options that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(b) Company Restricted Shares.  As of immediately prior to the Effective Time, each restricted share of Company Common Stock granted to any employee or director of the Company or any of its Subsidiaries under a Company Stock Plan that is outstanding as of such time (collectively, the “Company Restricted Shares”) shall vest in full and the restrictions thereon shall lapse (with any performance goals to be deemed achieved at the maximum level), and, as of the Effective Time, each share of Company Common Stock that was formerly a Company Restricted Share shall be entitled to receive the Merger Consideration determined in accordance with Section 2.1 based on the holder’s election in accordance with Section 2.2; provided, however, that, upon the lapsing of restrictions with respect to each such Company Restricted Share, the Company shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local tax law with respect to the lapsing of such restrictions.

(c) Company Deferred Units.  At the Effective Time, each right under the Company Plans (other than the Company 401(k) Plan) of any kind, contingent or accrued, to acquire or receive Company Common Stock or benefits measured by the value of Company Common Stock (other than Company Stock Options and

Company Restricted Shares), including, the deferred Company share units held in the accounts under the Company’s Executive Voluntary Deferral Plan and the Company’s Outside Directors Deferral Plan (the “Deferred Compensation Plans”) (such rights collectively referred to herein as the “Company Deferred Units”) shall, at the election of the holder of such right, be converted into an obligation to pay or provide, at the time specified in the applicable plan, agreement or arrangement, either (x) shares determined based on a notional investment account denominated in a number of Parent Common Shares equal to (i) the number of shares of Company Common Stock subject to such Company Deferred Unit immediately prior to the Effective Time, times (ii) the Exchange Ratio (“Adjusted Deferred Units”) or (y) an amount of cash equal to (i) the number of shares of Company Common Stock subject to such Company Deferred Unit immediately prior to the Effective Time times (ii) the Per Share Cash Consideration. In either case, such obligation shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Company Deferred Units (or, if earlier, on the death of the holder thereof) and, prior to the time of distribution, such amounts shall be permitted to be deemed invested in the investment options available under the applicable Company Plan as in effect as of the date hereof, as elected by each holder. Any holder who does not submit an election will be deemed to have elected to convert the applicable Company Deferred Units into Adjusted Deferred Units.

(d) Before the Closing, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company Stock Plans) shall adopt such resolutions to effectuate the treatment of the Company Stock Options, Company Restricted Shares and Company Deferred Units set forth in Sections 2.9(a) through (c).

(e) No later than the Closing Date, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans and the Company Plans under which the Company Deferred Units are provided, with the result that all obligations of the Company under the Company Stock Plans and the Company Plans under which the Company Deferred Units are provided, including with respect to Company Stock Options outstanding at the Effective Time (adjusted pursuant to Section 2.9(a)) and Company Deferred Units (adjusted pursuant to Section 2.9(c)), shall be obligations of Parent following the Effective Time.

(f) As soon as practicable after the Effective Time, Parent shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (or another appropriate form) registering a number of Parent Common Shares equal to the number of Parent Common Shares subject to the Adjusted Options and, if applicable, the Adjusted Deferred Units. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options or any unsettled awards granted under the Company Stock Plans or the Company Plans under which the Company Deferred Units are provided remain outstanding after the Effective Time.

(g) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Adjusted Options and, if applicable, the Adjusted Deferred Units. appropriate notices setting forth such holders’ rights pursuant to the Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and, if applicable, the Company Plans under which the Company Deferred Units are provided, after giving effect to the Merger and the adjustments required by this Section 2.9.

(h) Except as otherwise contemplated by this Section 2.9 and except to the extent required under the respective terms of the Company Stock Options, all restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Company Stock Options after giving effect to the Merger and the assumption by Parent as set forth above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise expressly disclosed or identified in the Company SEC Documents filed or furnished, and publicly available, prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents to the extent that they are predictive or forward-looking in nature) or in a letter (the “Company Disclosure Schedule”) delivered to Parent by the Company prior to the execution of this Agreement (the disclosure in any Section of the Company Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is readily apparent that such disclosure is relevant to another Section of this Agreement), the Company hereby represents and warrants to Parent and Merger Sub, on the date hereof and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case, as of such date) as follows:

Section 3.1.  Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is a corporation, limited liability company, limited company or partnership, as the case may be, duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth the name of each Subsidiary owned (whether directly or indirectly) by the Company and the state or jurisdiction of its organization. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) Section 3.1(c) of the Company Disclosure Schedule sets forth (i) the name of each Subsidiary of the Company that is registered or licensed as (A) a broker or dealer under the Exchange Act or any similar state or foreign Laws; (B) a futures commission merchant, commodity trading advisor, commodity pool operator or introducing broker under the Commodity Exchange Act, as amended, or under any similar state or foreign law; (C) an investment adviser under the Investment Advisers Act of 1940 and the rules and regulations of the SEC thereunder, as amended, or under any similar state or foreign Law; or (D) an insurance company, in each case together with a listing of all such registrations and licenses held with all applicable Governmental Authorities; and (ii) a complete list of all securities exchanges, commodity exchanges, boards of trade or similar organizations in which any Subsidiary of the Company holds membership or has been granted trading privileges, together with the name of the relevant Subsidiary of the Company. As of the date of this Agreement there are not, and as of the Effective Time there will not be, any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company Subsidiaries. None of the Company Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company Subsidiaries.

(d) The Company has delivered or made available to Parent correct and complete copies of its articles of incorporation and by-laws (the “Company Charter Documents”) and correct and complete copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended and in effect as of the date of this Agreement. The Company Charter Documents and all Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of shareholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its material Subsidiaries held since January 1, 2006 (except to the extent relating to this Agreement or the transactions contemplated hereby or to any discussions of other strategic alternatives (other than acquisitions by the Company or its Subsidiaries)).

Section 3.2.  Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. At the close of business on June 5, 2008, (i) 36,257,672 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 6,249,098 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 4,016,093 shares of Company Common Stock were subject to outstanding Company Stock Options granted under the Company Stock Plans) and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since June 5, 2008, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options referred to above in this Section 3.2(a). Except (A) as set forth above in this Section 3.2(a) or (B) with respect to the Effective Time, as expressly permitted by Section 5.2, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

(b) The Company has not issued and is not bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of its capital stock, voting securities or equity interests. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests).

Section 3.3.  Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved, and the Agreement (including the Plan) has been duly adopted, by the Board of Directors of the Company. Subject to obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) adopted and approved this Agreement and the Transactions, including the Merger, and (ii) resolved to recommend that the shareholders of the Company approve this Agreement.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the terms or provisions hereof will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Shareholder Approval are obtained and the filings referred to in Section 3.4 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

(d) The affirmative vote (in person or by proxy) of the holders of more than two-thirds of the outstanding shares of Company Common Stock at the Company Shareholders Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement (including the Plan) (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to approve this Agreement (including the Plan) and the Transactions.

Section 3.4.  Governmental Approvals.  Except for (i) the filing with the SEC of a proxy statement/prospectus relating to the Transactions (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the NYSE, (ii) the filing of the Articles of Merger with the SCC pursuant to the VSCA, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and (iv) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment, including Council Regulation No. 139/2004 of the European Community, as amended (the “EC Merger Regulation”) (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to have a material adverse impact on Parent or the Company or impair in any material respect the ability of Parent or the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

Section 3.5.  Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed and furnished all required reports, schedules, forms, certifications, prospectuses and registration, proxy and other statements with the SEC since January 1, 2005 (collectively, and together with all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents) or, if amended or superseded by a subsequent filing made prior to the date hereof, as of the date of such amendment or superseding filing, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company included in the Company SEC Documents (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). Without limiting the generality of the foregoing, such financial statements and other financial information included in the Company SEC Documents fairly present (within the meaning of the Sarbanes-Oxley Act) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in such Company SEC Documents.

(c) The Company has established and maintains internal controls over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct. The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2007, and such assessment concluded that such controls were effective. To the Knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act.

(e) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of March 31, 2008 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice or (iii) that, individually or in the aggregate, are not and could not reasonably be expected to be material to the Company.

(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Filed Company SEC Documents.

Section 3.6.  Absence of Certain Changes or Events.  Since the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on the Company. Since the Balance Sheet Date through the date of this Agreement (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2(a) that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision and that would, individually or in the aggregate, be material to the Company or its Subsidiaries taken as a whole.

Section 3.7.  Legal Proceedings.  Except insofar as not, and as could not reasonably expected to be, individually in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority.

Section 3.8.  Compliance With Laws; Permits.

(a) The Company and its Subsidiaries are (and since January 1, 2006 have been) in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold such Permits has not been or could not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are (and since January 1, 2006 have been) in compliance in all material respects with the terms of all Permits.

(b) Since January 1, 2006, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (i) claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (ii) was considering the amendment, termination, revocation or cancellation of any Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any material Permit.

(c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule and except as could not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect on the Company: (i) to the Knowledge of the Company, each officer, employee, independent contractor or other Person employed, supervised or controlled by the Company or any of its Subsidiaries, or whom the Company has a responsibility to supervise or control under applicable Law or contract, who since January 1, 2002 has marketed, sold, negotiated, serviced, administered, managed, provided advice with respect to or otherwise transacted (“Transacted”) business for the Company or any of its Subsidiaries (each a “Producer”), at the time such Producer Transacted any such business was duly and appropriately licensed or registered as a Producer (for the type of business Transacted by such Producer), in each case, in the particular jurisdiction in which such Producer Transacted such business; (ii) to the Knowledge of the Company, there have been no material violations by Producers of any applicable Law in connection with the marketing or sale of products for the Company its Subsidiaries, including with respect to churning, twisting, suitability, conservation, surrender, investment or allocation of funds, market timing, late trading, replacement, fictitious bids or quotes; (iii) to the Knowledge of the Company, there have been no instances of Producers having breached the terms of agency or broker contracts; and (iv) to the Knowledge of the Company, all compensation paid to each such Producer was in all material respects paid in accordance with applicable Law. The Company and its Subsidiaries are in compliance in all material respects with applicable Laws of the states in which they operate relating to trust accounts and the separation and accounting of premium trust funds and an amount equal to the funds or other property received by the Company or any of its Subsidiaries from or on behalf of each customer has been applied or used for the purpose for which such funds or property were given to the Company or such Subsidiary.

(d) To the Knowledge of the Company, each Producer who is required by reason of the nature of his or her employment by or relationship to the Company or any of its Subsidiaries, to be registered or appointed as an investment adviser, investment adviser representative, broker-dealer agent, broker-dealer, registered representative, sales person, insurance agent, insurance broker or insurance producer or real estate broker or salesman with the SEC or the securities commission or insurance department of any state or any self-regulatory body or Governmental Entity or any insurer, is duly registered or appointed as such and such registration or appointment is in full force and effect.

Section 3.9.  Information Supplied.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.7, none of the information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Shares in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement/Prospectus will, on the date it is first mailed to shareholders of the Company, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The proxy statement portions of the Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.10.  Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on any such Tax Return, and all other material Taxes required to be paid by the Company or any of its Subsidiaries, have been timely paid.

(b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to material Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries.

(c) The United States Federal income Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through 2003. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code within the past two years.

(e) No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to material Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

(f) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, would reasonably be expected to give rise to the payment of any amount which would not be deductible by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code. In the event that the Company is a “publicly held corporation” with “covered employees” (in each case within the meaning of Treasury Regulation Section 1.162-27(c)) on December 31, 2008, no deduction for the taxable year ended December 31, 2008 for “remuneration” (within the meaning of Section 162(m)(4)(E) of the Code) under the Company Stock Plans will be disallowed by reason of Section 162(m) of the Code.

(g) The Company has made available to Parent correct and complete copies of (i) all United States federal income Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to United States federal income Taxes of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries has been a member of a group filing or required to file a consolidated, combined or unitary Tax Return, other than a group of which the Company was the common parent. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).

(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(j) In the past six (6) years, no written claim has been made by an authority in a jurisdiction where the Company or any of its Subsidiaries has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(k) For purposes of this Agreement: (x) “Taxes” means (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any transferee or successor liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (y) “Tax Returns” means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(l) Neither the Company nor any of its Affiliates has taken or agreed to take any action or knows of any facts or circumstances that could reasonably be expected to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (ii) cause the shareholders of the Company to recognize gain pursuant to Section 367(a)(1) of the Code other than any such shareholder that would be a “five-percent transferee shareholder” of Parent (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(b), or (iii) prevent or impede the ability of counsel to render the opinions described in Section 6.2(c) and Section 6.3(c).

Section 3.11.  Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all: (i) “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to ERISA, (ii) other material employee benefit plans, policies, agreements or arrangements, and (iii) material payroll practices, including employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, consultants or directors of the Company or any of its Subsidiaries or ERISA Affiliates (as defined below) (collectively, the “Company Plans”). “ERISA Affiliates” means any trade or business, affiliate or subsidiary of the Company which is or has been under common control or which is or has ever been treated as a single employer with any of them under Section 414(b), (c), (m) or (o) of the Code. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has in the last six years contributed to or has been obligated to contribute to any employee pension plan subject to Title IV of ERISA (a “Title IV Plan”) or a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(b) Correct and complete copies of the following documents with respect to each of the Company Plans have been made available or delivered to Parent by the Company to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Form 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; and (v) the most recent summary plan descriptions.

(c) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws and neither the Company nor any fiduciary with respect to the Company Plans (that the Company would have an obligation to indemnify) has engaged in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA which would reasonably be expected to result in any material liability to the Company or the Company Plans. The Company Plans that provide for payments of “nonqualified deferred compensation” (as defined in Section 409A(d)(1) of the Code) have been operated in good faith compliance in all material respects with the applicable guidance under Section 409A of the Code and the necessary amendments to the change of control employment agreements identified on Section 3.11(a) of the Company Disclosure Schedule to comply with Section 409A of the Code have been approved by the Company prior to the Effective Time.

(d) The Company Plans intended to qualify under Section 401 of the Code have received favorable determination letters from the IRS. To the Knowledge of the Company, nothing has occurred with respect to the operation of any such Company Plan since the receipt of any such letter that would reasonably be expected to cause the loss of such qualification.

(e) All contributions required to have been made under any of the Company Plans by law (without regard to any waivers granted under Section 412 of the Code), have been timely made, and no accumulated funding deficiencies exist in any of the Company Plans subject to Section 412 of the Code.

(f) There are no material pending actions, claims or lawsuits arising from or relating to the Company Plans, (other than routine benefit claims).

(g) None of the Company Plans provides for post-employment or post-retirement health or medical or life insurance coverage for retired, former or current employees of the Company or any of its Subsidiaries, except as may be required under Part 6 of the Subtitle B of Title I of ERISA and at the expense of the participant or the participant’s beneficiary.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee of the Company or its Subsidiaries under a Company Plan or other compensatory arrangement, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(i) The Company does not have any contract, whether legally binding or not, to create any additional Company Plan or to materially modify any existing Company Plan.

(j) No stock or other security issued by the Company forms or has formed a material part of the assets of any Company Plan.

(k) Except for noncompliance that would not reasonably be expected to cause material liability to the Company and its Subsidiaries, any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes by the Company is not an employee for such purposes.

(l) Section 3.11(l) of the Company Disclosure Schedule sets forth a correct and complete list, as of June 3, 2008, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans, the Deferred Compensation Plans or otherwise, and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. All Company Stock Options have an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock on the date of grant.

(m) None of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there since January 1, 2005 been union representation involving any of the employees of the Company or any of its Subsidiaries. There is no material picketing pending or, to the Knowledge of the Company, threatened, and there are no material strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. Except for those matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company, (i) there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual, and (ii) the Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local

“mass layoff” or “plant closing” law , collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

Section 3.12.  Environmental Matters.

(a) Except for those matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company, (i) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (ii) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and (iv) no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities.

(b) For purposes of this Agreement:

(i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

(ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii) “Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

Section 3.13.  Contracts.

(a) Set forth in (i) Section 3.13(a) of the Company Disclosure Schedule or (ii) included as exhibits to the Filed Company SEC Documents is a list of each of the following to which the Company or any of its Subsidiaries is a party:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii) Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services, in each case, in a manner that is material to the Company and its Subsidiaries taken as a whole;

(iii) joint venture, partnership or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture;

(iv) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2005 and involving aggregate consideration having value (or maximum value in the event of any transaction involving contingent consideration) as of the closing thereof of One Million Dollars ($1,000,000) or more;

(v) [Intentionally omitted];

(vi) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, in each case, in excess of One Hundred Thousand ($100,000);

(vii) mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien (other than Permitted Liens arising in the ordinary course of business) on any material property or assets of the Company or any of its Subsidiaries;

(viii) customer, client or supply Contract that involves consideration in fiscal year 2008 in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that is reasonably likely to involve consideration in fiscal year 2008 or fiscal year 2009 in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(ix) Contract with respect to commissions or other consideration in connection with sale or renewal of insurance policies or related products, or services provided by the Company, in each case, accounting for revenues in excess of Two Hundred Fifty Thousand Dollars ($250,000) in fiscal year 2006 or the fiscal year 2007, or that is estimated, or would reasonably be to expected to estimated, by the management of Parent or any of its Subsidiaries, to account for, revenues in excess of Two Hundred Fifty Thousand Dollars ($250,000) in fiscal year 2008;

(x) Contract containing outstanding obligations (whether or not measured in cash) in excess of Five Hundred Thousand Dollars ($500,000) in any twelve (12)-month period;

(xi) “standstill” or similar agreement;

(xii) lease for real or personal property containing obligations in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum;

(xiii) Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of Two Hundred Fifty Thousand Dollars ($250,000), other than any such Contract entered into in the ordinary course of business;

(xiv) any acquisition Contract pursuant to which the Company or any of its Subsidiaries has “earn-out” or other contingent purchase price payment obligations, in each case, that have not been paid prior to the date hereof and that would reasonably be expected to result in payments by the Company or the applicable Subsidiary thereof in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(xv) any Contract the termination or breach of which or failure to obtain consent in respect of would reasonably be expected to result in a Material Adverse Effect on the Company; and

(xvi) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2(a), each a “Material Contract”). The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except in each case as, individually or in the aggregate, is not, or could not reasonably be expected to be, material to the Company. Except as identified in Section 3.13(b) of the Company Disclosure Schedule, or as would not, individually or in the aggregate, be, or reasonably be expected to be, material to the Company, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, no other party to any Company Contract is in default thereunder nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received notice of termination or cancellation under any Material Contract, received any notice of breach or default, in any material respect, under any Material Contract, which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

Section 3.14.  Title to Properties.  Each of the Company and its Subsidiaries (a) has good and valid title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (the following, “Permitted Liens”) (i) statutory liens securing payments not yet due, (ii) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (iii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted, and (b) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents). Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

Section 3.15.  Company Intellectual Property and Technology.

(a) For purposes of this Agreement:

(i) “Company Intellectual Property” means all Intellectual Property Rights that (A) are used in or necessary for, or that relate to, the conduct of the business of the Company or any of its Subsidiaries as currently conducted or as currently contemplated to be conducted, or (B) are owned or held for use by the Company or any of its Subsidiaries.

(ii) “Company Owned Intellectual Property” means all Company Intellectual Property owned by the Company or any of its Subsidiaries.

(iii) “Company Owned Technology” means all Company Technology owned by the Company or one of its Subsidiaries.

(iv) “Company Systems” shall mean the computer systems, computer networks, headend equipment, Software, hardware and other information technology used in, or necessary for, the conduct of the businesses of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted.

(v) “Company Technology” means all Technology that (A) is used in or necessary for, or that relates to, the conduct of the business of the Company or any of its Subsidiaries as currently conducted or as currently contemplated to be conducted, or (B) is owned or held for use by the Company or any of its Subsidiaries.

(vi) “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents and patent applications, including any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names, service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, symbols, logos, emblems, slogans or insignia, together with all goodwill, registrations, and applications associated with or related to any of the foregoing (collectively, “Marks”); (C) copyrights (including copyrights in Software) and mask work rights, including registrations and applications for any of the foregoing (collectively, “Copyrights”); and (D) trade secrets (as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), including any confidential and proprietary information, or non-public processes, designs, specifications, Technology, know-how, techniques, formulas, algorithms, models, methodologies, inventions, concepts, discoveries, ideas, technical data, or other non-public information constituting trade secrets, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”).

(vii) “Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form; databases and compilations, whether machine readable or otherwise, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

(viii) “Technology” means, collectively, any and all designs, formulas, algorithms, procedures, methods, techniques, ideas, know-how, results of research and development, Software, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, apparatus, creations, devices, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth an accurate and complete list of (i) all Patents owned or filed by (or on behalf of) the Company or any of its Subsidiaries; (ii) all registered Marks and pending applications for registrations of any Marks owned or filed by (or on behalf of) the Company or any of its Subsidiaries; (iii) each material unregistered Mark used by the Company or any of its Subsidiaries in connection with its business; (iv) all registered Copyrights and pending applications for registration of any Copyrights owned or filed by (or on behalf of) the Company or any of its Subsidiaries; and (v) each domain name registered by or on behalf of the Company or any of its Subsidiaries. Section 3.15(b) of the Company Disclosure Schedule shall include, where applicable, the record owner, jurisdiction(s), registration and/or application number; and registration and/or application date for each of the foregoing.

(c) The Company and/or one of its Subsidiaries is the sole and exclusive owner of, free and clear of all Liens, all right, title and interest in and to all of the Intellectual Property Rights required to be set forth on Section 3.15(b) of the Company Disclosure Schedule, and all such Intellectual Property Rights are subsisting, in each case except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. The Company and/or one of its Subsidiaries is the sole and exclusive owner of, free and clear of all Liens, all right, title, and interest in and to, or has valid and continuing rights to use, sell and license, as the case may be, in the manner currently used, sold and/or licensed or currently contemplated to be used, sold and/or licensed, all of the Company Intellectual Property and Company Technology, in each case except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. The Company Intellectual Property and the Company Technology, respectively, include all of the Intellectual Property Rights and Technology necessary to enable the Surviving Corporation and its Subsidiaries to conduct their businesses in the manner in which such businesses are currently being conducted in all material respects.

(d) To the Knowledge of the Company, all material Company Owned Intellectual Property is valid and enforceable except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. The conduct of the business and operations of the Company and its Subsidiaries, the use, practice or other commercial exploitation of the Company Intellectual Property and Company Technology by the Company or any of its Subsidiaries, their products and services, and the design, development, manufacturing, reproduction, distribution, maintenance, licensing, marketing, importation, offer for sale, sale or use of any of the foregoing as currently conducted and as currently contemplated to be conducted by the Company and its Subsidiaries do not infringe upon, misappropriate, constitute an unauthorized use of, or otherwise violate any Intellectual Property Rights of any third Person, in each case except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(e) Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened material suit, action, investigation or proceeding which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, misappropriation, unauthorized use, or violation of any Intellectual Property Rights or Technology of any third Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. The Company has not received written notice of any such threatened material claim nor is the Company aware of facts or circumstances that would form the basis for any such claim against the Company or any of its Subsidiaries of infringement, misappropriation, unauthorized use, or violation of any Intellectual Property Rights of any third Person, or challenging the ownership, use, validity or enforceability of any material Company Intellectual Property or Company Technology.

(f) To the Knowledge of the Company, no third Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any material Company Intellectual Property or Company Technology, and neither the Company nor any of its Subsidiaries has made any such claims against any third Person (including employees and former employees of the Company or any of its Subsidiaries) nor, to the Knowledge of the Company, is there any reasonable basis for such a claim.

(g) The Company and its Subsidiaries have taken reasonably adequate measures, consistent with commercially reasonable practices in the industry in which the Company and the Subsidiaries operate, to (i) protect and preserve the Company Intellectual Property, including all material Trade Secrets and confidential information included therein, and (ii) protect the confidentiality, integrity and security of their systems, databases, and websites (and all information, transactions and content stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Company and its Subsidiaries have executed valid written agreements with all of their past and present employees, consultants, and independent contractors who have contributed to, or been retained in connection with, the development of Technology and Intellectual Property pursuant to which such employees, consultants, and independent contractors have assigned to the Company or one of its Subsidiaries all their rights in and to all Technology and Intellectual Property and agreed to hold all Trade Secrets and confidential information of the Company and its Subsidiaries in confidence both during and after their employment or engagement, as applicable. To the Knowledge of the Company, no Trade Secrets or any other confidential information material to the businesses of the Company or any of its Subsidiaries as presently conducted have been authorized to be disclosed, or have been actually disclosed, by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a written confidentiality or non-disclosure agreement. Neither the Company nor any of its Subsidiaries has received written notice from any current or prior officer, employee, consultant, or contractor of the Company or any of its Subsidiary claiming any ownership interest in any Company Owned Intellectual Property as a result of having been involved in the development of such property while employed by or performing services for the Company or any of its Subsidiaries.

(h) Section 3.15(h) of the Company Disclosure Schedule sets forth a correct and complete list of all agreements involving annual consideration of more than One Hundred Thousand ($100,000) (1) granting or obtaining any right to use or practice any Intellectual Property Rights, Software, or other Technology to which the Company or any of its Subsidiaries is a party or otherwise bound, (2) containing a covenant not to compete or any other limit on the Company’s or any of its Subsidiaries’ ability to use or exploit fully any Company Owned Intellectual Property or any Company Owned Technology, or (3) containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property Right of a third Person (collectively, the “License Agreements”). To the Knowledge of the Company, (a) the License Agreements are valid and enforceable in accordance with their terms, and, (b) there exists no event or condition which will result in a material violation or breach of, or constitute a default by, any party under such License Agreement. Except pursuant to the License Agreements, no material royalties, honoraria, or other fees (other than fees relating to filing, maintenance, and/or registration) are payable to any third parties for the Company’s or any of its Subsidiaries’ use of or right to use any Company Intellectual Property.

(i) Following the Merger, the Surviving Corporation will have the right to exercise all of the Company’s and its Subsidiaries’ current rights under agreements granting rights to the Company or any of its Subsidiaries with respect to Intellectual Property Rights, Software and other Technology of a third Person to the same extent and in the same manner they would have been able to had the transactions contemplated by this Agreement not occurred, and without the payment of any additional consideration as a result of such transactions and without the necessity of any third Person consent as a result of such transactions, except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(j) Neither the Company nor any of its Subsidiaries is obligated to disclose or distribute the source code for proprietary Software pursuant to an “open source” or public library software agreement, such as, without limitation, the GNU public license. The Company and its Subsidiaries own, lease or license all Company Systems that are necessary for the operations of the Company’s and its Subsidiaries’ businesses. The Company Systems are reasonably secure against attack or unauthorized intrusion, and are adequate for the business of the Company and its Subsidiaries as currently conducted. In the past two (2) years, the Company Systems have not suffered any failures or security breaches that have resulted in a third Person obtaining access to any confidential information of the Company, its Subsidiaries or any of their customers or suppliers, except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

Section 3.16.  Insurance.  The Company and each of its Subsidiaries maintain insurance policies that, to the Knowledge of the Company, are upon terms that are reasonable and customary in the industry in which the Company and its Subsidiaries operate. All material insurance policies maintained by the Company and its Subsidiaries as of the date hereof (or summaries thereof) have been provided or made available to Parent or Merger Sub. Except as would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect on the Company, (a) all such policies are in full force and effect and (b) neither the Company nor any of its Subsidiaries is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification under any policy. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any insurance policy of the Company or its Subsidiaries.

Section 3.17.  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Sandler O’Neill + Partners, L.P., dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock.

Section 3.18.  Brokers and Other Advisors.  Except for Sandler O’Neill + Partners, L.P., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions, based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with Sandler O’Neill + Partners, L.P. relating to the Merger and the other transactions contemplated hereby (the “Engagement Letter”).

Section 3.19.  Foreign Corrupt Practices and International Trade Sanctions.  Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, in each case, except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

Section 3.20.  State Takeover Statutes.  The Company and the Board of Directors of the Company have taken all action required to be taken by them to exempt this Agreement, the Merger and the transactions contemplated hereby and thereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state, including, without limitation, the provisions of Article 14 and Article 14.1 of the VSCA.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise expressly disclosed or identified in the Parent SEC Documents filed or furnished, and publicly available, prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Parent SEC Documents to the extent that they are predictive or forward-looking in nature) or in a letter (the “Parent Disclosure Schedule”) delivered to the Company by Parent prior to the execution of this Agreement (the disclosure in any Section of the Parent Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is readily apparent that such disclosure is relevant to another Section of this Agreement), Parent and Merger Sub jointly and severally represent and warrant to the Company, on the date hereof and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case, as of such date) as follows:

Section 4.1.  Organization, Standing and Corporate Power.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on Parent.

(b) Parent has delivered or made available to the Company correct and complete copies of its memorandum of association and bye-laws (the “Parent Charter Documents”), in each case as amended and in effect as of the date of this Agreement. The Parent Charter Documents are in full force and effect and Parent is not in violation of any of their respective provisions.

Section 4.2.  Capital Structure.  The authorized capital stock of Parent consists of 4,000,000,000 Parent Common Shares and 1,000,000,000 shares of preferred stock of Parent, par value $0.000115 per share (the “Parent Preferred Shares”). At the close of business on June 5, 2008, (i) 141,351,511 Parent Common Shares, and no Parent Preferred Shares, were issued and outstanding and (ii) 31,026,607 Parent Common Shares were reserved for issuance under the Willis Group Holdings Limited 2008 Share Purchase and Option Plan, the Willis Group Holdings Limited 2001 Share Purchase and Option Plan, Willis Group Holdings Limited 1998 Share Purchase and Option Plan, Willis Award Plan, Willis Group Holdings Limited Non-Employee Directors Deferred Compensation Plan, and the Willis Group Holdings Limited North America Employee Share Purchase Plan (collectively, the “Parent Stock Plans”), of which 21,700,895 Parent Common Shares were subject to outstanding grants of options to purchase Parent Common Shares, awards of restricted stock units which on vesting will be exchanged for Parent Common Shares and allocations of Parent Common Shares acquired by non-employee Directors of Parent made under the Parent Stock Plans. Except as set forth above in this Section 4.2, as of the date of this Agreement there are not any shares of capital stock, voting securities or equity interests of Parent issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Parent, including any representing the right to purchase or otherwise receive any Parent Common Shares.

Section 4.3.  Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors. The Agreement (including the Plan) has been duly adopted by the Board of Directors of Merger Sub and will, prior to the Effective Time, be adopted by Parent as the sole shareholder of Merger Sub. No other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the memorandum of association (or articles of incorporation, as applicable) or bye-laws or bylaws (as the case may be) of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.4.  Governmental Approvals.  Except for (a) the filing with the SEC of the Form S-4 and other filings required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act and the rules of the NYSE, (b) the filing of the Articles of Merger with the SCC pursuant to the VSCA (c) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws and (d) filings required to be made with, and approvals required to be obtained from (such approvals collectively, the “FSA Approval”), the United Kingdom Financial Services Authority in connection with the Transactions, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

Section 4.5.  Parent SEC Documents.

(a) Parent has filed and furnished all required reports, schedules, forms, prospectuses and registration, proxy and other statements with the SEC since January 1, 2006 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). None of the Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents) or, if amended or superseded by a subsequent filing made prior to the date hereof, as of the date of such amendment or superseding filing, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). Without limiting the generality of the foregoing, such financial statements and other financial information included in the Company

SEC Documents fairly present (within the meaning of the Sarbanes-Oxley Act) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in such Company SEC Documents.

(c) Parent has established and maintains internal controls over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Board of Directors of Parent (i) all significant deficiencies in the design or operation of internal controls that could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to Parent SEC Documents, and the statements contained in such certifications are complete and correct. The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2007, and such assessment concluded that such controls were effective. To the Knowledge of Parent, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act.

(e) Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the balance sheet of Parent and its Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Parent SEC Documents”), (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice or (iii) that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.6.  Compliance With Laws; Permits.

(a) Except as has not had or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole: (i) Parent and its Subsidiaries are (and since January 1, 2006 have been) in compliance with all Laws applicable to Parent or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations, (ii) Parent and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Parent Permits”) and (iii) Parent and its Subsidiaries are (and since January 1, 2006 have been) in compliance with the terms of all Parent Permits.

(b) Except as has not had or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, since January 1, 2006, neither Parent nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (i) claimed or alleged that Parent or any of its Subsidiaries was not in compliance with all Laws applicable to Parent or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (ii) was considering the amendment, termination, revocation or cancellation of any Parent Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Parent Permit, except for such revocations or cancellations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

Section 4.7.  Information Supplied.  Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement/Prospectus will, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.8.  Absence of Certain Changes or Events.  Since the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on Parent. Since the Balance Sheet Date through the date of this Agreement (a) Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither Parent nor any of its Subsidiaries has taken any action described in Section 5.3 that if taken after the date hereof and prior to the Effective Time without the prior written consent of the Company would violate such provision.

Section 4.9.  Legal Proceedings.  Except insofar as not, and as could not reasonably expected to be, individually in the aggregate, material to the Parent and its Subsidiaries, taken as a whole, there is no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, Parent or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of Parent, threatened to be imposed) upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries, by or before any Governmental Authority.

Section 4.10.  Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.11.  Brokers and Other Advisors.  Except for Banc of America Securities LLC, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.12.  Reorganization Treatment.  Neither Parent, Merger Sub nor any other Affiliate of Parent has taken or agreed to take any action or knows of any facts or circumstances that could reasonably be expected to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) cause the shareholders of the Company to recognize gain pursuant to Section 367(a)(1) of the Code other than any such shareholder that would be a “five-percent transferee shareholder” of Parent (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(b), or

(iii) prevent or impede the ability of counsel to render the opinions described in Sections 6.2(c) and 6.3(c) of this Agreement.

Section 4.13.  Ownership of Company Common Stock.  Neither Parent nor any of its Affiliates is the Beneficial Owner of any shares of capital stock of the Company.

Section 4.14.  Financing.  Parent has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement. Parent has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the Available Cash Consideration in the Merger.

Section 4.15.  Parent Material Contracts.  Except as has not had or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, (i) each agreement, commitment, arrangement and plan filed as an exhibit to a Parent SEC Document (each, a “Parent Material Contract”) is a valid and binding agreement of Parent or a Subsidiary of Parent, as the case may be, and is in full force and effect, (ii) none of Parent, any Subsidiary of Parent or, to the knowledge of Parent, any other party thereto is in default or breach under the terms of any such Parent Material Contract and (iii) no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a default by Parent or any Subsidiary or Parent or, to the knowledge of Parent, any other party under such Parent Material Contract. Since January 1, 2008, neither Parent nor any Subsidiary or Parent has released or waived any material right under any such Parent Material Contract, other than in the ordinary course of business.

Section 4.16.  Title to Properties.  Except as has not had or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, each of Parent and its Subsidiaries (a) has good and valid title to all properties and other assets which are reflected on the most recent consolidated balance sheet of Parent included in the Parent SEC Documents as being owned by Parent or one of its Subsidiaries (or acquired after the date thereof) (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (i) statutory liens securing payments not yet due, (ii) security interests, mortgages and pledges that secure indebtedness that is reflected in the most recent consolidated financial statements of Parent included in the Parent SEC Documents and (iii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted, and (b) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Parent SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to Parent’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Parent SEC Documents). Parent and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases, except as has not had or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

Section 4.17.  Insurance.  As of the date of this Agreement, except as has not had or could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, Parent and each of its Subsidiaries maintain insurance policies that, to the Knowledge of Parent, are upon terms that are reasonable and customary in the industry in which Parent and its Subsidiaries operate. Except as would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect on Parent, (a) all such policies are in full force and effect and (b) neither Parent nor any of its Subsidiaries is in breach or default, and, to the Knowledge of Parent, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification under any policy. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any insurance policy of Parent or its Subsidiaries, except as would not have, or reasonably be expected to have, a Material Adverse Effect on Parent.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1.  Preparation of the Form S-4 and the Proxy Statement/Prospectus; Shareholder Meetings.

(a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement/Prospectus and the Company and Parent shall prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the shareholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested by Parent in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will be made by the Company, in each case, without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval. Subject to Section 5.4(c), the Company shall, through its Board of Directors, recommend to its shareholders adoption of this Agreement (the “Company Board Recommendation”).

(c) Parent shall cause the Parent Common Shares to be issued pursuant hereto to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 5.2.  Conduct of Business by the Company.

(a) Except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact its business organization and its goodwill and relationships with third parties and to retain the services of its present officers, key employees and Producers. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, set forth in the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this

Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which may not be unreasonably withheld, conditioned or delayed):

(i) (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests; provided that the Company may issue shares of Company Common Stock upon the exercise of options granted under the Company Stock Plans, that are outstanding on the date of this Agreement and in accordance with the terms thereof; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests, except in connection with tax withholding upon settlement of awards under the Company Stock Plans or rights under the Deferred Compensation Plans or the payment of the applicable exercise price upon the exercise of an option granted under the Company Stock Plans; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent and other than regular quarterly cash dividends not in excess of $0.14 per share; (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (A) borrowings by the Company in the ordinary course of business in amounts not in excess of Ten Million Dollars ($10,000,000) in the aggregate, (B) indebtedness in replacement of existing indebtedness on customary commercial terms, but in all cases consistent with the indebtedness being replaced to the fullest extent practicable, and (C) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(iii) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except (A) in the ordinary course of business consistent with past practice in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, (B) pursuant to Contracts in effect on the date of this Agreement and listed on Section 5.2(a)(iii) of the Company Disclosure Schedule, correct and complete copies of which have been made available to Parent;

(iv) make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of Fifty Thousand Dollars ($50,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(v) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

(vi) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person, or (B) except in the ordinary course of business consistent with past practice, any assets;

(vii) (A) enter into, terminate or amend any Material Contract of the type described in clauses (ii), (iii), (iv), (vi), (vii), (x), (xii), (xiii), (xiv) or (xv) of Section 3.13(a), or, other than in the ordinary course of business consistent with past practice, any Material Contract of the type described in clauses (i), (viii) and (ix) of Section 3.13(a) or any other Contract that is material to the Company and its Subsidiaries taken as a whole, (B) amend or modify the Engagement Letter, (C) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions or (D) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(viii) except as required by any Company Plan or other contract or plan in effect as of the date hereof or by applicable Law (A) increase the compensation or benefits payable to its current or former employees of the Company or any of its Subsidiaries (including granting such current or former employees Company Stock Options, Company Restricted Stock or Company Common Stock), other than increases of base salary of up to 5%, based on the base salary as determined as of the date hereof, made to employees in the ordinary course of business and consistent with past practice; provided that no such increases shall be made with respect to any executive officers or directors of the Company or any of its Subsidiaries; or (B) grant any severance or termination pay to, or enter into any severance agreement with any director, officer or employee, other than such grants to employees of the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practice; provided that no such grants shall be made with respect to any executive officers or directors of the Company or any of its Subsidiaries; (C) establish, adopt, enter into or amend to materially increase benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any current or former director, officer, consultant or employee of the Company or any of its Subsidiaries (other than with respect to agreements for new hires in the ordinary course of business; provided that no grant of the Company Stock Options, Company Restricted Stock or Company Common Stock may be made to new hires); and (D) loan any money or other property to any current or former director or executive officer of the Company or any of its Subsidiaries;

(ix) make or change any material election concerning Taxes or Tax Returns, file any material amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a material refund of Taxes or obtain any Tax ruling;

(x) make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period) or in its system of internal accounting controls, except, in each case, insofar as may be required by a change in GAAP or applicable Law;

(xi) amend the Company Charter Documents or the Subsidiary Documents;

(xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(xiii) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering the Company or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(xiv) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with the terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or in the ordinary course of business consistent with past practice;

(xv) settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.10); or

(xvi) (A) terminate, amend, restate, supplement or waive any rights under any License Agreement except in the ordinary course of business consistent with past practice, (B) terminate, amend, or fail to renew or preserve any Company Owned Intellectual Property registration or application except in the ordinary course of business or (C) transfer, sell or assign any right under or with respect to any Company Owned Intellectual Property or Company Owned Technology, except, in each case, in the ordinary course of business; or

(xvii) agree to take or authorize any of the foregoing actions.

Section 5.3.  Conduct of Business by Parent.  Except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact its business organization and its goodwill and relationships with third parties and employees. Without limiting the generality of the foregoing, Parent agrees that, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement, set forth in the Company Disclosure Schedule or as required by applicable Law, and except as may be consented to in writing by the Company (which consent may not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to:

(i) amend or modify the memorandum of association or bye-laws of Parent;

(ii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation, share exchange or other reorganization (other than transactions exclusively between Parent and its wholly owned Subsidiaries or between wholly owned Subsidiaries of Parent);

(iii) split, combine, subdivide or reclassify any shares of its capital stock (other than transactions exclusively between Parent and its wholly owned Subsidiaries or between wholly owned Subsidiaries of Parent);

(iv) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, the Parent Common Shares, or otherwise make any payments or distributions to the Parent shareholders in their capacity as such, other than regular quarterly cash dividends by Parent consistent with past practice;

(v) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or any rights to acquire shares of its capital stock, except in connection with tax withholding upon settlement of awards under the Parent Stock Plans;

(vi) directly or indirectly acquire (including by purchasing all or a substantial equity interest in) any other Person or division, business, assets or equity interests of any other Person where such acquisition would materially delay completion of the Merger and the other transactions contemplated hereby; or

(vii) agree to take or authorize any of the foregoing actions.

Section 5.4.  No Solicitation by the Company; Etc.

(a) The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and request the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives and not previously returned or destroyed. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage any inquiries or proposals that constitute, or would reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any letter of intent, agreement, arrangement or other understanding related to any Takeover Proposal; provided, however, that if (A) after the date hereof, the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement or any standstill agreement and (B) the Board of Directors of the Company reasonably determines in good faith, after consultation with its outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, then the Company may, at any time prior to obtaining the Company Shareholder Approval (but in no event after obtaining the Company Shareholder Approval) and after providing Parent not less than twenty-four (24) hours written notice of its intention to take such actions (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 5.4 and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (y) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.4 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within twenty-four (24) hours of the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 5.4, the Company shall promptly advise Parent, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate (i) the identity of the Person making such proposal, offer, inquiry or other contact and (ii) the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request) and thereafter, shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 5.4(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the Transactions (including the Merger) or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.4(a)) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing (provided that the Company has not breached this Section 5.4 in any material respect), (x) the Board of Directors of the Company may effect a Company Adverse Recommendation Change in response to a Superior Proposal, if it determines, in good faith, after consulting with outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law or (y) if the Board of Directors of the Company receives a Takeover Proposal that such Board determines constitutes a Superior Proposal, the Company or its Subsidiaries may enter into a Company Acquisition Agreement with respect to such Superior Proposal if such Board determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law and the Company shall have concurrently with entering into such Company Acquisition Agreement terminated this Agreement pursuant to Section 7.1(d)(ii); provided that in the case of clauses (x) and (y) above, no such action may be taken until after the fifth (5th) Business Day following Parent’s receipt of written notice from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Company or its Board of Directors intends to take such action and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that during any such five (5) Business Day period, the Company shall negotiate in good faith with Parent and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new five (5) Business Day period). In determining whether to take the action contemplated by clause (x) or clause (y) above, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal.

(d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to fifteen percent (15%) or more of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of fifteen percent (15%) or more of any class of equity securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions; provided that the term “Takeover Proposal” shall not include the Merger or the other transactions contemplated hereby.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to the Company’s shareholders from a financial point of view than the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

(e) Nothing in this Section 5.4 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.4(c).

Section 5.5.  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws and in connection with the FSA Approval), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations necessary, proper or advisable to consummate the Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, each party hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; (ii) Parent agrees to file with the European Commission as promptly as reasonably practicable the Form CO, if any, required for the Transactions pursuant to the EC Merger Regulation and the Company agrees to provide Parent as promptly as practicable with such assistance as Parent reasonably requests for the purposes of filing such Form CO and, if such a filing is made, each party agrees to supply as promptly as practical any additional information and documentary material that may be required or requested by the European Commission and use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 5.5 necessary to obtain a decision from the European Commission declaring the Transactions compatible with the EC Common Market; (iii) the Company and Parent shall each use its reasonable best efforts to (A) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (B) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions; and (iv) each party agrees to promptly make any pre-merger filing with respect to the Transaction that is necessary to comply with any Foreign Antitrust Law, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such Law by the relevant Governmental Authority.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the European Commission or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information (including, but not limited to, any Antitrust Law), each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions. Parent and the Company shall not permit any of their respective representatives to participate in any meeting with any Governmental Authority in connection with the Transactions unless the other party is given reasonable opportunity to attend and participate thereat.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.5, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions.

(e) Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.5 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this Section 5.5 or (ii) require Parent to offer, accept or agree to (A) dispose or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), and/or (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world, if, with respect to clauses (A), (B) or (C) above, such action(s) or undertaking(s) would reasonably be expected to have a materially adverse effect on the business, results of operations or financial condition of the Company or its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, individually or in the aggregate.

Section 5.6.  Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

Section 5.7.  Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information (including, but not limited to, any Antitrust Law), each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the other party and its representatives reasonable access during normal business hours to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives and each of the Company and Parent shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws (other than any public filing with the SEC made via the SEC’s Edgar filing system) and a copy of any communication (including “comment letters”) received by the Company or Parent, as the case may be, from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent or the Company, as the case may be, may reasonably request. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of May 23, 2008, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent and the Company and each of their Representatives shall hold information received from the other pursuant to this Section 5.7 in confidence in accordance with the terms of the Confidentiality Agreement. No investigation, or information received, pursuant to this Section 5.7 will modify any of the representations and warranties of the Company or Parent. Neither Company nor Parent, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would, based on the advice of counsel, cause the attorney-client privilege of such party or its Subsidiaries to be inapplicable or violate, in any material respect, any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 5.8.  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (i) that is qualified as to materiality or Material Adverse Effect to be untrue and (ii) that is not so qualified to be untrue in any material respect, and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; provided, further, that a failure to comply with this Section 5.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VI to be satisfied unless the underlying fact, circumstance or failure would independently result in the failure of a condition set forth in Article VI to be satisfied.

Section 5.9.  Indemnification and Insurance.

(a) Parent and the Surviving Corporation agree that all rights to exculpation, advancement of expenses, and indemnification with respect to acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, existing in favor of the current or former directors and officers of the Company and its Subsidiaries (collectively, the “Indemnitees”) by virtue of any provision of the Company’s articles of incorporation, by-laws or comparable organizational documents of its Subsidiaries or any indemnification or other agreement shall survive the Merger and shall continue in full force and effect following the Effective Time. Following the Effective Time, Parent and the Surviving Corporation shall (i) maintain in effect (A) the current provisions regarding exculpation, advancement of expenses, and indemnification of officers and directors contained in the Company’s articles of incorporation, by-laws or other comparable organizational documents, and (B) any indemnification agreements of the Company with any of its directors, officers and employees existing as of the date hereof, and (ii) jointly and severally indemnify the Indemnitees to the fullest extent permitted by applicable Law.

(b) For a period of six (6) years from and after the Effective Time, Parent shall maintain directors’ and officers’ liability and fiduciary liability insurance policies (“D & O Insurance”) with respect to acts or omissions occurring prior to the Effective Time covering each person now covered by the Company’s D & O Insurance with terms with respect to coverage and amount no less favorable than those of such policy(ies) in effect on the date hereof; provided that Parent may substitute therefor policy(ies) with terms with respect to coverage and amount no less favorable than those of such policy(ies) in effect on the date hereof (subject to providing prior written notice to the Indemnitees describing such policy(ies) in reasonable detail and receipt of a legal opinion that such insurance meets the requirements of this Section 5.9(b)), and provided, that in no event shall Parent be required to expend per year of coverage more than 300% of the amount currently expended by the Company per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto. If, notwithstanding the use of reasonable best efforts to do so, Parent is unable to maintain or obtain the insurance called for by this paragraph, Parent shall promptly obtain as much comparable insurance as is available for the Maximum Amount. If necessary to obtain such insurance, one or more of the Indemnitees may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers. The provisions of this paragraph shall be deemed to have been satisfied if, prior to the Effective Time, six- (6-) year prepaid “tail” policies for the D & O Insurance shall have been obtained with respect to acts or omissions occurring prior to the Effective Time covering each person now covered by the Company’s D & O Insurance with terms with respect to coverage and amount no less favorable than those of such policy(ies) in effect on the date hereof, and the Company shall be permitted to purchase such prepaid “tail” policies prior to the Effective Time, so long as the cost for such policies does not exceed the total aggregate amount that Parent might otherwise have been required to expend under this paragraph. If such prepaid “tail” policies have been obtained prior to the Effective Time, Parent and the Surviving Corporation shall maintain such polices in full force and effect to their full term, and continue to honor obligations thereunder.

(c) The Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9. The provisions of this Section 5.9 are intended to be for the benefit of each Indemnitee and his or her heirs. Following the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.9 applies without the consent of each such affected Indemnitee.

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10.  Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior consent (not to be unreasonably withheld, conditioned or delayed).

Section 5.11.  Fees and Expenses.  Except (a) for fees and expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus, all filing and other fees paid to the SEC, and all fees associated with the HSR Act, each of which shall be borne equally between Parent and the Company and (b) as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 5.12.  Reorganization Treatment.  Prior to the Effective Time, none of the Company, Parent or Merger Sub shall take or cause to be taken, or fail to take or cause to be taken, any action, which action or failure to act could reasonably be expected to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) cause the shareholders of the Company to recognize gain pursuant to Section 367(a)(1) of the Code other than any such shareholder that would be a “five-percent transferee shareholder” of Parent (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(b), or (iii) prevent or impede the ability of counsel to render the opinions described in Section 6.2(c) and Section 6.3(c).

Section 5.13.  Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.14.  Employee Benefit Matters.

(a) For a period of one year following the Effective Time, the Surviving Corporation shall provide, or shall cause to be provided, to each employee of the Company or any of its Subsidiaries (each, a “Company Employee”), to the extent they remain employed during such period (i) compensation (including base salary or wages and incentive compensation opportunities) that is substantially comparable to the compensation provided to such Company Employee immediately prior to the Effective Time and (ii) employee benefits that are, in the aggregate, substantially comparable to the benefits provided to the Company Employees immediately prior to the Effective Time. Parent shall provide each Company Employee whose employment is involuntarily terminated by Parent or the Surviving Corporation during the period from the Effective Time through the first anniversary thereof with severance pay equal to one week of base salary or wages per full year of service (including years of service with the Company or any of its Subsidiaries before the Effective Time).

(b) For all purposes under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and predecessor employers before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any corresponding Company Plans, except for purposes of benefit accrual under any final average pay defined benefit plan. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) As soon as practicable following the date of this Agreement, the Board of Directors of the Company shall adopt such resolutions or take such other actions as may be required to provide that with respect to the Amended and Restated Hilb Rogal & Hobbs Employee Stock Purchase Plan (“Employee Stock Purchase Plan”), (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; (ii) the last purchase period under the Employee Stock Purchase Plan shall end no later than five Business Days prior to the Effective Time, and on such date all amounts allocated to each participant’s account under the Employee Stock Purchase Plan as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price for such purchase period (taking into account any Company matching contribution), and (iii) the Employee Stock Purchase Plan shall terminate effective immediately prior to the Effective Time.

(d) Prior to the Effective Time, the Board of Directors of the Company shall adopt such resolutions to (i) terminate the Company’s 401(k) plan (the “Company 401(k) Plan”) effective as of immediately prior to the Effective Time and (ii) fully vest the participants in their account balances under the Company 401(k) Plan effective as of immediately prior to the Effective Time. Prior to the Effective Time and thereafter (as applicable), the Company and Parent shall take any and all action as may be required, including amendments to the Company 401(k) Plan and/or the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to (i) permit each Company Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in cash, shares of Parent Common Stock or notes (in the case of loans) in an amount equal to the full account balance distributed to such Company Employee from the Company 401(k) Plan to the Parent 401(k) Plan or other “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) and (ii) obtain from the IRS a favorable determination letter on termination for the Company 401(k) Plan. In the case of a Company Employee with an outstanding loan balance under the Company 401(k) Plan, the Company and Parent shall take any and all necessary action, to the extent allowable by Law, to permit the Company Employee to rollover such outstanding loan balance to the Parent 401(k) Plan; provided however, that the Company Employee may transfer such loan only if such Company Employee elects to rollover his or her entire account balance under the Company 401(k) Plan to the Parent 401(k) Plan. Effective as of the Effective Time, the Company Employees shall be entitled to commence participation in the Parent 401(k) Plan, and Parent shall take all commercially reasonable action necessary to ensure that such participation commences as soon as reasonably practicable following the Effective Time; provided, however, that in the event that the Company Employees are not able to commence participation in the Parent 401(k) Plan as of the Effective Time, Parent shall amend the Parent 401(k) Plan, to the extent necessary to make the contribution referred to below and to the extent permitted under applicable Law, to provide (and shall provide) each Company Employee who enrolls in the Parent 401(k) Plan an additional matching contribution (or other employer contribution) equal to the amount of matching contribution such Company Employee would have received if he or she were able to participate in the Parent 401(k) Plan on the Effective Time (based on such Company Employee’s actual deferral election under the Parent 401(k) Plan as of the date his or her participation does commence).

(e) As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, take all action necessary to effectuate the agreements set forth in Section 5.14(e) of the Company Disclosure Schedule.

Section 5.15.  Dividends.  After the date of this Agreement, each of Parent and Company shall coordinate with the other regarding the declaration of any dividends in respect of Parent Common Shares and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Company Common Stock and any Parent Common Shares any such holder receives in exchange therefor in the Merger.

Section 5.16.  Assistance with Financing.  The Company will, and will cause its Subsidiaries to, and each shall use commercially reasonable efforts to cause its Representatives to, provide such co-operation to Parent as Parent may reasonably request in connection with the arrangements by Parent to obtain debt financing in connection with the Transactions and related matters (provided that such request is made on reasonable notice and reasonably in advance of the Effective Time, and provided such co-operation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including as so requested: (a) participating in a reasonable number of meetings, drafting sessions, presentations, road shows, due diligence sessions and sessions with the lenders and rating agencies, (b) cooperating with Parent in connection with applications to obtain such consents, approvals or authorizations which may be reasonably necessary or desirable in connection with such debt financing, (c) using commercially reasonable efforts to seek to take advantage of the Company’s existing lending relationships, including encouraging the Company’s existing lenders to participate in any syndicate organized by the lenders, (d) reasonably cooperating with the marketing efforts of Parent and the lenders for any debt being raised by Parent to complete the Transactions, including participating in presentations by or to the lenders and by facilitating direct contact between the Company’s senior management and the lenders, (e) having officers execute, without personal liability, any reasonably necessary officer’s certificates or management representation letters to the Company’s accountants to issue reports with respect to the financial statements to be included in any offering documents to the extent customary for similar offerings and solvency certificates or other certificates customarily requested by lenders in transactions of this type, (f) subject to the terms of the Company’s and its Subsidiaries’ existing indebtedness, giving timely redemption or prepayment notices, as applicable, in connection with the refinancing of the Company’s or its Subsidiaries’ existing indebtedness outstanding on or after the Effective Time as may be reasonably required by Parent, (g) providing advance estimates of payout amounts in respect of indebtedness being repaid on the Effective Date and arranging for releases and discharge of Liens securing indebtedness being repaid on the Effective Date, (h) subject to applicable Laws and the obtaining of any necessary consents in connection therewith (which the Company shall use reasonable commercial efforts to obtain), executing and delivering any pledge and security documents, currency or interest hedging arrangements or other definitive financing documents or other certificates and documents as may be reasonably requested by Parent or otherwise facilitating the pledging of collateral as may be reasonably requested by Parent; provided that any obligations contained in such documents shall be effective no earlier than as of the Effective Time, (j) obtaining customary accountants’ comfort letters, accountants’ consents, and legal opinions as reasonably requested by Parent and (m) taking all actions reasonably necessary to permit the lenders to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements. Notwithstanding the foregoing, none of the Company or any of its Subsidiaries will be required to (a) pay any commitment, consent or other fee or incur any other liability in connection with any such financing prior to the Effective Time, (b) take any action or do anything that would violate applicable Law, breach any Contract of the Company or any Subsidiary that relates to borrowed money or impair or prevent the satisfaction of any condition set forth in Article VI, (c) commit to take any action that is not contingent on the consummation of the Transactions at the Effective Time or (d) disclose any information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets or similar information or violate any obligations of the Company or any other Person with respect to confidentiality. Parent will promptly upon request by the Company and from time to time (other than in circumstances where this Agreement is terminated by Parent pursuant to clauses (i) or (ii) of Section 7.1(c) hereof reimburse the Company for all reasonable out-of-pocket costs (including legal fees) incurred by the Company or its Subsidiaries and their respective advisers, agents and representatives in connection with any of the foregoing.

Section 5.17.  Further Actions Regarding Intellectual Property.

(a) The Company hereby agrees that prior to the Merger and upon the request of Parent, the Company shall cooperate fully in abandoning any Marks owned by the Company (together with any goodwill connected therewith and symbolize thereby) effective only after the Effective Time, including without limitation, by filing notices of abandonment with the United States Patent and Trademark Office and ceasing to hold itself out as being the owner of such abandoned Marks.

(b) The Company further agrees that simultaneously with Closing and upon the request of Parent, the Company shall transfer, convey, assign and deliver to Parent or to an Affiliate or Subsidiary of Parent (other than Merger Sub) designated at Parent’s sole discretion any and all worldwide rights, title and interests that Company holds, or may hold, in and to any of its Marks (including “HRH”), together with the goodwill connected therewith and symbolized thereby.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the articles of incorporation and by-laws of the Company;

(b) Regulatory Approvals.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other applicable competition, merger control, Antitrust or similar Law required to consummate the Merger shall have been terminated or shall have expired, material approvals from any Governmental Authorities that are required to consummate the Merger shall have been obtained and the European Commission shall have issued a decision under Article 6(1)(b) or 8(2) of the EC Merger Regulation (or shall be deemed to have done so under Article 10(6) of the EC Merger Regulation) declaring the Merger compatible with the EC Common Market;

(c) No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal;

(d) Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

(e) Stock Listing.  The Parent Common Shares deliverable to the shareholders of the Company as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(f) FSA Approval.  The FSA Approval shall have been obtained.

Section 6.2.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of the Company set forth in this Agreement, made (other than in the case of the first sentence of Section 3.6) as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or

Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably expected to result in, a Material Adverse Effect on the Company; provided, however, that, notwithstanding the foregoing, each of Section 3.2, Section 3.3(a), Section 3.3(b), the first sentence of Section 3.6, Section 3.18 and Section 3.20 shall be true and correct in all material respects, except that Section 3.2 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent (relative to Section 3.2 taken as a whole). Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(c) Tax Opinion.  Parent shall have received from Weil, Gotshal & Manges LLP, counsel to Parent, an opinion dated the Closing Date to the effect that (i) the Merger will be treated for United States Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP may require and rely upon customary representations contained in certificates of the officers of the Company, Parent and Merger Sub; and (ii) each transfer of shares of Company Capital Stock to Parent by a shareholder of the Company pursuant to the Merger will not be subject to Section 367(a)(1) of the Code. In rendering such opinion, counsel to Parent may require and shall be entitled to rely upon representations of Parent, the Company and Merger Sub. The opinion may assume that all applicable reporting requirements have been satisfied and that any shareholder who is a “five-percent transferee shareholder” with respect to Parent within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) will in a timely and effective manner enter into and file the agreement described in Treasury Regulation Section 1.367(a)-3(c)(1)(iii)(B); and

Section 6.3.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, in each case, made (other than in the case of the first sentence of Section 4.8) as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably expected to result in a Material Adverse Effect on Parent; provided, however, that, notwithstanding the foregoing, the representations and warranties set forth in Section 4.2, Section 4.3(a) and the first sentence of Section 4.8 shall be true and correct in all material respects. The Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect;

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; and

(c) Tax Opinion.  The Company shall have received from Wachtell, Lipton, Rosen & Katz, counsel to the Company, an opinion dated the Closing Date to the effect that the Merger will be treated for United States Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) each transfer of shares of Company Capital Stock to Parent by a shareholder of the Company pursuant to the Merger will not be subject to Section 367(a)(1) of the Code. In rendering such opinion, counsel to the Company may require and shall be entitled to rely upon representations of Parent, the Company and Merger Sub.. The opinion may assume that all applicable reporting requirements have been satisfied and that any shareholder who is a “five-percent transferee shareholder” with respect to Parent within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) will in a timely and effective manner enter into and file the agreement described in Treasury Regulation Section 1.367(a)-3(c)(1)(iii)(B).

Section 6.4.  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions.

ARTICLE VII

TERMINATION

Section 7.1.  Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before the Outside Date; provided that in the event that, as of the Outside Date, all conditions to Closing set forth in Article VI have been satisfied or waived (other than such conditions that by their terms are satisfied at or immediately prior to the Closing) other than the condition set forth in Section 6.1(b) and Section 6.1(f), the termination date may be extended from time to time by either Parent or the Company by up to an aggregate of forty five (45) days; and provided, further, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right of the Company to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.1 or Section 5.4; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured, or is not cured, by the Company within thirty (30) days following receipt of written notice from Parent of such breach or failure; or

(ii) if (A) the Company shall have failed to perform in any material respect its obligations under Section 5.1(b) of the Agreement or shall have failed to recommend in the Proxy Statement/Prospectus the approval and adoption of this Agreement, (B) the Company shall have breached, in any material respect adverse to Parent, its obligations under Section 5.4 of the Merger Agreement, (C) a Company Adverse Recommendation Change shall have occurred or (D) the Board of Directors of the Company or any committee thereof (x) shall not have rejected any Takeover Proposal within the ten (10) Business Day period specified in Rule 14e-2(a) of the Exchange Act (including, for these purposes, by taking no position with respect to the acceptance by the Company’s shareholders of a tender offer or exchange offer within such time period, which shall constitute a failure to reject such Takeover Proposal) or (y) shall have failed to publicly reconfirm the Company Board Recommendation within ten (10) days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a Takeover Proposal (or material modification thereto); or

(d) by the Company:

(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Company of such breach or failure; or

(ii) if concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.4(c).

Section 7.2.  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Section 3.18, Section 4.11, the second to last sentence of Section 5.7, Section 5.11, Section 7.2, Section 7.3 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates; provided that (a) the Company may have liability as provided in Section 7.3, and (b) nothing shall relieve any party from liability for fraud or any willful and material breach of this Agreement.

Section 7.3.  Termination Fee.

(a) In the event that:

(i) (A) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) if prior to the date of such termination the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, or pursuant to Section 7.1(b)(iii) or clauses (A) or (B) of Section 7.1(c)(ii) and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal, in each case, within twelve (12) months of the date this Agreement is terminated; provided that if such transaction constitutes a Takeover Proposal under clause (iv) of the definition of Takeover Proposal, and in such transaction the shareholders of the Company immediately prior to the consummation thereof would hold at least a majority of the total voting power of the surviving company in such transaction (or its ultimate parent), then such transaction shall only trigger a Termination Fee if such transaction, prior to termination, was made known to the Company or shall have been made directly to its shareholders generally, prior to termination, or any Person shall have publicly announced the intention or proposal (in each case, whether or not conditional or withdrawn) that the Company enter into such transaction;

(ii) this Agreement is terminated by Parent pursuant to clauses (C) or (D) of Section 7.1(c)(ii); or

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii),

then in any such event under this Section 7.3(a), the Company shall pay to Parent a termination fee of $74 million in cash (the “Termination Fee”); provided that for purposes of this Section 7.3, all references in the definition of Takeover Proposal to “fifteen percent (15%)” shall be deemed to be references to “fifty percent (50%).”

(b) Any payment required to be made pursuant to clause (i) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (ii) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(ii) (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iii) of Section 7.3(a) shall be made promptly following the termination of this Agreement by the Company. All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c) In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 7.3 when due, such fee may be, shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate plus two percent (2%). In addition, if the Company shall fail to pay such fee when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee. The Company acknowledges that the fee and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1.  No Survival, Etc.  Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Section 5.9 and Section 5.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Section 5.11, Section 7.2 and Section 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.2.  Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided that following approval of the Transactions by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

Section 8.3.  Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5.  Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.9, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.7.  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 8.8.  Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court), without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.9.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Willis Group Holdings Limited
One World Financial Center
200 Liberty Street, 7th Floor
New York, NY 10281
Attention: General Counsel
Facsimile: (212) 915 8969

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Thomas A. Roberts, Esq.
           Michael J. Aiello, Esq.
Facsimile: (212) 310-8007

If to the Company, to:

Hilb Rogal & Hobbs Company
4951 Lake Brook Drive, Suite 500
Glen Allen, VA 23060
Attention: Vice President, General Counsel
Facsimile: (804) 747-3194

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Edward D. Herlihy, Esq.
           Nicholas G. Demmo, Esq.
Facsimile: (212) 403-2000

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.10.  Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11.  Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Available Cash Consideration” means an amount equal to the product of (a) the number of issued and outstanding shares of Company Common Stock at the Effective Time and (b) $23.00, subject to increase in Parent’s sole discretion pursuant to and in accordance with Section 2.1(a)(v).

“Average Parent Share Price” means the average closing sales price, rounded to four decimal points, of Parent Common Shares on the NYSE (as reported in the Wall Street Journal, New York City edition) for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the Effective Time.

“Beneficial Owner” means, with respect to a security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such security, (ii) the power to dispose of, or to direct the disposition of, such security or (iii) the ability to profit or share in any profit derived from a transaction in such security, and the term “Beneficially Owned” shall be construed accordingly.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Election Deadline” means 5:00 p.m., New York time, on the second (2nd) Business Day prior to the Effective Time.

“Exchange Ratio” means:

(i) if the Average Parent Share Price is an amount greater than or equal to $31.46 and less than or equal to $40.04, the quotient obtained by dividing (x) $46.00 by (y) the Average Parent Share Price and rounding to the nearest 1/10,000;

(ii) if the Average Parent Share Price is an amount less than $31.46, an amount equal to the sum of (x) a fraction, the numerator of which is $23.00 and the denominator of which is the Average Parent Share Price plus (y) 0.7311; and

(iii) if the Average Parent Share Price is an amount greater than $40.04, an amount equal to the sum of (x) a fraction, the numerator or which is $23.00 and the denominator of which is the Average Parent Share Price plus (y) 0.5745.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, and shall include the United Kingdom Financial Services Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge” means, with respect to (i) the Company and its Subsidiaries, the knowledge of the individuals set forth in Section 8.11(a) of the Company Disclosure Schedule and (ii) with respect to Parent and Merger Sub, the knowledge of the individuals set forth in Section 8.11(a) of the Parent Disclosure Schedule.

“Material Adverse Effect” means any event, occurrence, state of facts, condition, change, development or effect that individually or in the aggregate, with all other events, occurrences, state of facts, conditions, changes, developments or effects, (i) is materially adverse to the business, results of operations or financial condition of the Company or Parent, and such party’s Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from, alone or in combination, (A) changes in general economic conditions, (B) general changes in financial or security market conditions, (C) changes in or events generally affecting the financial services industry, insurance and insurance services industries or insurance brokerage industry in which the applicable party or any of its Subsidiaries participates, (D) changes in GAAP or applicable Law, (E) a worsening of current conditions caused by an act of terrorism or war or any natural disasters or any national or international calamity affecting the United States, (F) change resulting solely from the announcement of this Agreement and the transactions contemplated hereby and (G) changes, in and of themselves, in the market price or trading volume of the shares of the applicable party’s common stock on the NYSE (provided that this clause (G) shall not prevent consideration of any event, occurrence, state of facts, condition, change, development or effect causing or contributing to such changes for purposes of determining whether there is or is reasonably likely to be a Material Adverse Effect on such party); provided, however, in the cases of clauses (A) — (E) above, such event, occurrence, fact, condition, change, development or effect shall not be excluded from any determination of whether a Material Adverse Effect on the Company has occurred to the extent that such event, occurrence, fact, condition, change, development or effect would have a disproportionate effect on the applicable party and its Subsidiaries, taken as a whole, relative to other participants in the financial services, insurance and insurance services industries or brokerage companies generally or (ii) would prevent such party from consummating the Transactions or materially delay consummation of the Transactions.

“NYSE” means The New York Stock Exchange, Inc.

“Outside Date” means March 7, 2009.

“Parent Common Shares” the common shares of Parent, par value $0.000115 per share.

“Per Share Cash Consideration” means an amount in cash equal to the Exchange Ratio multiplied by the Average Parent Share Price.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

The following terms are defined in the provision of this Agreement set forth opposite such term below:

Additional Share Consideration	2.1(a)(vi)
Adjusted Deferred Units	2.9(c)
Adjusted Option	2.9(a)
Agreement	Preamble
Antitrust Laws	5.5(a)
Articles of Merger	1.3
Balance Sheet Date	3.5(e)
Bankruptcy and Equity Exception	3.3(a)
Cancelled Shares	2.1(d)
Cash Election Shares	2.2(b)
Cash Fraction	2.1(a)(iv)
Cash Shortfall	2.1(a)(iv)
Certificate	2.1(b)

Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company 401(k) Plan	5.14(d)
Company Acquisition Agreement	5.4(c)
Company Adverse Recommendation Change	5.4(c)
Company Adverse Recommendation Notice	5.4(c)
Company Board Recommendation	5.1(b)
Company Charter Documents	3.1(d)
Company Common Stock	2.1(a)
Company Contracts	3.13(b)
Company Deferred Units	2.9(c)
Company Disclosure Schedule	Article III
Company Employee	5.14(a)
Company Intellectual Property	3.15(a)(i)
Company Owned Intellectual Property	3.15(a)(ii)
Company Owned Technology	3.15(a)(iii)
Company Plans	3.11(a)
Company Restricted Shares	2.9(b)
Company SEC Documents	3.5(a)
Company Stock Plans	2.9(a)
Company Stock Options	2.9(a)
Company Shareholder Approval	3.3(d)
Company Shareholders Meeting	5.1(b)
Company Technology	3.15(a)(v)
Company Systems	3.15(a)(iv)
Confidentiality Agreement	5.7
Contract	3.3(c)
Copyrights	3.15(a)(vi)
D&O Insurance	5.9(b)
Deferred Compensation Plans	2.9(c)
EC Merger Regulation	3.4
Effective Time	1.3
Elected Cash Consideration	2.1(a)(iv)
Election Form	2.2(a)
Election Form Record Date	2.2(a)
Election Period	2.2(b)
Employee Stock Purchase Plan	5.14(c)
Engagement Letter	3.18
Environmental Laws	3.12(b)(i)
Environmental Liabilities	3.12(b)(ii)
ERISA	3.11(a)
ERISA Affiliates	3.11(a)
Exchange Act	3.4

Exchange Agent	2.3(a)
Exchange Fund	2.3(b)
Filed Company SEC Documents	3.5(e)
Filed Parent SEC Documents	4.5(e)
Foreign Antitrust Laws	3.4
Form S-4	3.9
FSA Approval	4.4
Hazardous Materials	3.12(b)(iii)
Indemnitees	5.9(a)
Intellectual Property Rights	3.15(a)(vi)
Proxy Statement/Prospectus	3.4
Laws	3.8(a)
License Agreements	3.15(h)
Liens	3.1(b)
Mailing Date	2.2(a)
Marks	3.15(a)
Material Contract	3.13(a)(xvi)
Maximum Amount	5.9(b)
Maximum Share Amount	2.1(a)(vi)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
New Plans	5.14(b)
No Election Shares	2.2(b)
No Election Value	2.1(a)(iv)
Old Plans	5.14(b)
Parent	Preamble
Parent 401(k) Plan	5.14(d)
Parent Charter Documents	4.1(b)
Parent Disclosure Schedule	Article IV
Parent Material Contract	4.15
Parent Permits	4.6(a)
Parent Preferred Shares	4.2
Parent SEC Documents	4.5(a)
Parent Stock Plans	4.2
Patents	3.15(a)(vi)
Per Share Stock Consideration	2.1(a)(i)
Permitted Liens	3.14
Permits	3.8(a)
Plan	1.3
Producer	3.8(c)
Proxy Statement/Prospectus	3.4
Release	3.12(b)(iv)
Representatives	5.4(a)
Restraints	6.1(c)

SCC	1.3
SEC	2.9(f)
Securities Act	3.1(b)
Software	3.15(a)(vii)
Stock Election Shares	2.2(b)
Subsidiary Documents	3.1(d)
Superior Proposal	5.4(d)
Surviving Corporation	1.1
Takeover Proposal	5.4(d)
Taxes	3.10(k)
Tax Returns	3.10(k)
Termination Fee	7.3(a)(iii)
Technology	3.15(a)(viii)
Title IV Plan	3.11(a)
Trade Secrets	3.15(a)(vi)
Transacted	3.8(c)
VSCA	1.1

Section 8.12.  Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) For the purpose of Article III hereof, any information, document or other material shall be treated as having been “made available” to Parent or Merger Sub only if such information, document or material was, prior to the date hereof, made available to Parent and its representatives in the “electronic dataroom” established by the Company in connection with this Agreement or through public filings over the SEC’s Edgar system.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

WILLIS GROUP HOLDINGS LIMITED

By:	/s/ Joseph J. Plumeri
Name: Joseph J. Plumeri

Title:	Chairman and Chief Executive officer

HERMES ACQUISITION CORP.

By:	/s/ Patrick C. Regan
Name: Patrick C. Regan

Title:	President

HILB ROGAL & HOBBS COMPANY

By:	/s/ F. Michael Crowley
Name: F. Michael Crowley

Title:	President and Chief Operating Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

PLAN OF MERGER
merging
HILB ROGAL & HOBBS COMPANY,
a Virginia corporation
with and into
HERMES ACQUISITION CORP.,
a Virginia corporation

1  The Merger.  Hilb Rogal & Hobbs Company, a Virginia corporation (the “Company”) shall, upon the effective time and date set forth in the Articles of Merger to be filed with the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia (such time being referred to herein as the “Effective Time”) pursuant to the terms of the Merger Agreement (as defined below), be merged (the “Merger”) with and into Hermes Acquisition Corp. (“Merger Sub”), a Virginia corporation and a direct wholly owned subsidiary of Willis Group Holdings Limited, a Bermuda exempted company (“Parent”), and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall continue as the surviving corporation and as a direct, wholly-owned subsidiary of Parent and to be governed by the Virginia Stock Corporation Act, as amended (as such, the “Surviving Corporation”). The “Merger Agreement” means the Agreement and Plan of Merger dated as of June 7, 2008, by and among the Company, Parent and Merger Sub, a copy of which is attached hereto as Annex A.

2  Effects of the Merger.  The Merger shall have the effects set forth in this Plan of Merger (this “Plan”) and in Section 13.1-721 of the Virginal Stock Corporation Act (as amended, the “VCSA”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3  Articles of Incorporation.  The articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

4  By-laws.  The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

5  Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

6  Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

7  Effect on Capital Stock.

(a) At the Effective Time, subject to the provisions of this Plan, each share of common stock of the Company, having no par value (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent or the Company or any of their respective wholly-owned subsidiaries which for purposes of clarity shall not include any shares of Company Common Stock held in a trust established by the Company or any of its Subsidiaries), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”):

(i) each Stock Election Share shall be converted into the right to receive the number of Parent Common Shares equal to the Exchange Ratio (the “Per Share Stock Consideration”), subject to adjustment in accordance with this Section 7(a) and Section 7(c);

(ii) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration in cash, without interest, subject to adjustment in accordance with this Section 7(a) and Section 7(c); and

(iii) each No Election Share shall be converted into the right to receive the Per Share Stock Consideration and/or the Per Share Cash Consideration in cash, without interest, as provided in this Section 7(a) below, subject to adjustment in accordance with Section 7(c).

(iv) Notwithstanding the foregoing, if:

(1) the product of (A) the Cash Election Shares and (B) the Per Share Cash Consideration (such product being the “Elected Cash Consideration”) that would be paid upon conversion of the Cash Election Shares in the Merger exceeds the Available Cash Consideration, then:

(A) all Stock Election Shares and all No Election Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(B) all Cash Election Shares shall be converted into the right to receive (i) an amount of cash (without interest) equal to the product of (w) the Per Share Cash Consideration multiplied by (x) a fraction, the numerator of which shall be the Available Cash Consideration and the denominator of which shall be the Elected Cash Consideration (the fraction described in this clause (x) being referred to as the “Cash Fraction”) and (ii) a number of Parent Common Shares equal to the product of (y) the Exchange Ratio multiplied by (z) one (1) minus the Cash Fraction; or

(2) the Elected Cash Consideration is less than the Available Cash Consideration, then:

(A) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

(B) if the product of (i) the number of No Election Shares and (ii) the Per Share Cash Consideration (the “No Election Value”) equals or exceeds the difference between the Available Cash Amount and the Elected Cash Consideration (the “Cash Shortfall”), then:

(i) a number of No Election Shares equal to the Cash Shortfall divided by the Per Share Cash Consideration shall be converted into the Per Share Cash Consideration, with the remainder of the No Election Shares converted into the Per Share Stock Consideration; and

(ii) each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration, or, alternatively;

(C) if the No Election Value is less than the Cash Shortfall, then

(i) each No Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

(ii) each Stock Election Share shall be converted into the right to receive (i) an amount of cash (without interest) equal to (x) the difference between the Cash Shortfall and the No Election Value divided by (y) the number of Stock Election Shares and (ii) a number of Parent Common Shares equal to the product of (x) the Exchange Ratio and (y) one (1) minus the fraction determined by dividing the amount of cash determined pursuant to the preceding clause (i) by the Per Share Cash Consideration.

(3) the Elected Cash Consideration equals the Available Cash Consideration, then:

(A) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

(B) each Stock Election Share and No Election Share shall be converted into the right to receive the Per Share Stock Consideration.

(v) Notwithstanding the definition of Available Cash Consideration, Parent shall have the option, in its sole discretion, to increase the amount of the Available Cash Consideration to any amount up to and including the amount of the Elected Cash Consideration plus the product of (A) the No Election Shares and (B) the Per Share Cash Consideration; provided that Parent may not increase the Available Cash Consideration to an amount that, in the reasonable opinion of counsel to Parent and counsel to the Company, would cause such counsel to be unable to render the opinions described in Section 6.2(c) and Section 6.3(c) respectively of the Merger Agreement.

(vi) If the aggregate number of Parent Common Shares to be issued pursuant to this Section 2.1(a) would exceed 19.9% of the Parent Common Shares outstanding immediately prior to the Effective Time (the “Maximum Share Amount”), then appropriate adjustments shall be made to the Merger Consideration to be paid or issued pursuant thereto such that (1) the aggregate number of Parent Common Shares included in the Merger Consideration is reduced to the extent required such that the aggregate number of Parent Common Shares to be so issued does not exceed the Maximum Share Amount and (2) the aggregate amount of cash consideration included in the Merger Consideration is increased by an amount equal to the Average Parent Share Price multiplied by the number of Parent Common Shares so reduced (the “Additional Cash Consideration”), provided, however, that the Additional Cash Consideration shall not exceed the amount that would, in the reasonable opinion of counsel to Parent and counsel to the Company, cause such counsel to be unable to render the opinions described in Section 6.2(c) and Section 6.3(c), respectively

(b) From and after the Effective Time, the Company Common Stock converted into the Merger Consideration pursuant to this Plan shall no longer remain outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the consideration to which such holder may be entitled pursuant to this Section 7, (ii) any dividends and other distributions in accordance with Section 9(f) and (iii) any cash to be paid in lieu of any fractional Parent Common Share in accordance with Section 10.

(c) If at any time during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding common stock of Parent or the outstanding common stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange, merger, consolidation or readjustment of shares, or any stock dividend thereon with a record date during such period, or any similar transaction or event, the Exchange Ratio, the Per Share Stock Consideration, the Per Share Cash Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) At the Effective Time, (i) all shares of Company Common Stock that are owned by Parent or the Company (the “Cancelled Shares”) shall be automatically cancelled and shall cease to exist and no Securities of Parent, cash or other consideration shall be delivered in exchange therefore and (ii) all shares of Company Common Stock that are owned by any wholly-owned subsidiary of Parent or the Company shall be converted into the right to receive a number of Parent Common Shares equal to the Exchange Ratio.

8  Election Procedures.

(a) Not less than thirty (30) days prior to the anticipated Effective Time (the “Mailing Date”), an election form in such form as Parent shall specify (the “Election Form”) shall be mailed to each holder of record of shares of Company Common Stock as of five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the Beneficial Owner through appropriate and customary documentation and instructions), to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (the “Stock Election Shares”), (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (the “Cash Election Shares”) or (iii) that such holder makes no election with respect to such holder’s Company Common Stock (the “No Election Shares”). Any Company Common Stock with respect to which the Exchange Agent does not receive an effective, properly completed Election Form during the period from the Mailing Date to the Election Deadline (the “Election Period”) shall be deemed to be No Election Shares. Parent shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Effective Time. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or Beneficial Owners) of Company Common Stock during the Election Period, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any election made pursuant to this Section 8 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the shares of Company Common Stock represented by such Election Form shall become No Election Shares, except to the extent (if any) a subsequent election is properly made during the Election Period with respect to any or all of such shares of Company Common Stock. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent or the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

9  Exchange of Certificates.

(a) Prior to the Mailing Date, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than five (5) Business Days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand if so elected by such holder of record), whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 7 and Section 8, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such form as the Company and Parent may reasonably agree, including instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration.

(b) At or prior to the Effective Time, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of the Company Common Stock, Parent Common Shares (which shall be in non-certificated book-entry form) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 7, Section 8 and Section 10, payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Plan. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 9(f). All cash and book-entry shares representing Parent Common Shares deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 7, Section 8 and Section 10 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable to holders of shares of Company Common Stock entitled to receive such consideration or cash in lieu of fractional interests and Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of shares of Company Common Stock entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent.

(c) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of Parent Common Shares (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of Parent Common Shares, if any, that such holder has the right to receive and/or (ii) a check in the amount, if any, that such holder has the right to receive, including cash payable in lieu of fractional shares pursuant to Section 10 and dividends and other distributions payable pursuant to Section 9(f) (less any required Tax withholding), pursuant to Section 7, Section 8 and this Plan. The Merger Consideration shall be paid as promptly as practicable (by mail or, to the extent commercially practicable, made available for collection by hand if so elected by the surrendering holder of a Certificate) after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(d) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in this Plan.

(f) No dividends or other distributions with respect to Parent Common Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 9. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Common Shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Common Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Common Shares, all Parent Common Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

10  No Fractional Shares.  No certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof), no dividends or other distributions of Parent shall relate to such fractional share interests, including any fractional share interests resulting pursuant to Section 7(a), and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate (upon surrender thereof as provided in this Plan) an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by Certificates) would otherwise be entitled by (y) the Average Parent Share Price.

11  Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of the Company Common Stock represented by such Certificates as contemplated by this Plan.

12  Termination of Fund.  Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his or her shares of Company Common Stock for the Merger Consideration in accordance with this Plan prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of Company Common Stock. Notwithstanding the foregoing, neither Parent, Merger Sub nor the Company shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

13  No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Parent Common Shares (or dividends or other distributions with respect thereto) or cash in lieu of any fractional Parent Common Shares or cash from the Exchange Fund, in each case delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.

14  Withholding Taxes.  Each of Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant hereto, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made.

15  Company Equity Awards.

(a) Company Stock Options.  Effective as of the Effective Time, all options to purchase shares of Company Common Stock granted under the Company Stock Plans that are outstanding immediately prior to the Effective Time (“Company Stock Options”) shall, if unvested, vest in full and become exercisable, and shall be converted into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option (taking into account accelerated vesting), the number of Parent Common Shares (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to each such Company Stock Option by the Exchange Ratio, at a price per share of Parent Common Shares equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to each such Company Stock Option divided by (B) the aggregate number of Parent Common Shares deemed purchasable pursuant to each such Company Stock Option (each, as so adjusted, an “Adjusted Option”), provided that such exercise price shall be rounded up to the nearest whole cent and the adjustments provided herein with respect to any Company Stock Options that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(b) Company Restricted Shares.  As of immediately prior to the Effective Time, each restricted share of Company Common Stock granted to any employee or director of the Company or any of its Subsidiaries under a Company Stock Plan that is outstanding as of such time (collectively, the “Company Restricted Shares”) shall vest in full and the restrictions thereon shall lapse (with any performance goals to be deemed achieved at the maximum level), and, as of the Effective Time, each share of Company Common Stock that was formerly a Company Restricted Share shall be entitled to receive the Merger Consideration determined in accordance with Section 7 based on the holder’s election in accordance with Section 8; provided, however, that, upon the lapsing of restrictions with respect to each such Company Restricted Share, the Company shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local tax law with respect to the lapsing of such restrictions.

(c) Company Deferred Units.  At the Effective Time, each right under the Company Plans (other than the Company 401(k) Plan) of any kind, contingent or accrued, to acquire or receive Company Common Stock or benefits measured by the value of Company Common Stock (other than Company Stock Options and Company Restricted Shares), including, the deferred Company share units held in the accounts under the Company’s Executive Voluntary Deferral Plan and the Company’s Outside Directors Deferral Plan (the “Deferred Compensation Plans”) (such rights collectively referred to herein as the “Company Deferred Units”) shall, at the election of the holder of such right, be converted into an obligation to pay or provide, at the time specified in the applicable plan, agreement or arrangement, either (x) shares determined based on a notional investment account denominated in a number of Parent Common Shares equal to (i) the number of shares of Company Common Stock subject to such Company Deferred Unit immediately prior to the Effective Time, times (ii) the Exchange Ratio (“Adjusted Deferred Units”) or (y) an amount of cash equal to (i) the number of shares of Company Common Stock subject to such Company Deferred Unit immediately prior to the Effective Time times (ii) the Per Share Cash Consideration. In either case, such obligation shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Company Deferred Units (or, if earlier, on the death of the holder thereof) and, prior to the time of distribution, such amounts shall be permitted to be deemed invested in the investment options available under the applicable Company Plan as in effect as of the date hereof, as elected by each holder. Any holder who does not submit an election will be deemed to have elected to convert the applicable Company Deferred Units into Adjusted Deferred Units.

(d) No later than the Closing Date, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans and the Company Plans under which the Company Deferred Units are provided, with the result that all obligations of the Company under the Company Stock Plans and the Company Plans under which the Company Deferred Units are provided, including with respect to Company Stock Options outstanding at the Effective Time (adjusted pursuant to Section 15(a)) and Company Deferred Units (adjusted pursuant to Section 15(c)), shall be obligations of Parent following the Effective Time.

(e) As soon as practicable after the Effective Time, Parent shall prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 (or another appropriate form) registering a number of Parent Common Shares equal to the number of Parent Common Shares subject to the Adjusted Options and, if applicable, the Adjusted Deferred Units. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options or any unsettled awards granted under the Company Stock Plans or the Company Plans under which the Company Deferred Units are provided remain outstanding after the Effective Time.

(f) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Adjusted Options and, if applicable, the Adjusted Deferred Units, appropriate notices setting forth such holders’ rights pursuant to the Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and, if applicable, the Company Plans under which the Company Deferred Units are provided, after giving effect to the Merger and the adjustments required by this Section 15.

(g) Except as otherwise contemplated by this Section 15 and except to the extent required under the respective terms of the Company Stock Options, all restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Company Stock Options after giving effect to the Merger and the assumption by Parent as set forth above.

16  Effectiveness; Termination; Merger Agreement.  This Plan (a) shall have no effect prior to the Effective Time and (b) is subject to and not in limitation of the terms and conditions set forth in the Merger Agreement. This Plan shall terminate upon the termination of the Merger Agreement in accordance with the terms thereof.

17  Amendment.  At any time prior to the Effective Time, this Plan may be amended by written agreement of the Company, Parent and Merger Sub, by action taken by their respective Boards of Directors, provided, however, that following approval of this Plan by the shareholders of the Company, it may not be amended to change (i) the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property to be received under the plan by the shareholders of or owners of eligible interests in any party to the Merger; (ii) the articles of incorporation of any domestic or foreign corporation or nonstock corporation, or the organic document of any unincorporated entity, that will survive or be created as a result of the merger, except for changes permitted by Section 13.1-706 of the VSCA or (iii) any of the other terms or conditions of this Plan if the change would adversely affect such shareholders in any material respect.

18  Definitions.

(a) As used in this Plan, the following terms shall have the meanings ascribed thereto below:

“Available Cash Consideration” means an amount equal to the product of (a) the number of issued and outstanding shares of Company Common Stock at the Effective Time and (b) $23.00, subject to increase in Parent’s sole discretion pursuant to and in accordance with Section 7(a)(v).

“Average Parent Share Price” means the average closing sales price, rounded to four decimal points, of Parent Common Shares on the NYSE (as reported in the Wall Street Journal, New York City edition) for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the Effective Time.“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Closing Date” has the meaning ascribed to such term in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 401(k) Plan” means the Company’s 401(k) plan.

“Company Plans” has the meaning ascribed to such term in the Merger Agreement.

“Company Stock Plans” means, collectively, the Hilb Rogal and Hamilton Company 2000 Stock Incentive Plan, Hilb Rogal & Hobbs Company 2007 Stock Incentive Plan and Hilb Rogal & Hobbs Company Non-Employee Directors Stock Incentive Plan.

“Election Deadline” means 5:00 p.m., New York time, on the second (2nd) Business Day prior to the Effective Time.

“Exchange Ratio” means:

(i) if the Average Parent Share Price is an amount greater than or equal to $31.46 and less than or equal to $40.04, the quotient obtained by dividing (x) $46.00 by (y) the Average Parent Share Price and rounding to the nearest 1/10,000;

(ii) if the Average Parent Share Price is an amount less than $31.46, an amount equal to the sum of (x) a fraction, the numerator of which is $23.00 and the denominator of which is the Average Parent Share Price plus (y) 0.7311; and

(iii) if the Average Parent Share Price is an amount greater than $40.04, an amount equal to the sum of (x) a fraction, the numerator or which is $23.00 and the denominator of which is the Average Parent Share Price plus (y) 0.5745.

“Laws” means, collectively, all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.

“Parent Common Shares” the common shares of Parent, par value $0.000115 per share.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Taxes” means (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any transferee or successor liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

(b) Capitalized terms used but not defined herein have the meanings ascribed thereto in the Merger Agreement.

Annex B

June 6, 2008

Board of Directors
Hilb Rogal & Hobbs Company
4951 Lake Brook Drive, Suite 500
Glen Allen, VA 23060

Ladies and Gentlemen:

Hilb Rogal & Hobbs Company (“HRH”), Willis Group Holdings, Ltd. (“Parent”) and Hermes Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of June 6, 2008 (collectively, the “Agreement”), pursuant to which HRH will be merged with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger”). Under the terms of the Agreement each share of common stock of HRH, having no par value (the “HRH Common Stock”), issued and outstanding immediately prior to the Effective Time, other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, and subject to the allocation and proration procedures described in the Agreement (i) that number of Parent Common Shares equal to the Exchange Ratio (the “Per Share Stock Consideration”) or (ii) an amount in cash equal to the Exchange Ratio multiplied by the Average Parent Share Price, without interest (the “Per Share Cash Consideration” and together with the Per Share Stock Consideration, the “Merger Consideration”). The Exchange Ratio is equal to the quotient obtained by dividing (i) $46.00 by (ii) the Average Parent Share Price; provided that if the Average Parent Share Price is less than $31.46, the Exchange Ratio shall be the sum of (x) a fraction, the numerator of which is $23.00 and the denominator of which is the Average Parent Share Price plus (y) 0.7311, and if the Average Parent Share Price is greater than $40.04, the Exchange Ratio shall be the sum of (x) a fraction, the numerator of which is $23.00 and the denominator of which is the Average Parent Share Price plus (y) 0.5745. Cash will be paid in lieu of fractional shares. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of HRH Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of HRH that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) consensus earnings estimates for HRH for the years ending December 31, 2008, 2009 and 2010 as reviewed with senior management of HRH; (v) internal financial projections for HRH for the years ending December 31, 2008 through 2011 as furnished by and reviewed with senior management of HRH; (vi) consensus earnings estimates for Parent for the years ending December 31, 2008 and 2009 and a consensus estimated long-term earnings growth rate for the years ending December 31,

2010 through 2012 as discussed with senior management of Parent; (vii) the estimated pro forma financial impact of the Merger on Parent, based on assumptions relating to transaction expenses, certain purchase accounting adjustments, cost savings, other synergies and the terms of the expected debt financings to be engaged in by Parent in connection with the Merger, all as provided by the senior management of Parent; (viii) the publicly reported historical price and trading activity for HRH’s and Parent’s common stock, including a comparison of certain financial and stock market information for HRH and Parent with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) to the extent publicly available, the financial terms of certain recent business combinations in the insurance brokerage industry; (x) the current market environment generally and the insurance brokerage industry environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of HRH the business, financial condition, results of operations and prospects of HRH and held similar discussions with certain members of the senior management of Parent regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by HRH or Parent or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have confirmed with the senior management of each of HRH and Parent that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HRH or Parent or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.

With respect to the internal financial projections for HRH provided by senior management of HRH and the publicly available earnings estimates for Parent used by Sandler O’Neill in its analyses, the senior managements of HRH and Parent confirmed to us that those projections and estimates reflected the best currently available estimates and judgments of the future financial performances of HRH and Parent, respectively. With respect to the estimates of transaction costs, certain purchase accounting adjustments, cost savings, other synergies and the terms of the expected debt financings to be engaged in by Parent in connection with the Merger used by Sandler O’Neill in its analyses, the senior management of Parent confirmed to us that those estimates reflected their best currently available estimates. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no change in the assets, financial condition, results of operations, business or prospects of HRH or Parent since the date of the most recent financial statements made available to us that would be material to our analysis. We have assumed in all respects material to our analysis that HRH and Parent will remain as going concerns for all periods relevant to our analyses, that each party to the Agreement will perform all of the material covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Parent’s common stock will be when issued to HRH’s shareholders pursuant to the Agreement or the prices at which HRH’s or Parent’s common stock may trade at any time.

We have acted as HRH’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. HRH has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to HRH and Parent and their affiliates. We may also actively trade the equity securities of HRH and Parent and/or their respective affiliates and the debt securities of HRH and Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of HRH in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of HRH as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of HRH Common Stock and does not address the underlying business decision of HRH to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for HRH or the effect of any other transaction in which HRH might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by the HRH’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of HRH.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair to the holders of HRH Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill + Partners, L.P.

Sandler O’Neill + Partners, L.P.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

To the fullest extent permitted by Bermuda law, Willis’s bye-laws require it to indemnify any director, alternate director, officer, “resident representative” (as defined in the Companies Act) or member of a committee established by its board of directors against all liabilities, loss, damage or expense incurred in his or her capacity as such. Under its bye-laws, Willis may also pay expenses incurred in defending civil or criminal action in advance of the final disposition of such action, provided that the indemnified person undertakes to repay such amount if it is ultimately determined that such person was not entitled to be indemnified.

Item 21.	Exhibits and Financial Statement Schedules

The following exhibits are filed herewith unless otherwise indicated:

Exhibit
Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of June 7, 2008, by and among Willis, Hermes Acquisition Corp. and HRH (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement)
3.1	Amended Memorandum of Association of Willis, dated April 23, 2008 (incorporated by reference to Exhibit No. 3.1 to Willis’s Quarterly Report on Form 10-Q, as filed on May 9, 2008)
3.2	Form of Bye-Laws of Willis (incorporated by reference to Exhibit No. 3.2 to Willis’s Quarterly Report on Form 10-Q, as filed on May 9, 2008)
4.1	Memorandum of Increase in the Share Capital of Willis (incorporated by reference to Exhibit No. 3.3 to Registration Statement No. 333-60982)
4.2	Form of Specimen Certificate for Willis Common Stock (incorporated by reference to Exhibit No. 4.1 to Registration Statement No. 333-60982)
5.1	Form of opinion of Adam G. Ciongoli regarding legality of securities being registered (to be filed by amendment)
8.1	Opinion of Weil, Gotshal & Manges LLP relating to tax matters (to be filed by amendment)
8.2	Opinion of Wachtell, Lipton, Rosen & Katz relating to tax matters (to be filed by amendment)
21.1	List of subsidiaries of Willis (incorporated by reference to Exhibit 21.1 to Willis’s Annual Report on Form 10-K, as filed on February 27, 2008)
23.1	Consent of Deloitte & Touche LLP*
23.2	Consent of Ernst & Young LLP*
23.3	Consent of Adam G. Ciongoli (included in Exhibit 5.1)
23.4	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1)
23.5	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2)
23.6	Consent of Sandler O’Neill + Partners, L.P.*
24.1	Power of Attorney (included on signature pages)
99.1	Form of HRH Proxy Card (to be filed by amendment)
99.2	Form of Election (to be filed by amendment)

* filed herewith

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, United States of America on July 25, 2008.

WILLIS GROUP HOLDINGS LIMITED

By:	/s/ Adam G. Ciongoli

Name:	Adam. G. Ciongoli
Title:	General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Adam G. Ciongoli, Patrick C. Regan, Michael P. Chitty and Shaun K. Bryant and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her in his or her name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agents, and each of them full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Joseph J. Plumeri Joseph J. Plumeri	Chairman and Chief Executive Officer (Principal Executive Officer)	July 25, 2008

/s/ Patrick C. Regan Patrick C. Regan	Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	July 25, 2008

/s/ William W. Bradley William W. Bradley	Director	July 25, 2008

/s/ Joseph A. Califano Joseph A. Califano	Director	July 25, 2008

/s/ Anna C. Catalano Anna C. Catalano	Director	July 25, 2008

Signature	Title	Date

/s/ Eric G. Friberg Eric G. Friberg	Director	July 25, 2008

/s/ Sir Roy Gardner Sir Roy Gardner	Director	July 25, 2008

/s/ Sir Jeremy Hanley Sir Jeremy Hanley	Director	July 25, 2008

/s/ Robyn S. Kravit Robyn S. Kravit	Director	July 25, 2008

/s/ Jeffrey B. Lane Jeffrey B. Lane	Director	July 25, 2008

/s/ Wendy E. Lane Wendy E. Lane	Director	July 25, 2008

/s/ James F. McCann James F. McCann	Director	July 25, 2008

/s/ Douglas B. Roberts Douglas B. Roberts	Director	July 25, 2008

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of June 7, 2008, by and among Willis, Hermes Acquisition Corp. and HRH (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement)
3.1	Amended Memorandum of Association of Willis, dated April 23, 2008 (incorporated by reference to Exhibit No. 3.1 to Willis’s Quarterly Report on Form 10-Q, as filed on May 9, 2008)
3.2	Form of Bye-Laws of Willis (incorporated by reference to Exhibit No. 3.2 to Willis’s Quarterly Report on Form 10-Q, as filed on May 9, 2008)
4.1	Memorandum of Increase in the Share Capital of Willis (incorporated by reference to Exhibit No. 3.3 to Registration Statement No. 333-60982)
4.2	Form of Specimen Certificate for Willis Common Stock (incorporated by reference to Exhibit No. 4.1 to Registration Statement No. 333-60982)
5.1	Form of opinion of Adam G. Ciongoli regarding legality of securities being registered (to be filed by amendment)
8.1	Opinion of Weil, Gotshal & Manges LLP relating to tax matters (to be filed by amendment)
8.2	Opinion of Wachtell, Lipton, Rosen & Katz relating to tax matters (to be filed by amendment)
21.1	List of subsidiaries of Willis (incorporated by reference to Exhibit 21.1 to Willis’s Annual Report on Form 10-K, as filed on February 27, 2008)
23.1	Consent of Deloitte & Touche LLP*
23.2	Consent of Ernst & Young LLP*
23.3	Consent of Adam G. Ciongoli (included in Exhibit 5.1)
23.4	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1)
23.5	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2)
23.6	Consent of Sandler O’Neill + Partners, L.P.*
24.1	Power of Attorney (included on signature pages)
99.1	Form of HRH Proxy Card (to be filed by amendment)
99.2	Form of Election (to be filed by amendment)

*	filed herewith